As filed with the Securities and Exchange Commission on October 8, 2003

Registration No. 333-108081

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment

No. 1 to

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Yellow Corporation

(Exact name of registrant as specified in its charter)

Delaware	4213	48-0948788
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel J. Churay

Yellow Corporation

Senior Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles L. Strauss Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, Texas 77010 (713) 651-5151	Patrick J. Leddy Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939

Approximate date of commencement of proposed sale to the public:    Upon consummation of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 8, 2003

JOINT PROXY STATEMENT/PROSPECTUS

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Yellow Corporation and Roadway Corporation have agreed on a merger transaction involving our two companies. Before we can complete the merger, we must obtain the approval of our companies’ stockholders. We are sending you this joint proxy statement/prospectus to ask Yellow stockholders to approve the issuance of Yellow shares pursuant to and in accordance with the merger agreement and to ask Roadway stockholders to vote in favor of the merger transaction and related matters.

In the merger, Roadway stockholders will be entitled to receive 1.924 shares of Yellow common stock for each share of Roadway common stock that they own at the effective time of the merger, subject to the collar and other adjustments described in this joint proxy statement/prospectus, or, at their election, $48.00 in cash in lieu of shares of Yellow common stock for each share of Roadway common stock they own. The consideration to be received by each Roadway stockholder is subject to proration and allocation provisions, which are designed to operate so that approximately one-half of the total consideration is paid in cash and approximately one-half of the total consideration is paid in Yellow common stock. Immediately following the merger (assuming Yellow’s average closing price is within the collar), approximately 40% of the outstanding shares of Yellow common stock will be held by former holders of Roadway common stock. Each outstanding share of Yellow common stock will remain outstanding as a share of Yellow common stock after the merger. Shares of Yellow common stock, including shares issued to Roadway stockholders as a result of the merger, will continue to be quoted on the Nasdaq National Market under the trading symbol “YELL”. Shares of Roadway common stock, which are quoted on the Nasdaq National Market under the trading symbol “ROAD”, will be delisted if the merger is consummated.

Each company will hold a special meeting of its stockholders to consider and vote on the proposals described in this joint proxy statement/prospectus. At Yellow’s special meeting, Yellow will also ask its stockholders to consider and vote on an amendment to Yellow’s certificate of incorporation to change Yellow’s name to “Yellow Roadway Corporation”. Completion of the merger requires Yellow stockholder approval of the stock issuance and Roadway stockholder adoption of the merger proposal. Approval of the name change is not a condition to the merger. On the date of either the Yellow special meeting or the Roadway special meeting when you are asked to vote on these matters you may not know the exchange ratio or the exact number of shares of Yellow common stock that will be issued to Roadway stockholders.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your special meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR each of the proposals presented. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in “street name”, your shares will not be voted at your special meeting. In some cases, you may be able to instruct your bank or brokerage firm how to exercise your proxy by telephone or the internet. See “Voting by Proxy” beginning on page 39.

This joint proxy statement/prospectus is being furnished to Yellow stockholders in connection with the solicitation of proxies by Yellow’s board of directors for use at its special meeting of stockholders and to Roadway stockholders in connection with the solicitation of proxies by Roadway’s board of directors for use at its special meeting of stockholders. The respective dates, times, and places of the special meetings are as follows:

FOR YELLOW STOCKHOLDERS:	FOR ROADWAY STOCKHOLDERS:

, 2003	, 2003

:00 a.m., C.S.T.	:00 a.m., E.S.T.

10990 Roe Avenue

Overland Park, Kansas 66211

This document is a prospectus relating to the issuance of shares of Yellow common stock in connection with the merger and a proxy statement for both Yellow and Roadway to use in soliciting proxies for our special meetings. This joint proxy statement/prospectus contains answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by a more detailed discussion of the merger and related matters. You should also consider the matters discussed under “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus. We urge you to review carefully this entire document.

William D. Zollars	Michael W. Wickham
Chairman of the Board of Directors,	Chairman of the Board of
President and Chief Executive Officer	Directors of Roadway Corporation
of Yellow Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This joint proxy statement/prospectus is dated                     , 2003, and is first being mailed to Yellow and Roadway stockholders on or about                     , 2003.

REFERENCES TO ADDITIONAL INFORMATION

As used in this joint proxy statement/prospectus, “Yellow” refers to Yellow Corporation and its consolidated subsidiaries and “Roadway” refers to Roadway Corporation and its consolidated subsidiaries, in each case, except where the context otherwise requires or as otherwise indicated. This joint proxy statement/prospectus incorporates important business and financial information about Yellow and Roadway from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 117 of this joint proxy statement/prospectus.

Yellow will provide you with copies of this information relating to Yellow, without charge, if you request it in writing or by telephone from:

YELLOW CORPORATION

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

In order for you to receive timely delivery of the documents in advance of the Yellow special meeting, Yellow should receive your request no later than                          , 2003.

Roadway will provide you with copies of this information relating to Roadway, without charge, if you request it in writing or by telephone from:

ROADWAY CORPORATION

1077 Gorge Boulevard

Akron, Ohio 44310

(330) 384-1717

In order for you to receive timely delivery of the documents in advance of the Roadway special meeting, Roadway should receive your request no later than                          , 2003.

Yellow has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Yellow, and Roadway has supplied all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Roadway. Yellow and Roadway have both contributed to information relating to the merger.

Yellow Corporation

10990 Roe Avenue

Overland Park, Kansas 66211

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD             , 2003

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Yellow Corporation, a Delaware corporation (“Yellow”), will be held at             :00 a.m., C.S.T., on             day,             , 2003, at Yellow’s corporate headquarters at 10990 Roe Avenue, Overland Park, Kansas 66211. As described in this joint proxy statement/prospectus, the special meeting will be held for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of shares of Yellow common stock pursuant to and in accordance with the Agreement and Plan of Merger, dated as of July 8, 2003, by and among Yellow, Yankee LLC, a wholly owned subsidiary of Yellow (“Sub”), and Roadway Corporation (“Roadway”). As further described in this joint proxy statement/prospectus, the merger agreement provides for the merger of Roadway with and into Sub pursuant to which each outstanding share of Roadway common stock (other than shares owned directly or indirectly by Roadway or Yellow and those shares held by dissenting stockholders) will be converted into the right to receive a number of shares of Yellow common stock determined as follows (and subject to adjustment as described below):

•	If the average closing price of Yellow common stock is between $21.21 and $28.69, which we refer to as the “collar”, then 1.924 shares of Yellow common stock.

•	If the average closing price of Yellow common stock is greater than $28.69, then a number of shares of Yellow common stock equal to $55.20 divided by the average closing price of Yellow common stock.

•	If the average closing price of Yellow common stock is less than $21.21, then a number of shares of Yellow common stock equal to $40.81 divided by the average closing price of Yellow common stock.

•	If the average closing price of Yellow common stock is less than $16.63, Yellow may elect not to consummate the merger.

For purposes of determining the exchange ratio above, the average closing price of Yellow common stock is the average per share closing price of Yellow common stock for each of 20 consecutive trading days as of the date five trading days before the closing of the merger. You may not know the exchange ratio or the exact number of shares of Yellow common stock that will be issued to Roadway stockholders on the date of the Yellow special meeting when you are asked to vote on this matter.

At their election, each Roadway stockholder may elect to receive $48.00 in cash in lieu of shares of Yellow common stock for each share of Roadway common stock they own at the effective time of the merger. You will not know the exact number of shares of Yellow common stock to be issued in the merger for each share of Roadway common stock until after the fifth trading day before the closing of the merger. The consideration to be received by each Roadway stockholder, however, is subject to proration and allocation provisions, which are designed to operate so that approximately one-half of the total consideration is paid in cash and approximately one-half of the total consideration is paid in Yellow common stock. Assuming that Yellow’s average closing price is within the collar, we anticipate an aggregate of approximately 20 million shares of Yellow common stock would be issued pursuant to and in accordance with the merger agreement. Immediately following the merger, assuming that Yellow’s average closing price is within the collar, approximately 40% of the outstanding shares of Yellow common stock will be held by former holders of Roadway common stock.

2. To consider and vote upon a proposal to amend Yellow’s certificate of incorporation to change Yellow’s name to “Yellow Roadway Corporation” to take effect only if the merger is consummated.

3. To consider and vote upon a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposals.

4. To consider and take action upon any other business that may properly come before the special meeting, or any reconvened meeting following an adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF YELLOW HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF YELLOW AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE STOCK ISSUANCE AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE STOCK ISSUANCE.

The Board of Directors of Yellow has fixed the close of business on October 16, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Yellow special meeting or any reconvened meeting following an adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at such meeting. A complete list of such stockholders will be available for examination at the Yellow special meeting and at Yellow’s offices at 10990 Roe Avenue, Overland Park, Kansas 66211 during ordinary business hours, after             , 2003, for the examination by any such stockholder for any purpose germane to the special meeting.

IMPORTANT

It is important that your stock be represented at the special meeting regardless of the number of shares you hold. Please promptly mark, date, sign and return the enclosed proxy in the accompanying envelope, whether or not you intend to be present at the special meeting. In some cases, you may be able to instruct your bank or brokerage firm how to exercise your proxy by telephone or the internet. See “Voting by Proxy” beginning on page 39. The proxy is revocable at any time prior to its use at the special meeting.

By order of the Board of Directors,

Daniel J. Churay

Senior Vice President,

General Counsel and Secretary

            , 2003

Roadway Corporation

1077 Gorge Boulevard

Akron, Ohio 44310

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD             , 2003

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Roadway Corporation, a Delaware corporation (“Roadway”), will be held at             :00 a.m., E.S.T., on             day,             , 2003, at             . As described in this joint proxy statement/prospectus, the special meeting will be held for the following purposes:

1.    To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 8, 2003, by and among Yellow Corporation (“Yellow”), Yankee LLC, a wholly owned subsidiary of Yellow (“Sub”), and Roadway, and approve the merger and the other transactions contemplated by the merger agreement. As further described in this joint proxy statement/prospectus, the merger agreement provides for the merger of Roadway with and into Sub pursuant to which each outstanding share of Roadway common stock (other than shares owned directly or indirectly by Roadway or Yellow and those shares held by dissenting stockholders) will be converted into the right to receive a number of shares of Yellow common stock determined as follows (and subject to adjustment as described below):

•	If the average closing price of Yellow common stock is between $21.21 and $28.69, which we refer to as the “collar”, then 1.924 shares of Yellow common stock.

•	If the average closing price of Yellow common stock is greater than $28.69, then a number of shares of Yellow common stock equal to $55.20 divided by the average closing price of Yellow common stock.

•	If the average closing price of Yellow common stock is less than $21.21, then a number of shares of Yellow common stock equal to $40.81 divided by the average closing price of Yellow common stock.

•	If the average closing price of Yellow common stock is less than $16.63, Yellow may elect not to consummate the merger.

For purposes of determining the exchange ratio above, the average closing price of Yellow common stock is the average per share closing price of Yellow common stock for each of 20 consecutive trading days as of the date five trading days before the closing of the merger. You may not know the exchange ratio or the exact number of shares of Yellow common stock that you will receive for your Roadway shares on the date of the Roadway special meeting when you are asked to vote on this matter.

At their election, each Roadway stockholder may elect to receive $48.00 in cash in lieu of shares of Yellow common stock for each share of Roadway common stock they own at the effective time of the merger. You will not know the exact number of shares of Yellow common stock to be issued in the merger for each share of Roadway common stock until after the fifth trading day before the closing of the merger. The consideration to be received by each Roadway stockholder, however, is subject to proration and allocation provisions, which are designed to operate so that approximately one-half of the total consideration is paid in cash and approximately one-half of the total consideration is paid in Yellow common stock. Assuming that Yellow’s average closing price is within the collar, we anticipate an aggregate of approximately 20 million shares of Yellow common stock would be issued pursuant to and in accordance with the merger agreement. Immediately following the merger, assuming that Yellow’s average closing price is within the collar, approximately 40% of the outstanding shares of Yellow common stock will be held by former holders of Roadway common stock.

2.    To consider and vote upon a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

3.    To consider and take action upon any other business that may properly come before the special meeting, or any reconvened meeting following an adjournment or postponement thereof.

THE BOARD OF DIRECTORS OF ROADWAY HAS CAREFULLY CONSIDERED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF ROADWAY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

The Board of Directors of Roadway has fixed the close of business on October 16, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Roadway special meeting or any reconvened meeting following an adjournment or postponement thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting. A complete list of such stockholders will be available for examination at the Roadway special meeting and at Roadway’s offices at 1077 Gorge Boulevard Akron, Ohio 44310, during ordinary business hours, after             , 2003, for the examination by any such stockholder for any purpose germane to the special meeting.

IMPORTANT

It is important that your stock be represented at the special meeting regardless of the number of shares you hold. Please promptly mark, date, sign and return the enclosed proxy in the accompanying envelope, whether or not you intend to be present at the special meeting. In some cases, you may be able to instruct your bank or brokerage firm how to exercise your proxy by telephone or the internet. See “Voting by Proxy” beginning on page 39. The proxy is revocable at any time prior to its use at the special meeting.

You should not return certificates for Roadway common stock with the enclosed proxy. You should forward your stock certificates with your cash election and transmittal form or, following the merger, after you have received written instructions from the exchange agent.

By order of the Board of Directors,

John J. Gasparovic

Executive Vice President,

General Counsel and Secretary

            , 2003

i

ii

ANNEXES

Annex A	Agreement and Plan of Merger, dated as of July 8, 2003, by and among Yellow Corporation, Yankee LLC and Roadway Corporation

Annex B	Opinion of Deutsche Bank Securities Inc., dated July 8, 2003

Annex C	Opinion of Credit Suisse First Boston LLC, dated July 8, 2003

Annex D	Appraisal and Dissenters’ Rights under the Delaware General Corporation Law

Annex E	Proposed Amendment to Yellow’s Certificate of Incorporation for name change

No person is authorized to give any information or to make any representation with respect to the matters described in this joint proxy statement/prospectus other than those contained herein or in the documents incorporated by reference herein and, if given or made, such information or representation must not be relied upon as having been authorized by Yellow or Roadway. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this joint proxy statement/prospectus or a solicitation of a proxy in any jurisdiction where, or to any person whom, it is unlawful to make such an offer or solicitation. Neither the delivery hereof nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Yellow or Roadway since the date hereof or that the information contained or incorporated by reference in this joint proxy statement/prospectus is correct as of any time subsequent to the date hereof.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers briefly address some commonly asked questions about the special meetings and the merger. They may not include all the information that is important to you. We urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents we refer to in this joint proxy statement/prospectus.

Frequently Used Terms

We have generally avoided the use of technical defined terms in this joint proxy statement/prospectus but a few frequently used terms may be helpful for you to have in mind at the outset. We refer to:

•	Yellow Corporation, a Delaware corporation, as “Yellow”;

•	Roadway Corporation, a Delaware corporation, as “Roadway”;

•	Yankee LLC, a newly formed Delaware limited liability company and a wholly owned subsidiary of Yellow, as “Sub”;

•	the merger of Roadway into Sub and the conversion of shares of Roadway common stock into the right to receive cash and shares of Yellow common stock as the “merger”;

•	the agreement and plan of merger among Yellow, Sub and Roadway as the “merger agreement”;

•	the special meeting of holders of common stock of Yellow described on page 36 as the “Yellow special meeting”;

•	the special meeting of holders of common stock of Roadway described on page 36 as the “Roadway special meeting”;

•	the common stock, par value $1.00 per share, of Yellow as “shares of Yellow common stock”, “Yellow shares” or “Yellow common stock”;

•	the common stock, par value $0.01 per share, of Roadway as “shares of Roadway common stock”, “Roadway shares” or “Roadway common stock”;

•	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the “HSR Act” or the “Hart-Scott-Rodino Act”; and

•	the General Corporation Law of the State of Delaware as the “DGCL”.

The Merger

Q1:	What will the new company be called?

A1:	“Yellow Roadway Corporation” if, at the Yellow special meeting, Yellow stockholders approve the proposal to amend Yellow’s certificate of incorporation to change Yellow’s name, and if not, “Yellow Corporation”.

Q2:	Why are Yellow and Roadway proposing the merger?

A2:	Our companies are proposing the merger for several reasons, including the following:

•	the merger will provide the combined company with the increased scale, strong financial base and market reach that are necessary to increase stockholder value and enhance customer service;

•	the merger has the potential to accelerate Yellow’s strategy of offering a broad range of services for business to business transportation decision makers;

•	Yellow and Roadway have complementary operations with limited overlap in customer base;

•	the merger provides the opportunity for both Yellow and Roadway to more effectively compete against the industry’s largest integrated service providers (UPS and Federal Express), numerous union and non-union less-than-truckload competitors and non-traditional competitors;

•	Yellow and Roadway expect significant combination benefits, including revenue synergies and cost savings; and

•	the near-term and long-term earnings per share and cash flow of the combined entity are favorable compared to the companies on a stand-alone basis.

In addition, Roadway is proposing the merger because of the consideration to be received by Roadway’s stockholders, which, as of July 8, 2003 when the proposed merger was publicly announced, represented a 49% premium over the average closing price for Roadway common stock during the 60 trading days immediately prior to the public announcement of the proposed merger.

Q3:	What will happen in the merger?

A3:	The proposed merger will combine the businesses of Yellow and Roadway. As a result of the merger, Roadway will cease to exist and Yellow will continue as a public company. Roadway stockholders will become Yellow stockholders and will own in the aggregate approximately 40% of the shares of Yellow common stock outstanding immediately after the merger assuming the average per share closing price of Yellow common stock for each of the 20 consecutive trading days as of the date five trading days before the closing of the merger is within the collar. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. You should read the merger agreement carefully in its entirety. The merger agreement is the legal document setting forth the parties’ rights with respect to the merger.

Q4:	What will I receive in the merger?

A4:	At the effective time of the merger, each outstanding share of Roadway common stock (other than any shares owned directly or indirectly by Roadway or Yellow and those shares held by dissenting stockholders) will be converted into the right to receive a number of shares of Yellow common stock determined as follows (and subject to adjustment as described below):

•	If the average closing price of Yellow common stock is between $21.21 and $28.69 (the “collar”), then 1.924 shares of Yellow common stock.

•	If the average closing price of Yellow common stock is greater than $28.69, then a number of shares of Yellow common stock equal to $55.20 divided by the average closing price of Yellow common stock.

•	If the average closing price of Yellow common stock is less than $21.21, then a number of shares of Yellow common stock equal to $40.81 divided by the average closing price of Yellow common stock.

•	If the average closing price of Yellow common stock is less than $16.63, Yellow may elect not to consummate the merger.

For purposes of determining the exchange ratio above, the average closing price of Yellow common stock is the average per share closing price of Yellow common stock for each of 20 consecutive trading days as of the date five trading days before the closing of the merger (the “20-trading-day average”). If October __, 2003 had been the closing date, the average closing price of Yellow’s common stock would have been $___ and a Roadway stockholder would have received _____ shares of Yellow common stock for each share of Roadway common stock.

You may elect to receive $48.00 in cash in lieu of shares of Yellow common stock for each share of Roadway common stock you own at the effective time of the merger. You may make a cash election for any whole number of shares of Roadway common stock you own, but fractional elections are not permitted. (See “How do I elect to receive cash instead of Yellow common stock?” below.) The merger consideration to be received by each Roadway stockholder, however, is subject to proration and allocation provisions, which are designed to operate so that approximately one-half of the total consideration is paid in cash and approximately one-half of the total consideration is paid in Yellow common stock.

Q5:	How do I elect to receive cash instead of Yellow common stock?

A5:	You may elect to receive cash instead of Yellow common stock for any whole number of your shares of Roadway common stock by signing, dating and completing the cash election and transmittal form and mailing it to the exchange agent with your corresponding stock certificates or a guarantee of delivery or faxing the cash election and transmittal form with a guarantee of delivery to the exchange agent for receipt by 5:00 p.m., New York, New York time, on the fourth trading day prior to the merger’s closing date; this deadline is known as the “cash election deadline”, and we will announce it at least five business days before the deadline. You have the right to make a cash election from the time you receive your cash election form until the cash election deadline. Yellow and Roadway each will issue a press release (that will be available on such company’s website; see “Where You Can Find More Information” on page 117) containing the specific date of the cash election deadline as soon as practicable after the closing date of the merger is determined, but in any event at least five business days prior to the cash election deadline. The exchange ratio will be determined as of the fifth trading day prior to the closing and Yellow and Roadway each will issue a press release (that will be available on such company’s website; see “Where You Can Find More Information” on page 117) as soon as practicable after the exchange ratio is determined. As a result, you will know the exact number of Yellow shares you will receive under the pricing formula, subject to the proration and allocation procedures of the merger agreement, for approximately one day. In any case, even if you had made a cash election prior to the date of the announcement of the exchange ratio, you will have the opportunity to change your election for approximately one day after the announcement of the exchange ratio. PLEASE DO NOT SEND YOUR CASH ELECTION AND TRANSMITTAL FORM WITH YOUR PROXY CARD. If your stock is held in street name, you will need to contact your broker and follow the procedures described by your broker to elect to receive cash for your shares.

Q6:	What are the allocation and proration provisions and how do they operate?

A6:	Notwithstanding the individual elections of the Roadway stockholders, no more than 50% of the Roadway shares may be converted into cash. If more than 50% of the Roadway shares elect to receive cash, those stockholders that elect to receive cash will receive proportionately less cash and more stock such that 50% of the shares outstanding will receive cash, and 50% will receive stock. If fewer than 50% of the shares elect to receive cash, the stockholders not electing to receive cash will receive proportionately less Yellow stock and more cash such that 50% of the Roadway shares outstanding will receive cash and 50% will receive stock. As a result of these elections and adjustments, the aggregate consideration will consist of approximately 50% cash and 50% Yellow common stock. Assuming all stockholders elect to receive 50% cash and 50% Yellow common stock, each stockholder will receive $24.00 per share in cash and 0.962 shares (which is one half of the exchange ratio used if the average closing price of Yellow common stock is between $21.21 and $28.69) of Yellow common stock for each Roadway share, subject to any adjustment in the exchange ratio as described above.

Because the aggregate cash component of the consideration is limited, you may not receive the exact consideration elected on your cash election and transmittal form. In addition to the adjustments described above, the merger agreement requires that at least 45% of the value of the aggregate consideration consists of shares of Yellow common stock. Various events and circumstances have a bearing on whether a reallocation among cash and Yellow common stock is necessary so that 45% of the value of the aggregate consideration consists of Yellow common stock, including, among others:

•	whether there is a significant drop from the 20-trading-day average of the price of Yellow common stock used to calculate the exchange ratio to the price of Yellow common stock on the closing date;

•	the amount of cash deemed to be paid for dissenting shares;

•	the amount of cash to be paid in lieu of fractional shares;

•	a redemption by Roadway of a large number of shares of its common stock (which would require the consent of Yellow under the merger agreement), or the acquisition by Yellow or any parties related to either Yellow or Roadway of a large number of shares of Roadway common stock for consideration other than Yellow common stock prior to or as part of the merger; and

•	repurchases by Yellow (or any parties related to Yellow) of the Yellow shares issued in the merger.

If, after considering the above factors and any other events and circumstances relevant to determining the cash component of the aggregate consideration, the value of Yellow common stock is less than 45% of the aggregate consideration, then the cash component will be reduced, and the number of shares of Yellow common stock to be issued with respect to the Roadway shares will be increased, as near as pro rata in value as practicable to the extent necessary so that the value of the Yellow common stock is equal to 45% of the consideration.

Q7:	Can I change my mind about receiving cash?

A7:	Yes. You have the right to change or revoke your cash election at any time, provided that the exchange agent receives notice of your revocation before 5:00 p.m., New York, New York time, on the fourth trading day prior to the merger’s closing date. You will be notified of the specific date of the cash election deadline in the manner specified in Question and Answer 5 above as soon as practicable after the closing date of the merger is determined. If a cash election and transmittal form is revoked, it will be treated as if no cash election had been made, and you will receive solely Yellow common stock, subject to proration.

Q8:	Do I have to return the cash election and transmittal form?

A8:	No, but if you do not, your Roadway shares will be exchanged solely for Yellow common stock in the merger, subject to proration.

Q9:	Am I entitled to dissenters’ appraisal rights?

A9:	Yes, if you are a Roadway stockholder. Under the General Corporation Law of the State of Delaware, any Roadway stockholder who does not wish to accept the merger consideration has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for such stockholder’s shares of Roadway common stock, provided that the stockholder complies with the provisions of Section 262 of the DGCL. To review your dissenters’ rights of appraisal under Delaware law, see pages 64 through 66 of this joint proxy statement/prospectus.

Q10:	Will the rights of a Roadway stockholder change as a result of the merger?

A10:	Yes. Through the date of the merger, Yellow stockholder rights will continue to be governed by Yellow’s certificate of incorporation and bylaws, and Roadway stockholder rights will continue to be governed by Roadway’s certificate of incorporation and bylaws. Upon completion of the merger, Roadway stockholders will become Yellow stockholders and their rights will then be governed by Yellow’s certificate of incorporation and bylaws. Please read carefully the summary of the material differences between the rights of Yellow stockholders and Roadway stockholders under “Comparison of Stockholders’ Rights” beginning on page 107 of this joint proxy statement/prospectus.

Q11:	What will happen to shares of Yellow common stock in the merger?

A11:	Each outstanding share of Yellow common stock will remain outstanding as a share of Yellow common stock.

Q12:	Are there risks associated with the merger that I should consider in deciding how to vote?

A12:	Yes. There are risks associated with all business combinations, including the merger of our two companies. In particular, you should be aware that, within the collar, the number of shares of Yellow common stock that Roadway stockholders will receive for each share of Roadway common stock they own is fixed and will not change as the market prices of Roadway common stock and Yellow common stock fluctuate in the period before the merger. Accordingly, the value of the Yellow common stock that Roadway stockholders will receive in return for their Roadway common stock may be less than or more than the value of the Yellow common stock as of the date of the merger agreement or the date of this joint proxy statement/prospectus. There are a number of other risks that are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the more detailed description of the risks associated with the merger discussed under “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus.

Q13:	When do you expect to complete the merger?

A13:	Yellow and Roadway expect to complete the merger in December 2003. However, we do not know how long after the special meetings the closing of the merger will take place because fulfilling some of the conditions to the merger is not entirely within our control. Yellow and Roadway hope to have the significant conditions, including expiration or termination of the waiting period under the HSR Act and necessary financings, satisfied so that the closing can occur two business days after the special meetings. However, there can be no assurance that such timing will occur or that the merger will be completed in December 2003 as expected.

Q14:	Will Roadway stockholders be able to trade the Yellow common stock that they receive in the merger?

A14:	The shares of Yellow common stock issued in connection with the merger will be freely tradable, unless you are an affiliate of Roadway, and will be quoted on the Nasdaq National Market under the symbol “YELL”. Generally, persons who are deemed to be affiliates (generally directors, officers and 10% or greater stockholders) of Roadway must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Yellow common stock they receive in the merger. You will be notified if you are an affiliate of Roadway.

Q15:	What are material federal income tax consequences of the merger?

A15:	The parties to the merger agreement intend that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Tax counsel to Yellow and tax counsel to Roadway have each delivered opinions to Yellow and Roadway, respectively, to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the closing of the merger that these opinions be updated effective as of the closing date of the merger. These opinions will be updated effective as of the closing date of the merger if, among other things, the Roadway stockholders receive in the merger, in the aggregate, Yellow shares with a value equal to at least 45% of the combined value of the total consideration paid for all Roadway shares, taking into account, among other things, the amount of cash paid or deemed paid to Roadway stockholders in connection with the merger (including cash received by Roadway stockholders who perfect their dissenters’ rights and cash received in lieu of fractional Yellow shares).

Assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Roadway stockholders who exchange all their Roadway shares for Yellow shares will recognize neither gain nor loss, while Roadway stockholders who exchange some or all of their Roadway shares for cash will generally recognize gain (but not loss) in an amount equal to the lesser of

•	the amount of cash received pursuant to the merger, and

•	the amount, if any, by which the sum of the fair market value of the Yellow shares as of the effective time of the merger and the amount of cash received pursuant to the merger exceeds the U.S. holder’s adjusted tax basis in the Roadway shares.

If the U.S. holder holds Roadway shares as a capital asset, gain recognized upon the exchange generally will be capital gain, and any recognized capital gain will be long-term capital gain if the U.S. holder has held the Roadway shares for more than one year. See “Material United States Federal Income Tax Consequences” beginning on page 67 of this joint proxy statement/prospectus.

The summary of material United States federal income tax consequences contained in this joint proxy statement/prospectus is not a substitute for an individual analysis of the tax consequences of the merger to you. You are urged to consult a tax advisor regarding the particular federal, state, local and foreign tax consequences of the merger in light of your own situation.

Tax matters are complicated, and the federal income tax consequences described above may not apply to some of Roadway’s stockholders. The tax consequences of the proposed transactions to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences to you as a result of the merger.

Q16:	Where can I find the voting results of the meetings?

A16:	The preliminary voting results of each special meeting will be announced at that special meeting. The final results will be published in a press release issued by Yellow upon consummation of the merger and in Yellow’s Annual Report on Form 10-K for the year ending December 31, 2003.

Special Meetings; Votes Required

Q17:	When are the special meetings?

A17:	Each company’s special meeting of stockholders will take place on , 2003. The time and location of each special meeting is specified on the cover page of this document.

Q18:	What will happen at the special meetings?

A18:

At the Roadway special meeting, Roadway stockholders will vote on a proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, and on a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal. At the Yellow special meeting, Yellow stockholders will vote on the issuance of Yellow common stock to Roadway stockholders pursuant to and in accordance with the merger agreement, will vote on a proposal to amend Yellow’s certificate of incorporation to change Yellow’s name to “Yellow Roadway Corporation”, and will vote on a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the stock issuance proposal. We cannot complete the merger unless, among other things, Roadway’s stockholders vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and Yellow’s stockholders vote to approve the stock issuance. Approval of the name change is not necessary to permit consummation of the merger.

Q19:	Who is entitled to vote at the special meetings?

A19:	Yellow stockholders of record as of the close of business on October 16, 2003 will be entitled to notice of and to vote at the Yellow special meeting or any reconvened meeting after any adjournments or postponements of the meeting. Roadway stockholders of record as of the close of business on October 16, 2003 will be entitled to notice of and to vote at the Roadway special meeting or any reconvened meeting after any adjournments or postponements of the meeting.

Q20:	What is a quorum?

A20:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for each of the special meetings is the holders of a majority of the outstanding shares of common stock that the company had as of the record date, present in person or represented by proxy and entitled to vote at the special meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Proxies that are marked “abstain” or for which votes have otherwise been withheld and proxies relating to “street name” shares that are returned to the relevant company but not voted will be treated as shares present for purposes of determining the presence of a quorum on all matters.

Q21:	How many shares can vote?

A21:	On the record date, Yellow had outstanding shares of common stock, which constitute Yellow’s only outstanding voting securities. Each Yellow stockholder is entitled to one vote on each proposal for each share of Yellow common stock held as of the record date. On the record date, Roadway had outstanding shares of common stock, which constitute Roadway’s only outstanding voting securities. Each Roadway stockholder is entitled to one vote on each proposal for each share of Roadway common stock held as of the record date.

Q22:	What vote is required?

A22:	The affirmative vote of the holders of a majority of the outstanding shares of Roadway common stock entitled to vote at the Roadway special meeting is required to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. The approval of the share issuance requires the affirmative vote of the holders of a majority of the total votes cast at the Yellow special meeting on this proposal in person or by proxy. The affirmative vote of the holders of a majority of the outstanding shares of Yellow common stock entitled to vote at the Yellow special meeting is required to approve the name change. For each company, approval of a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the other proposal(s) requires the vote of a majority of shares present in person or by proxy at the special meeting and actually voted at that special meeting.

If a quorum is not present at the Yellow special meeting, the officers of the company or the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting may adjourn or postpone the meeting. If a quorum is not present at the Roadway special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting may adjourn the meeting.

Even if the votes set forth above are obtained at the special meetings, we cannot assure you that the merger will be completed, because the completion of the merger is subject to the satisfaction or waiver of other conditions discussed in this joint proxy statement/prospectus.

Q23:	What do I need to do to vote?

A23:	Mail your completed and signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at your special meeting. To assure that we obtain your vote, please vote as instructed on your proxy card even if you currently plan to attend your special meeting in person. In some cases, you may be able to instruct your bank or brokerage firm how to exercise your proxy by telephone or the internet. See “Voting by Proxy” beginning on page 39.

The members of the Roadway board of directors unanimously recommend that Roadway stockholders vote to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

The members of the Yellow board of directors unanimously recommend that Yellow stockholders vote for the issuance of the Yellow shares pursuant to and in accordance with the merger agreement and the amendment to Yellow’s certificate of incorporation to effect the name change.

The enclosed proxy card contains instructions for voting by mail. Please follow these instructions carefully. The proxies identified on the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign, date and return your proxy without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals. If you do not return your proxy, your shares will not be voted at your special meeting.

Q24:	How do I vote my shares if my shares are held in “street name”?

A24:	You should vote this proxy in accordance with the instructions provided to you by your bank, broker or nominee. If your shares are held in a stock brokerage account, your broker will not vote your shares unless the broker receives appropriate instructions from you.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by the internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this joint proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the internet or telephone by following the voting instructions enclosed with the proxy from the bank or brokerage firm. Votes directed by the internet or telephone through such a program must be received by             :00 p.m., New York, New York time, on             , 2003. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or nominee in order to vote your shares held in street name at the special meeting. Requesting a proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by the internet or by telephone with respect to your shares. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded.

Q25:	May I change my vote even after returning a proxy?

A25:

Yes. If you are a Roadway stockholder and want to change your vote, you may do so at any time before the Roadway special meeting by sending to the Secretary of Roadway a properly executed and signed proxy with a later date. Alternatively, you may revoke your proxy by delivering to the Secretary of Roadway a written revocation prior to the Roadway special meeting or by voting in person at the Roadway special meeting. Similarly, if you are a Yellow stockholder and want to change your vote, you may do so at any time before the Yellow special meeting by sending to the Secretary of Yellow a properly executed and signed proxy with a later date. Alternatively, you may revoke your proxy by delivering to the Secretary of Yellow a written revocation prior to the Yellow special meeting or by voting in person at the Yellow special meeting. For telephone and internet voting only, you may revoke your proxy by requesting another proxy prior to the telephone and internet voting deadline. Roadway stockholders that require assistance in changing or revoking a proxy should contact Computershare Investor Services, Roadway’s transfer agent, at (800) 991-8947. Yellow stockholders that require assistance in changing or revoking a proxy should contact Mellon Investor Services LLC, Yellow’s transfer agent, at (888) 867-6197.

Q26:	How will the proxies vote on any other business brought up at the special meetings?

A26:	By submitting your proxy, you authorize the persons named on the proxy card to use their judgment to determine how to vote on any other matter properly brought before the special meeting. The proxies will vote your shares in accordance with your instructions. If you sign, date and return your proxy without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals. If you do not return your proxy, or if your shares are held in street name and you do not instruct your bank, broker or nominee on how to vote, your shares will not be voted at your special meeting.

The boards of directors of Yellow and Roadway do not intend to bring any other business before the meeting, and they are not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named on the proxy cards to vote as proxies in accordance with their best judgment.

Q27:	What is a broker non-vote?

A27:	A “broker non-vote” occurs when a bank, broker or other nominee submits a proxy that indicates that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on these proposals and does not have discretionary authority to vote in the absence of instructions.

Q28:	Will broker non-votes or abstentions affect the results?

A28:	If you are a Yellow stockholder, broker non-votes and abstentions will have no effect on the outcome of the proposal relating to the stock issuance or adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies, but will have the same effect as a vote against the proposal relating to the amendment to Yellow’s certificate of incorporation. If you are a Roadway stockholder, broker non-votes and abstentions will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies. If your shares are held in street name, we urge you to instruct your bank, broker or nominee on how to vote your shares for those proposals on which you are entitled to vote.

Q29:	What happens if I choose not to submit a proxy or to vote?

A29:

If a Roadway stockholder does not submit a proxy or vote at the Roadway special meeting, it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies. If a Yellow stockholder does not submit a proxy or vote at the Yellow special meeting, it will have no effect on the outcome of the proposals relating to the stock issuance and adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies but will have the same effect as a vote against the proposal relating to the amendment to Yellow’s certificate of incorporation.

General

Q30:	Should I send in my Roadway stock certificates now?

A30:	If you elect to receive cash in the merger, you should complete the cash election and transmittal form that will be sent to you and send in your Roadway stock certificates now. If you want to receive Yellow common stock, we would prefer that you complete the cash election and transmittal form and send in your stock certificates now. However, if you do not complete the cash election and transmittal form and you do not send your stock certificates now, you will be sent written instructions after the merger is completed for sending in your Roadway stock certificates.

Q31:	What does it mean if I get more than one proxy card?

A31:	Your shares are probably registered in more than one account. You should vote each proxy card you receive.

Q32:	If I have more questions about the merger or the two companies, where can I find answers?

A32:	In addition to reading this document, its annexes, and the documents we have incorporated in this document by reference, you can find more information about the merger or about the two companies in our companies’ filings with the Securities and Exchange Commission and with the Nasdaq National Market. Please see page 117 of this joint proxy statement/prospectus. If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

– if you are a Yellow stockholder:

Yellow Corporation

Investor Relations

10990 Roe Avenue

Overland Park, Kansas 66211

Telephone: (913) 696-6100

– if you are a Roadway stockholder:

Roadway Corporation

Investor Relations

1077 Gorge Boulevard

Akron, Ohio 44310

Telephone: (330) 384-1717

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus, including material terms of the merger, and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document and the documents to which we refer you. See “Where You Can Find More Information” beginning on page 117 of this joint proxy statement/prospectus.

The Companies (page 87 for Yellow and page 94 for Roadway)

Yellow Corporation

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

Yellow Corporation, a Fortune 500 company with over $2.6 billion in revenue in 2002, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

Roadway Corporation

1077 Gorge Boulevard

Akron, Ohio 44310

(330) 384-1717

Included in the Dow Jones Transportation Average, Roadway Corporation is a holding company dedicated to leveraging opportunities to expand the transportation-related service offerings available to customers through the Roadway portfolio of strategically linked transportation companies. Roadway Corporation’s principal subsidiaries include Roadway Express, Inc. and Roadway Next Day Corporation. Roadway Express is a leading ISO 9002, C-TPAT/PIP and FAST certified transporter of industrial, commercial and retail goods in the two- to five-day regional and long-haul markets. Roadway Express provides seamless service throughout all 50 states, Canada, Mexico and Puerto Rico, including export/import services for more than 100 countries worldwide. Roadway Express owns Reimer Express Lines in Canada and Mexican-based Roadway Express, S.A. de C.V. Roadway Next Day Corporation is a holding company focused on business opportunities in the shorter-haul regional and next-day markets. Roadway Next Day Corporation owns New Penn Motor Express, Inc., a next-day, ground, less-than-truckload carrier of general commodities serving twelve states in the Northeastern United States, Quebec, Canada and Puerto Rico, with links to the Midwest and Southeast United States and Ontario, Canada.

The Merger (page 41)

General

On July 8, 2003, the companies agreed to the merger between Roadway and Sub under the terms of the merger agreement described in this joint proxy statement/prospectus and attached in Annex A. The merger agreement is the legal document that governs the merger, and we urge you to read that agreement.

At the effective time of the merger, Roadway will merge with and into Sub. Sub will be the surviving company and remain a wholly owned subsidiary of Yellow. The separate corporate existence of Roadway will cease at the effective time of the merger.

Exchange of Roadway Shares (page 71)

At the effective time of the merger, each outstanding share of Roadway common stock (other than any shares owned directly or indirectly by Roadway or Yellow and those shares held by dissenting stockholders) will be converted into the right to receive a number of shares of Yellow common stock determined as follows (and subject to adjustment as described below):

•	If the average closing price of Yellow common stock is between $21.21 and $28.69 (the “collar”), then 1.924 shares of Yellow common stock.

•	If the average closing price of Yellow common stock is greater than $28.69, then a number of shares of Yellow common stock equal to $55.20 divided by the average closing price of Yellow common stock.

•	If the average closing price of Yellow common stock is less than $21.21, then a number of shares of Yellow common stock equal to $40.81 divided by the average closing price of Yellow common stock.

•	If the average closing price of Yellow common stock is less than $16.63, Yellow may elect not to consummate the merger.

For purposes of determining the exchange ratio above, the average closing price of Yellow common stock is the average per share closing price of Yellow common stock for each of 20 consecutive trading days as of the date five trading days before the closing of the merger (the “20-trading-day average”). The number of shares of Yellow common stock to be received in exchange for each share of Roadway common stock is referred to throughout this joint proxy statement/prospectus as the “exchange ratio”. You may not know the exchange ratio or the exact number of shares of Yellow common stock that will be issued to Roadway stockholders on the date of either the Yellow special meeting or the Roadway special meeting when you are asked to vote on these matters. At their election, Roadway stockholders may receive $48.00 in cash in lieu of shares of Yellow common stock for each share of Roadway common stock they own at the effective time of the merger. The merger consideration to be received by each Roadway stockholder, however, is subject to proration and allocation provisions, which are designed to operate so that approximately one-half of the total consideration is paid in cash and approximately one-half of the total consideration is paid in Yellow common stock. See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Allocation and Proration”.

The following graph shows the average effective value per share of Roadway common stock under the possible exchange ratios under three different scenarios prior to giving effect to the allocation, proration and fractional share provisions described below, assuming that (1) 40% of your aggregate merger consideration consists of Yellow common stock and 60% of your aggregate merger consideration consists of $28.80 per share in cash, (2) 50% of your aggregate merger consideration consists of Yellow common stock and 50% of your aggregate merger consideration consists of $24.00 per share in cash and (3) 60% of your aggregate merger consideration consists of Yellow common stock and 40% of your aggregate merger consideration consists of $19.20 per share in cash. While the graph depicts the average value of the Yellow common stock and cash consideration to be received in the merger on a per share basis, cash elections may only be made for whole shares and fractional elections are not permitted.

Subject to allocation and proration provisions described below*

*	The merger consideration to be received by each Roadway stockholder is subject to allocation and proration provisions, which are designed to operate so that approximately one-half of the total consideration is paid in cash and approximately one-half of the total consideration is paid in Yellow common stock. Because the aggregate cash component of the consideration is limited, you may not receive the exact consideration you elect on your cash election and transmittal form. In addition, no fractional shares of Yellow common stock will be issued in the merger. All Yellow shares that you are entitled to receive will be aggregated. Any fractional Yellow shares resulting from this aggregation will be paid to you in cash, without interest, in an amount equal to the fraction multiplied by the market value of a Yellow share, determined using the same 20-trading-day average described above.

Notwithstanding your election:

•	if you elect to receive some portion of your merger consideration in cash and more than 50% of the Roadway shares elect to receive cash, you and the other stockholders that elect to receive cash will receive proportionately less cash and more Yellow common stock so that 50% of the Roadway shares outstanding will receive cash and 50% will receive stock;

•

if you elect to receive some portion of your merger consideration in stock and fewer than 50% of the Roadway shares elect to receive cash, you and the other stockholders that did not elect to receive only cash will receive proportionately less Yellow common stock and more cash such that 50% of the Roadway shares outstanding will receive cash and 50% will receive stock; and

•	the merger agreement requires that at least 45% of the value of the aggregate consideration to be paid to Roadway stockholders in the merger as measured on the closing date consists of shares of Yellow common stock and, if this condition is not satisfied, the cash component will be reduced and the number of shares of Yellow common stock to be issued to Roadway stockholders will be increased as near pro rata in value as practicable to the extent necessary so that the value of the Yellow common stock to be issued in the merger is equal to 45% of the aggregate consideration as measured on the closing date.

See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Allocation and Proration”.

The formulas used to determine the aggregate value you will receive for your shares of Roadway common stock based on your election to receive Yellow common stock, cash or some combination of Yellow common stock and cash are as follows (subject to the allocation, proration and fractional share provisions described below *):

If the 20-trading-day average is less than $21.21:

($40.80 x # of Roadway shares for which you elect to receive Yellow common stock) + ($48.00 x # of Roadway shares for which you elect to receive cash)

If the 20-trading-day average is between $21.21 and $28.69:

(Yellow common stock price x 1.924 x # of Roadway shares for which you elect to receive Yellow common stock) + ($48.00 x # of Roadway shares for which you elect to receive cash)

If the 20-trading-day average is more than $28.69:

($55.20 x # of Roadway shares for which you elect to receive Yellow common stock) + ($48.00 x # of Roadway shares for which you elect to receive cash)

The following table shows the average number of shares of Yellow common stock, the average amount of cash and the average aggregate value (based on an assumed price of each share of Yellow common stock as of the closing date) you will receive for each share of Roadway common stock you own under certain possible exchange ratios and various election possibilities. While the information in the table depicts the average value of the Yellow common stock and cash consideration to be received in the merger on a per share basis, cash elections may only be made for whole shares and fractional elections are not permitted.

Election			If the 20-trading-day average is less than $21.21			If the 20-trading-day average is between $21.21 and $28.69			If the 20-trading-day average is more than $28.69
Yellow common stock	Cash	# of shares of Yellow common stock (based on assumed $20.00 20- trading-day average )	Cash	Aggregate value (based on assumed $20.00 closing price)	# of shares of Yellow common stock	Cash	Aggregate value (based on assumed $24.95 closing price)	# of shares of Yellow common stock (based on assumed $30.00 20- trading-day average)	Cash	Aggregate value (based on assumed $30.00 closing price)
(SUBJECT TO ALLOCATION AND PRORATION PROVISIONS DESCRIBED BELOW*)
100%	0%	2.0405	$—	$40.81	1.9240	$—	$48.00	1.8400	$—	$55.20
90	10	1.8365	4.80	41.53	1.7316	4.80	48.00	1.6560	4.80	54.48
80	20	1.6324	9.60	42.25	1.5392	9.60	48.00	1.4720	9.60	53.76
70	30	1.4284	14.40	42.97	1.3468	14.40	48.00	1.2880	14.40	53.04
60	40	1.2243	19.20	43.68	1.1544	19.20	48.00	1.1040	19.20	52.32
50	50	1.0203	24.00	44.40	0.9620	24.00	48.00	0.9200	24.00	51.60
40	60	0.8162	28.80	45.12	0.7696	28.80	48.00	0.7360	28.80	50.88
30	70	0.6122	33.60	45.84	0.5772	33.60	48.00	0.5520	33.60	50.16
20	80	0.4081	38.40	46.56	0.3848	38.40	48.00	0.3680	38.40	49.44
10	90	0.2041	43.20	47.28	0.1924	43.20	48.00	0.1840	43.20	48.72
0	100	—	48.00	48.00	—	48.00	48.00	—	48.00	48.00

*	The merger consideration to be received by each Roadway stockholder is subject to allocation and proration provisions, which are designed to operate so that approximately one-half of the total consideration is paid in cash and approximately one-half of the total consideration is paid in Yellow common stock. Because the aggregate cash component of the consideration is limited, you may not receive the exact consideration you elect on your cash election and transmittal form. In addition, no fractional shares of Yellow common stock will be issued in the merger. All Yellow shares that you are entitled to receive will be aggregated. Any fractional Yellow shares resulting from this aggregation will be paid to you in cash, without interest, in an amount equal to the fraction multiplied by the market value of a Yellow share, determined using the same 20-trading-day average described above.

Notwithstanding your election:

•	if you elect to receive some portion of your merger consideration in cash and more than 50% of the Roadway shares elect to receive cash, you and the other stockholders that elect to receive cash will receive proportionately less cash and more Yellow common stock so that 50% of the Roadway shares outstanding will receive cash and 50% will receive stock;

•	if you elect to receive some portion of your merger consideration in stock and fewer than 50% of the Roadway shares elect to receive cash, you and the other stockholders that did not elect to receive only cash will receive proportionately less Yellow common stock and more cash such that 50% of the Roadway shares outstanding will receive cash and 50% will receive stock; and

•

the merger agreement requires that at least 45% of the value of the aggregate consideration to be paid to Roadway stockholders in the merger as measured on the closing date consists of shares of Yellow common stock and, if this condition is not satisfied, the cash component will be reduced and the number of shares of Yellow common stock to be issued to Roadway stockholders will be increased as near pro rata in value as practicable to the extent necessary so that the value of the Yellow common stock to be issued in the merger is equal to 45% of the aggregate consideration as measured on the closing date.

See “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Allocation and Proration”.

No fractional shares of Yellow common stock will be issued in the merger. All Yellow shares that a Roadway stockholder is entitled to receive will be aggregated. Any fractional Yellow shares resulting from this aggregation will be paid in cash, without interest, in an amount equal to the fraction multiplied by the market value of a Yellow share, determined using the same 20-trading-day average closing price described above.

Treatment of Roadway Stock Options (page 79)

Roadway stock options will be cancelled as of the effective time of the merger. Holders of stock options with an exercise price of $24.00 or less will receive shares of Yellow common stock in an amount equal to the number of shares of Roadway common stock subject to the stock option multiplied by one-half of the exchange ratio and cash in an amount equal to $24.00 minus the exercise price per share of Roadway common stock subject to the stock option multiplied by the number of shares of Roadway common stock subject to the stock option. Holders of stock options with an exercise price of more than $24.00 will receive shares of Yellow common stock in an amount equal to:

the exchange	x ($48.00 - exercise price of the Roadway stock option) x number of Roadway shares subject to the Roadway stock option
ratio	$48.00

Recommendations of the Boards of Directors to Stockholders (pages 45 and 52)

Yellow’s board of directors has unanimously approved the merger agreement and determined that the issuance of Yellow common stock in the merger and the amendment to Yellow’s certificate of incorporation to change Yellow’s name to “Yellow Roadway Corporation” are in the best interests of Yellow and its stockholders. Yellow’s board of directors unanimously recommends that Yellow stockholders approve the issuance of Yellow common stock pursuant to and in accordance with the merger agreement and the amendment to the Yellow certificate of incorporation to change the name of the company to “Yellow Roadway Corporation”.

Roadway’s board of directors has unanimously approved the merger agreement and determined that the transactions contemplated by the merger agreement are advisable and in the best interests of the Roadway stockholders. Roadway’s board of directors unanimously recommends that Roadway stockholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Opinion of Yellow’s Financial Advisor (page 45)

Yellow’s board of directors received a written opinion from its financial advisor, Deutsche Bank Securities Inc., to the effect that, as of the date of the opinion and subject to the factors, assumptions, qualifications and limitations set forth therein, the merger consideration to be paid by Yellow pursuant to the merger agreement was fair to Yellow from a financial point of view. This opinion, dated July 8, 2003, is attached to this joint proxy statement/prospectus as Annex B. You should carefully read this opinion to understand the assumptions made, procedures followed, matters considered and limitations of the scope of the review undertaken. Deutsche Bank’s opinion is addressed to the Yellow board of directors and does not constitute a recommendation to any stockholder as to how any such stockholder should vote in connection with the merger, the issuance of Yellow common stock pursuant to and in accordance with the merger agreement or the proposal to change Yellow’s name.

Opinion of Roadway’s Financial Advisor (page 53)

In connection with the proposed merger, Roadway’s financial advisor, Credit Suisse First Boston LLC, delivered a written opinion to Roadway’s board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of Roadway common stock. The full text of Credit Suisse First Boston’s written opinion, dated July 8, 2003, is attached to this joint proxy statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston’s opinion was provided to Roadway’s board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger or the form of merger consideration, if any, to be elected by any stockholder.

Board of Directors of Yellow Roadway Following the Merger (page 63)

Immediately following the merger, the Yellow Roadway board will increase to ten directors. The Yellow Roadway board will then elect Frank P. Doyle, John F. Fiedler and Phillip J. Meek, all of whom are existing Roadway directors, to fill the newly created vacancies. The ten board members will serve until the Yellow Roadway 2004 annual meeting of stockholders or until their successors are elected and qualified.

Share Ownership of Directors and Executive Officers of Yellow and Roadway (pages 93 and 95)

At the close of business on the record date for the Yellow special meeting, directors and executive officers of Yellow and their affiliates beneficially owned and were entitled to vote approximately     % of the shares of Yellow common stock outstanding on that date.

At the close of business on the record date for the Roadway special meeting, directors and executive officers of Roadway and their affiliates beneficially owned and were entitled to vote approximately     % of the shares of Roadway common stock outstanding on that date.

Interests of Certain Persons in the Merger (page 58)

In considering the recommendation of the Roadway board of directors, you should be aware that certain members of Roadway’s management and the Roadway board of directors have interests in the transaction that are or may be different from, or in addition to, your interests as a Roadway stockholder. These interests include, among other things, the following:

•	the appointment of three of Roadway’s current directors to Yellow’s board of directors;

•	under the terms of the change in control severance agreements entered into between Roadway and certain of its officers, if an officer’s employment with Roadway (or its successor) is terminated during the severance period (as defined in the officer’s change in control severance agreement), that officer is entitled to severance benefits, including excise tax gross-up payments;

•	as of the initial filing date of this joint proxy statement/prospectus, acceleration of vesting of stock options and restricted stock for officers under the terms of the Roadway Equity Ownership Plan and the Roadway Management Incentive Stock Plan, and the acceleration of vesting of restricted stock for directors under the terms of the Roadway Non-Employee Directors’ Equity Ownership Plan;

•	as of the initial filing date of this joint proxy statement/prospectus, distribution of deferred shares and cash (including accelerated retirement credits) to officers under the terms of the Roadway Deferred Compensation Plan;

•	receipt of stock, and in some cases, a cash payment in exchange for the cancellation and termination of unexercised options held by officers and directors under the terms of the merger agreement;

•	indemnification of directors and officers of Roadway against certain liabilities arising both before and, in some cases, after the merger; and

•	liability insurance for certain directors and officers of Roadway.

The Yellow and Roadway boards of directors were aware of these arrangements during their respective deliberations on the merits of the merger and in deciding to recommend that you vote for the approval of their respective proposals.

Conditions to Completion of the Merger (page 82)

Completion of the merger depends on a number of conditions being satisfied or waived. In addition to customary conditions relating to the accuracy of representations and warranties and compliance with the terms of the merger agreement, these conditions include the following:

•	adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by the holders of at least a majority of the outstanding Roadway shares entitled to vote at the Roadway special meeting;

•	approval of the issuance of Yellow common stock pursuant to and in accordance with the merger agreement by the holders of a majority of the votes cast at the Yellow special meeting;

•	receipt of authorizations, consents, orders, or approvals of governmental entities, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Act and foreign antitrust laws, required to consummate the transactions contemplated by the merger agreement except where the failure to obtain them would not have a material adverse effect (as defined in the merger agreement) on Roadway, Yellow or the consummation of the merger;

•	absence of any statute, rule, regulation, decree, order, or injunction prohibiting the consummation of the merger, so long as the parties have used their reasonable efforts to have any applicable order or injunction lifted;

•	receipt of opinions by Yellow and Roadway from their respective tax counsel that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	approval for listing of the Yellow shares to be issued in the merger on the Nasdaq National Market, upon official notice of issuance;

•	continued effectiveness of the registration statement of which this document is a part and the absence of a stop order by the Securities and Exchange Commission suspending the effectiveness of the registration statement;

•	receipt by Yellow of the financing contemplated by the commitment letters delivered to Roadway under the terms of the merger agreement;

•	absence of a material adverse change to either Roadway or Yellow;

•	accuracy of each party’s representations and warranties in the merger agreement, except as would not have a material adverse effect (as defined in the merger agreement) on the party making the representations; and

•	material compliance by each party with its covenants in the merger agreement.

Termination of the Merger Agreement (page 84)

Before the effective time of the merger, the merger agreement may be terminated:

•	by mutual written consent of Yellow and Roadway, or by mutual action of their respective boards of directors;

•	by either Yellow or Roadway, if:

—	adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by the Roadway stockholders is not obtained;

—	approval by the Yellow stockholders of the issuance of shares of Yellow common stock pursuant to and in accordance with the merger agreement is not obtained;

—	the parties fail to consummate the merger on or before February 29, 2004, unless the failure is the result of a material breach of the merger agreement by the party seeking the termination; or

—	any court or other governmental entity has issued a final and nonappealable order, decree or ruling or has taken any other final and nonappealable action that enjoins, restrains or prohibits the purchase of shares of Roadway common stock pursuant to the merger;

•	by Yellow, if:

—	the 20-trading-day average per share closing price of Yellow common stock as of the date five trading days before the closing of the merger is less than $16.63;

—	(1) any inaccuracies exist in any of Roadway’s representations or warranties in the merger agreement that have or could reasonably be expected to have a material adverse effect on Roadway or (2) Roadway fails to materially perform any of its material covenants, agreements or obligations under the merger agreement and, in either case, Roadway has not cured the breach within 30 days; or

—	Roadway’s board of directors (1) withdraws or modifies, in any manner adverse to Yellow, its recommendation or approval of the merger agreement or the related transactions, or (2) recommends to the Roadway stockholders an alternative acquisition proposal.

•	by Roadway, if:

—	its stockholders have not adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement, it has notified Yellow of its receipt of a superior proposal, it has not received a timely offer from Yellow that is no less favorable than the superior proposal, and it has paid a $25 million termination fee to Yellow;

—	(1) any inaccuracies exist in any of Yellow’s or Sub’s representations or warranties in the merger agreement that have or could reasonably be expected to have a material adverse effect on Yellow or Sub or (2) Yellow or Sub fails to materially perform any of its material covenants, agreements or obligations under the merger agreement and, in either case, Yellow or Sub has not cured the breach within 30 days; or

—	Yellow’s board of directors withdraws or modifies, in any manner adverse to Roadway, its recommendation of the share issuance.

Termination Fees and Expenses (page 85)

Roadway must pay a termination fee of $25 million to Yellow if the merger agreement is terminated:

•	by Yellow or Roadway, if

—	the approval of the Roadway stockholders has not been obtained at its special meeting;

—	prior to the Roadway special meeting, a third party has made a bona fide written acquisition proposal that has not been withdrawn prior to the special meeting; and

—	within 18 months of the termination of the merger agreement, Roadway or any of its subsidiaries enters into any acquisition agreement or completes a merger or other business combination or a third party acquires more than 50% of the equity or a material amount of the assets of Roadway;

•	by Roadway because it receives a superior proposal, subject to satisfaction of certain conditions described above;

•	by Yellow because Roadway’s board of directors withdraws or modifies, in any manner adverse to Yellow, its recommendation of the merger agreement; or

•	by Yellow because Roadway’s board of directors recommends to its stockholders any acquisition agreement, merger, business combination, tender offer or other proposal for a third party to acquire more than 20% of the equity or a material amount of the assets of Roadway.

Yellow must pay a termination fee of $25 million to Roadway if the merger agreement is terminated by Roadway because Yellow’s board of directors withdraws or modifies, in any manner adverse to Roadway, its recommendation or approval of the share issuance.

In general, each of Yellow, Sub and Roadway will bear its own expenses in connection with the merger agreement and the related transactions except that Yellow and Roadway will share equally the costs and expenses in connection with filings and related matters under the Hart-Scott-Rodino Act. Notwithstanding the foregoing, if the merger agreement is terminated at the time it is terminable because inaccuracies exist in one of the parties’ representations or warranties in the merger agreement that have or could reasonably be expected to have a material adverse effect on the other party, or one of the parties fails to materially perform any of its material covenants, agreements or obligations under the merger agreement, that party must pay the other party’s documented out-of-pocket expenses and fees in addition to any other remedies available to the non-breaching party.

No Solicitation by Roadway (page 83)

The merger agreement restricts the ability of Roadway to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Roadway. However, if Roadway receives an acquisition proposal from a third party that is more favorable to Roadway stockholders than the terms of the merger agreement and Roadway complies with specified procedures contained in the merger agreement, Roadway may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions.

Accounting Treatment (page 61)

The merger will be accounted for as a business combination using the “purchase” method of accounting. Yellow will be the acquiror for financial accounting purposes.

Certain Differences in the Rights of Stockholders (page 107)

As a result of the merger, the holders of Roadway shares will become holders of Yellow shares. Although both Roadway and Yellow are Delaware corporations governed by the DGCL, the rights of Roadway stockholders are currently governed by the certificate of incorporation and bylaws of Roadway and the rights of Yellow stockholders are governed by the certificate of incorporation and bylaws of Yellow.

See page 107 for summaries of material differences between the rights of Roadway stockholders and Yellow stockholders arising because of differences in the certificates of incorporation and bylaws.

Regulatory Approvals (page 62)

The merger is subject to antitrust laws. Under the Hart-Scott-Rodino Act, the parties cannot complete the merger until they have notified and furnished information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting periods expire or are terminated. Yellow and Roadway filed the information required under the HSR Act on July 17, 2003. Yellow and Roadway received a second request for information from the Antitrust Division on August 18, 2003. The waiting period under the HSR Act will expire 30 days after the companies substantially comply with such request, unless early termination of the waiting period before that time is received. Each state and foreign country in which Yellow or Roadway has operations also may review the merger under state or foreign antitrust laws.

Comparative Market Value Information (page 27)

Yellow shares are traded on the Nasdaq National Market under the ticker symbol “YELL”, and Roadway shares are traded on the Nasdaq National Market under the ticker symbol “ROAD”. On July 7, 2003, the last full trading day prior to public announcement of the merger, Yellow shares closed at $24.49 per share and Roadway shares closed at $30.02 per share. On             , 2003, the most recent practicable date prior to the date of this joint proxy statement/prospectus, the closing price of each of the Yellow shares and the Roadway shares was $             and $            , respectively. Even though the exchange ratio is fixed within the collar, the market price of Yellow shares will fluctuate prior to and after the merger. We urge you to obtain current market quotations prior to making any decision with respect to the merger.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Selected Yellow Historical Financial Data

Yellow derived the following historical information from its audited consolidated financial statements for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and from its unaudited consolidated financial statements for the six months ended June 30, 2002 and 2003. The unaudited consolidated financial statements have been prepared by Yellow on a basis consistent with the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the information. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that will be achieved for future periods. You should read this information in conjunction with Yellow’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Yellow’s consolidated financial statements and the notes thereto included in Yellow’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference in this joint proxy statement/prospectus.

	Year Ended December 31,							Six Months Ended June 30,
	1998		1999	2000	2001	2002		2002		2003
	(in thousands except per share data)
Results of Operations:
Revenue	$2,492,617		$2,632,337	$2,799,131	$2,505,070	$2,624,148		$1,224,863		$1,394,546

Operating expenses:
Salaries, wages and employees’ benefits	1,605,705		1,698,618	1,767,926	1,638,662	1,717,382		820,021		896,784
Operating expenses and supplies	379,110		383,951	431,336	398,054	385,522		173,821		213,851
Operating taxes and licenses	80,437		79,129	81,259	75,637	75,737		37,101		39,259
Claims and insurance	60,749		58,477	61,535	56,999	57,197		30,222		23,454
Depreciation and amortization	83,980		76,904	78,587	76,977	79,334		38,411		41,086
Purchased transportation	226,735		258,891	266,113	215,131	253,677		114,717		135,979
(Gains) losses on property disposals, net	(4,287)		341	(14,372)	(186)	425		906		41
Spin-off and reorganization charges	—		—	—	5,601	8,010		797		—

Total operating expenses	2,432,429		2,556,311	2,672,384	2,466,875	2,577,284		1,215,996		1,350,454

Operating income	60,188		76,026	126,747	38,195	46,864		8,867		44,092

Income from continuing operations before income taxes	55,393		67,150	105,127	17,359	37,586		3,853		39,257
Income from continuing operations	32,017		38,746	61,605	10,589	23,973		2,481		23,986
Net income (loss)	(28,669	)(1)	50,915	68,018	15,301	(93,902	)(2)	(66,816	)(2)	23,986

Diluted earnings per share from continuing operations	1.19		1.54	2.49	0.43	0.84		0.09		0.80
Average diluted shares outstanding	26,920		25,168	24,787	24,679	28,371		27,053		29,826
Cash dividends declared per common share	$—		$—	$—	$—	$—		$—		$—

	At December 31,							At June 30,
	1998		1999	2000	2001	2002		2002		2003
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents (3)	$21,200		$19,023	$20,877	$19,214	$28,714		$16,803		$49,811
Total assets (4)	1,105,685		1,325,583	1,308,477	1,285,777	1,042,985		1,233,189		1,040,681
Total debt (4)	157,065		276,407	205,437	220,026	124,285		107,015		124,242
Total liabilities, other than debt	577,368		639,796	643,264	574,762	558,742		599,423		531,573
Total shareholders’ equity	371,252		409,380	459,776	490,989	359,958		526,751		384,866

Note: In 2002, Yellow completed the spin-off of SCS Transportation, Inc. (“SCST”). The data shown above has been reclassified to reflect SCST as discontinued operations for the periods prior to the spin-off. In 1998, Yellow completed the sale of Preston Trucking Company, Inc. (“PTC”). The data shown above has been reclassified to reflect PTC as discontinued operations for the periods prior to the sale.

(1)	The net loss of $28.7 million in 1998 is largely due to the loss from discontinued operations of PTC of $68.7 million, of which $63.6 million was a loss as a result of the sale.

(2)	The net losses in 2002 are largely due to a first quarter 2002 non-cash charge of $75.2 million for the impairment of goodwill related to Jevic Transportation, Inc. (a subsidiary of SCST) and a third quarter 2002 non-cash charge of $52.6 million for the difference between the carrying value of SCST and the fair value, as determined by the market capitalization of SCST at the spin-off date.

(3)	Excludes amounts related to discontinued operations.

(4)	The accounting for Yellow’s asset backed securitization (“ABS”) facility has changed during the periods presented above. Prior to December 31, 2002, activity under the ABS facility was treated as a sale of assets for financial reporting purposes. As a result, Yellow did not reflect the receivables sold and the related ABS obligations on its Consolidated Balance Sheets, and ABS facility charges were shown as a separate line in the nonoperating expenses section of its Statements of Consolidated Operations. On December 31, 2002, Yellow amended the ABS agreement to, among other things, provide Yellow the right to repurchase 100% of the receivable interests. Because of this amendment, ABS borrowings and related receivables are included on Yellow’s Consolidated Balance Sheets as of December 31, 2002. Starting in 2003, ABS facility charges are included in the interest expense line of Yellow’s Statements of Consolidated Operations.

This change in the accounting for Yellow’s ABS facility affects the comparability of the total assets and total debt lines shown above.

The following is a summary of Yellow’s ABS facility history since 1998:

	At December 31,					At June 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Total debt	$157,065	$276,407	$205,437	$220,026	$124,285	$107,015	$124,242
ABS obligations not included on the balance sheet	43,000	135,000	177,000	141,500	—	119,500	—

Total debt plus ABS obligations not included on the balance sheet	$200,065	$411,407	$382,437	$361,526	$124,285	$226,515	$124,242

Selected Roadway Historical Financial Data

Roadway derived the following historical information from its audited consolidated financial statements for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and from its unaudited consolidated financial statements for the twenty-four week periods (two quarters) ended June 15, 2002 and June 21, 2003. The unaudited consolidated financial statements have been prepared by Roadway on a basis consistent with the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the information. Operating results for the twenty-four week period (two quarters) ended June 21, 2003 are not necessarily indicative of the results that will be achieved for future periods. You should read this information in conjunction with Roadway’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Roadway’s consolidated financial statements and the notes thereto included in Roadway’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference in this joint proxy statement/prospectus.

	Year Ended December 31,					Two Quarters Ended
	1998	1999	2000	2001	2002	June 15, 2002	June 21, 2003
	(in thousands except per share data)
Results of Operations:
Revenue	$2,654,094	$2,813,214	$3,039,560	$2,778,891	$3,010,776	$1,254,970	$1,495,598

Operating expenses:
Salaries, wages and benefits	1,724,970	1,793,594	1,889,928	1,781,243	1,934,482	826,437	943,658
Operating supplies and expenses	456,884	468,452	544,774	477,981	479,415	206,313	260,434
Purchased transportation	260,445	289,544	308,089	271,964	289,612	109,284	150,509
Operating taxes and licenses	74,604	76,113	78,271	71,360	76,662	33,045	38,554
Insurance and claims	53,948	62,700	64,442	47,028	63,621	24,560	29,641
Provision for depreciation	41,422	45,492	55,675	70,186	75,786	36,240	34,169
Net (gain) loss on disposal of operating property	(2,239)	103	1,969	434	(650)	578	841

Total operating expenses	2,610,034	2,735,998	2,943,148	2,720,196	2,918,928	1,236,457	1,457,806

Operating income from continuing operations	44,060	77,216	96,412	58,695	91,848	18,513	37,792

Income from continuing operations before income taxes	45,413	79,745	98,284	52,877	62,037	4,866	24,954
Income from continuing operations	26,034	45,773	56,542	30,663	35,142	2,763	14,473
Net income	26,034	45,773	56,542	30,837	38,924	3,925	14,318

Diluted earnings per share from continuing operations	1.31	2.39	2.98	1.63	1.85	0.15	0.76
Average diluted shares outstanding	19,815	19,119	18,992	18,808	18,999	18,968	19,177
Cash dividends declared per common share	$0.20	$0.20	$0.20	$0.20	$0.20	$0.10	$0.10

	At December 31,					At June 15, 2002	At June 21, 2003
	1998	1999	2000	2001	2002
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents (1)	$60,232	$80,797	$64,939	$110,432	$106,929	$73,594	$125,692
Total assets	748,833	831,408	870,405	1,302,849	1,335,873	1,246,383	1,263,579
Total debt (2)	—	—	—	325,000	307,216	322,500	280,790
Total liabilities, other than debt	499,224	540,453	530,534	617,954	640,788	571,230	564,651
Total shareholders’ equity	249,609	290,955	339,871	359,895	387,869	352,653	418,138

(1)	Excludes amounts related to discontinued operations.
(2)	Roadway’s asset backed securitization (“ABS”) facility receives sales treatment for financial reporting purposes and is, therefore, not reflected on its balance sheets. The following is a summary of Roadway’s ABS facility history since 1998:

	At December 31,					At June 15, 2002	At June 21, 2003
	1998	1999	2000	2001	2002
				(in thousands)
Total debt	$—	$—	$—	$325,000	$307,216	$322,500	$280,790
ABS obligations not included on the balance sheet	—	—	—	100,000	100,000	100,000	100,000

Total debt plus ABS obligations not included on the balance sheet	$—	$—	$—	$425,000	$407,216	$422,500	$380,790

Selected Unaudited Condensed Combined Pro Forma Financial Data

We derived the following unaudited condensed combined pro forma financial data from Yellow’s audited consolidated financial statements for the year ended December 31, 2002, Roadway’s audited consolidated financial statements for the year ended December 31, 2002, Yellow’s unaudited consolidated financial statements for the six months ended June 30, 2003 and Roadway’s unaudited consolidated financial statements for the twenty-four week period (two quarters) ended June 21, 2003. The financial data has been prepared as if the proposed merger, Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and the consummation of Yellow’s other currently contemplated financing transactions related to the proposed merger had occurred on January 1, 2002 for the operating data and as of June 30, 2003 for the balance sheet data. Because of the proximity of this joint proxy statement/prospectus to the date of the announcement of the proposed merger, the process of valuing Roadway’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the very preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. The unaudited pro forma operating data set forth below is not necessarily indicative of the results that actually would have been achieved had the proposed merger, Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and the other currently contemplated financing transactions related to the merger been consummated on January 1, 2002, or that may be achieved in the future. The unaudited pro forma financial statements do not reflect any benefits from potential cost savings or revenue changes resulting from the proposed merger. You should read this information in conjunction with Yellow’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, Yellow’s consolidated financial statements and the notes thereto, Roadway’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, Roadway’s consolidated financial statements and notes thereto and the “Unaudited Condensed Combined Pro Forma Financial Data” included in this joint proxy statement/prospectus or included in Yellow’s and Roadway’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference in this joint proxy statement/prospectus.

	Year Ended December 31, 2002	Six months ended June 30, 2003
	(in thousands except per share data)
Results of Operations:
Revenue	$5,637,924	$2,897,444
Total operating expenses	5,496,112	2,808,210
Operating income	141,812	89,234
Income from continuing operations	49,185	36,775

Diluted earnings per share from continuing operations	1.02	0.74
Average diluted shares outstanding	48,028	49,483

At June 30, 2003
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$418
Total assets	2,969,871
Total debt	948,582
Total liabilities, other than debt	1,168,070
Total shareholders’ equity	853,219

COMPARATIVE PER SHARE INFORMATION

The following table presents income from continuing operations and book value per common share data separately for Yellow and Roadway on a historical basis, Yellow and Roadway on an unaudited pro forma combined basis per Yellow share and unaudited pro forma combined basis per Roadway equivalent share. The unaudited pro forma earnings per share data for the six months ended June 30, 2003 and the year ended December 31, 2002 reflect the assumption that the merger was effective as of January 1, 2002. The unaudited pro forma per share data gives effect to the proposed merger as a purchase under generally accepted accounting principles in the United States.

The unaudited pro forma Yellow income per share data is based upon the historical weighted average number of shares of Yellow common stock outstanding, adjusted to include the number of shares of Yellow common stock that would be issued in the proposed merger based upon an assumed exchange ratio of 1.924 and the assumption that 50% of the shares of Roadway common stock had been converted into shares of Yellow common stock. We have based the unaudited equivalent pro forma per share data for Roadway on the unaudited pro forma Yellow amounts per share, multiplied by 0.962.

You should read the information below together with the historical financial statements and related notes of Yellow and Roadway contained in each company’s periodic filings with the Securities and Exchange Commission and incorporated in this joint proxy statement/prospectus by reference. See “Where You can Find More Information” beginning on page 117 of this joint proxy statement/prospectus. The unaudited pro forma combined data below is presented for illustrative purposes only. The companies may have performed differently had they actually been combined during the periods presented below. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the proposed merger.

	Yellow Historical Per Share Data	Roadway Historical Per Share Data	Pro Forma Combined Data Per Yellow Share (1)	Pro Forma Combined Data Per Roadway Equivalent Share (1)
At or for the Six Months Ended June 30, 2003 for Yellow and the Twenty-Four Week Period (Two Quarters) Ended June 21, 2003 for Roadway:
Income from continuing operations per common share:
Basic	$0.81	$0.77	$0.75	$0.72
Diluted	0.80	0.76	0.74	0.71
Cash dividends declared per share	—	0.10	—	—
Book value per common share	13.02	21.01	17.34	16.68

For the Year Ended December 31, 2002:
Income from continuing operations per common share:
Basic	0.86	1.90	1.03	0.99
Diluted	0.84	1.85	1.02	0.98
Cash dividends declared per share	—	0.20	—	—
Book value per common share	12.17	20.03	n/a	n/a

(1)	Please read “Unaudited Condensed Combined Pro Forma Financial Data”.

COMPARATIVE MARKET VALUE INFORMATION

The following table presents:

•	the closing prices per share and aggregate market value of shares of Yellow common stock and Roadway common stock, in each case based on closing prices for these shares on the Nasdaq National Market on July 7, 2003, the last trading day prior to the public announcement of the proposed merger, and on , 2003, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus; and

•	the equivalent price per share and equivalent market value of shares of Roadway common stock, based on the exchange ratio of 1.924 and the closing price for Yellow common stock on the Nasdaq National Market on July 7, 2003, the last trading day prior to the public announcement of the proposed merger, and based on the exchange ratio of and the closing price for Yellow common stock on the Nasdaq National Market on , 2003, the last trading day for which this information could be calculated prior to the date of this joint proxy statement/prospectus.

	Yellow Historical	Roadway Historical	Roadway Equivalent
July 7, 2003:
Closing price per share	$24.49	$30.02	$47.12
Market value of shares (in thousands) (1)	723,689	597,262	937,474

, 2003:
Closing price per share
Market value of shares (in thousands) (2)

(1)	Based on 29,550,371 shares of Yellow common stock and 19,895,469 shares of Roadway common stock outstanding as of July 7, 2003.
(2)	Based on shares of Yellow common stock and shares of Roadway common stock outstanding as of , 2003.

RISK FACTORS

In deciding whether to approve the merger, you should carefully consider all of the information we have included in this document and its annexes and all of the information we have included in the documents we have incorporated by reference. See “Where You Can Find More Information” beginning on page 117 of this joint proxy statement/prospectus. In addition, you should pay particular attention to the following risks related to the merger and the business of the combined company:

Risks of the Merger

The merger is subject to certain conditions to closing that, if not satisfied or waived, will result in the merger not being completed.

The merger is subject to customary conditions to closing, as set forth in the merger agreement. The conditions to the merger include, among others, the receipt of required approvals from Yellow’s stockholders and Roadway’s stockholders. If any of the conditions to the merger is not satisfied or, if waiver is permissible, not waived, the merger will not be completed. In addition, under circumstances specified in the merger agreement, Yellow or Roadway may terminate the merger agreement. As a result, we cannot assure you that we will complete the merger. If we do not complete the merger, the price of Yellow common stock or Roadway common stock may decline to the extent that the current market price of both Yellow common stock and Roadway common stock reflect a market assumption that the merger will be completed. Furthermore, our respective businesses may be harmed to the extent that customers, suppliers and others believe that Yellow and Roadway cannot effectively compete in the marketplace without the merger, or otherwise remain uncertain about either of us. Yellow and Roadway will also be obligated to pay certain investment banking, financing, legal and accounting fees in connection with the merger, whether or not the merger is completed. Moreover, under specified circumstances, Yellow and Roadway may be required to pay a termination fee of $25 million to the other in connection with the termination of the merger agreement. See “Description of the Merger” for a further description of the terms of the merger agreement, conditions to the merger, including approval of the Department of Justice or expiration of the waiting period under the HSR Act, and termination fees and expenses.

We may face difficulties in achieving the expected benefits of the merger.

Yellow and Roadway currently operate as separate companies. Management has no experience running the combined business, and we may not be able to realize the operating efficiencies, synergies, cost savings or other benefits expected from the merger. In addition, the costs we incur in implementing synergies, including our ability to terminate, amend or renegotiate prior contractual commitments of Yellow and Roadway, may be greater than expected. We also may suffer a loss of employees, customers or suppliers, a loss of revenues, or an increase in operating or other costs or other difficulties relating to the merger.

Certain directors and executive officers of Roadway have interests and arrangements that are different from Roadway’s stockholders and that may influence or have influenced their decision to support or approve the merger.

When considering the recommendation of Roadway’s board of directors with respect to the merger, holders of Roadway common stock should be aware that certain of Roadway’s directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Roadway stockholders and the interests of Roadway stockholders generally. These interests include, among other things, the following:

•	the appointment of three of Roadway’s current directors to Yellow’s board of directors;

•	under the terms of the change in control severance agreements entered into between Roadway and certain of its officers, if an officer’s employment with Roadway (or its successor) is terminated during the severance period (as defined in the officer’s change in control severance agreement), that officer is entitled to severance benefits, including excise tax gross-up payments;

•	as of the initial filing date of this joint proxy statement/prospectus, acceleration of vesting of stock options and restricted stock for officers under the terms of the Roadway Equity Ownership Plan and the Roadway Management Incentive Stock Plan and the acceleration of vesting of restricted stock for directors under the terms of the Roadway Non-Employee Directors’ Equity Ownership Plan;

•	as of the initial filing date of this joint proxy statement/prospectus, distribution of deferred shares and cash (including accelerated retirement credits) to officers under the terms of the Roadway Deferred Compensation Plan;

•	receipt of stock, and in some cases, a cash payment in exchange for the cancellation and termination of unexercised options held by officers and directors under the terms of the merger agreement;

•	indemnification of directors and officers of Roadway against certain liabilities arising both before and, in some cases, after the merger; and

•	liability insurance for certain directors and officers of Roadway.

As a result, these directors and executive officers may be more likely to support and to vote to approve the merger than if they did not have these interests. Holders of Roadway common stock should consider whether these interests may have influenced these directors and officers to support or recommend approval of the merger. As of the close of business on the record date for the Roadway special meeting, these directors and executive officers owned and were entitled to vote approximately         % of the shares of Roadway common stock outstanding on that date. These and additional interests of certain directors and executive officers of Roadway are more fully described in the sections entitled “Interests of Certain Persons in the Merger” beginning on page 58 and “Board of Directors and Management of Yellow Roadway Following the Merger” beginning on page 63 of this joint proxy statement/prospectus.

The market value of shares of Yellow common stock that Roadway stockholders will receive in the merger will vary because the exchange ratio is fixed within a range of Yellow’s stock price, potentially resulting in Roadway stockholders receiving a lower dollar value of Yellow common stock at the time of completion of the merger.

The exchange ratio is a fixed ratio within a range of $21.21 to $28.69 per share of Yellow common stock and will not be adjusted as a result of an increase or decrease in the price per share of Yellow common stock within that range or for any increase or decrease in the price per share of Roadway common stock. The prices of Yellow common stock and Roadway common stock at the time the merger is completed may be higher or lower than their price on the date of this document or on the date of the special meetings of Yellow stockholders and Roadway stockholders. Changes in the business, operations or prospects of Yellow or Roadway, market assessments of the benefits of the merger and of the likelihood that the merger will be completed, regulatory considerations, general market and economic conditions, or other factors may affect the prices of Yellow common stock or Roadway common stock. Most of these factors are beyond our control.

Because the merger will be completed only after the special meetings of our respective stockholders are held, there is no way to be sure that the price of the Yellow common stock now, or on the date of the special meetings, will be indicative of its price over the period used to determine the average closing price or at the time the merger is completed. We urge you to obtain current market quotations for shares of both Yellow common stock and Roadway common stock. Roadway does not have a right to terminate the merger agreement based solely upon changes in the market price of either Roadway common stock or Yellow common stock.

The pro forma financial data included in this joint proxy statement/prospectus is preliminary and our actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this joint proxy statement/prospectus.

Because of the proximity of this joint proxy statement/prospectus to the date of the announcement of the proposed merger, the process of valuing Roadway’s tangible and intangible assets and liabilities, as well as evaluating Roadway’s accounting policies for conformity is still in the very preliminary stages. Material revisions to current estimates could be necessary as the valuation process and accounting policy review are finalized.

The unaudited pro forma operating data contained in this joint proxy statement/prospectus is not necessarily indicative of the results that actually would have been achieved had the recent offering of Yellow’s 5.0% contingent convertible senior notes due 2023, the proposed merger and Yellow’s other currently contemplated financing transactions related to the merger been consummated on January 1, 2002, or that may be achieved in the future. We can provide no assurances as to how the operations and assets of both companies would have been run if they had been combined, or how they will be run in the future, which, together with other factors, could have a significant effect on the results of operations and financial position of the combined company.

Yellow Roadway will have higher levels of indebtedness than either Yellow or Roadway had before the merger.

You should consider that following the merger Yellow Roadway will have higher levels of debt and interest expense than either company had immediately prior to the merger on a stand-alone basis. As of June 30, 2003, after giving effect to the merger, Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and other currently contemplated related financings, the combined company and its subsidiaries would have had approximately $948.6 million of indebtedness outstanding. The significant level of combined indebtedness after the merger may have an effect on our future operations, including:

•	limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

•	increasing our exposure to rising interest rates because a portion of our borrowings will be at variable interest rates;

•	reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service debt obligations; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

See “Recent and Proposed Financings” on page 113 of this joint proxy statement/prospectus.

The occurrence of certain events may prevent tax counsel from issuing an opinion that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code, which is a condition to closing the merger.

The completion of the merger is conditioned on, among other things, receipt of opinions from tax counsel for each of Yellow and Roadway that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. These opinions will be delivered only if, among other things, the Roadway stockholders receive in the merger, in the aggregate, Yellow shares with a value equal to at least 45% of the combined value of the total consideration paid for all Roadway shares, taking into account, among other things, the amount of cash paid or deemed paid to Roadway stockholders in connection with the merger (including cash received by Roadway stockholders who perfect their dissenters’ rights and cash received in lieu of fractional Yellow shares).

In addition to the market value of the Yellow shares on the date of the merger and the other items described above, various factors affect the determination of whether the value of the Yellow shares received by the

Roadway stockholders in the merger is equal to at least 45% of the combined value of the total consideration paid for all Roadway shares, including:

•	the amount, if any, to be paid to Roadway stockholders who perfect their dissenters’ rights;

•	whether prior to or in connection with the merger Roadway or Yellow (or parties related to either) redeems, repurchases or otherwise acquires Roadway shares or makes distributions to the Roadway stockholders (none of Roadway, Yellow or any corporation related to Roadway or Yellow has redeemed or purchased, or has any plan or intention to redeem or purchase, any Roadway shares in connection with the merger); and

•	whether there will be any repurchases by Yellow (or parties related to Yellow) of the Yellow shares to be issued in the merger (neither Yellow nor any corporation related to Yellow has any plan or intention to repurchase any of the Yellow common stock to be issued in the merger).

Risks of Yellow Roadway Following the Merger

We are subject to general economic factors that are largely out of our control, any of which could significantly reduce our operating margins and income.

Our business is subject to a number of general economic factors that may significantly reduce our operating margins and income, many of which are largely out of our control. These include recessionary economic cycles and downturns in customers’ business cycles and changes in their business practices, particularly in market segments and industries, such as retail and manufacturing, where we have a significant concentration of customers. Economic conditions may adversely affect our customers’ business levels, the amount of transportation services they need and their ability to pay for our services. Customers encountering adverse economic conditions represent a greater potential for loss, and we may be required to increase our reserve for bad-debt losses.

The transportation industry is affected by business risks that are largely out of our control, any of which could significantly reduce our operating margins and income.

Businesses operating in the transportation industry are affected by risks that are largely out of our control, any of which could significantly reduce our operating margins and income. These factors include weather, excess capacity in the transportation industry, interest rates, fuel prices and taxes, license and registration fees, and insurance premiums and self-insurance levels. Our results of operations may also be affected by seasonal factors.

We operate in a highly competitive industry, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that may adversely affect our operations and significantly reduce our operating margins and income.

Numerous competitive factors could impair our ability to maintain our current profitability. These factors include the following:

•	We compete with many other transportation service providers of varying sizes, some of which have more equipment and greater capital resources than we do or have other competitive advantages.

•	Some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which limits our ability to maintain or increase prices or maintain significant growth in our business.

•	Our customers may negotiate rates or contracts that minimize or eliminate our ability to continue passing on fuel price increases to our customers.

•	Many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved transportation service providers, and in some instances we may not be selected.

•	Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors.

•	The trend towards consolidation in the ground transportation industry may create other large carriers with greater financial resources and other competitive advantages relating to their size.

•	Advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments.

•	Competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and prices.

If our relationship with our employees were to deteriorate, we may be faced with labor shortages, disruptions or stoppages, which could adversely affect our business and reduce our operating margins and income and place us at a disadvantage relative to non-union competitors.

Our operations rely heavily on our employees, and any labor shortage, disruption or stoppage caused by poor relations with our employees or the renegotiation of labor contracts could reduce our operating margins and income. Approximately 80% of Yellow’s and approximately 78% of Roadway’s employees are organized by the International Brotherhood of Teamsters and their wages and benefits are governed by a common labor agreement that is renegotiated every three to five years. The current five-year labor agreement will expire on March 31, 2008. It is possible that we could become subject to additional work rules imposed by agreements with labor unions, or that work stoppages or other labor disturbances could occur in the future, any of which could reduce our operating margins and income. Similarly, any failure to negotiate a new labor agreement when required might result in a work stoppage that could reduce our operating margins and income and place us at a disadvantage relative to non-union competitors.

Ongoing insurance and claims expenses could significantly reduce our income.

Our future insurance and claims expenses might exceed historical levels, which could significantly reduce our earnings. Yellow and Roadway currently self-insure for a portion of their claims exposure resulting from cargo loss, personal injury, property damage and workers’ compensation. If the number or severity of claims for which we are self-insured increases, our earnings could be significantly reduced. Yellow and Roadway also maintain insurance with licensed insurance companies above the amounts for which they self-insure.

We will have significant ongoing capital requirements that could reduce our income if we are unable to generate sufficient cash from operations.

The transportation industry is very capital intensive. If we are unable to generate sufficient cash from operations in the future, we may have to limit our growth, enter into additional financing arrangements, or operate our revenue equipment for longer periods, any of which could reduce our income. Our ability to incur additional indebtedness could be adversely affected by any increase in requirements that we post letters of credit in support of our insurance policies. See “—Ongoing insurance and claims expenses could significantly reduce our income”. Lack of availability of surety bonds in the future could result in our having to post additional letters of credit, which would in turn reduce borrowing availability under our credit agreement. If needed, additional indebtedness may not be available on terms acceptable to us.

We operate in a highly regulated industry, and costs of compliance with, or liability for violation of, existing or future regulations could significantly increase our costs of doing business.

The U.S. Department of Transportation and various state and federal agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations and safety. We may also become subject to new or more restrictive regulations imposed by the Department of Transportation, the Occupational Safety and Health Administration or other authorities relating to engine exhaust emissions, security and other matters. Compliance with such regulations could substantially impair equipment productivity and increase our costs.

The Environmental Protection Agency has issued regulations that require progressive reductions in exhaust emissions from diesel engines through 2007. These reductions began with diesel engines manufactured late in 2002. The regulations currently include subsequent reductions in the sulfur content of diesel fuel in 2006 and the introduction of emissions after-treatment devices on newly manufactured engines in 2007. These regulations could result in higher prices for tractors and increased fuel and maintenance costs.

We are subject to various environmental laws and regulations, and costs of compliance with, or liabilities for violations of, existing or future regulations could significantly increase our costs of doing business.

Our operations are subject to environmental laws and regulations dealing with, among other things, the handling of hazardous materials, underground fuel storage tanks and discharge and retention of stormwater. We operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination may have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable laws or regulations, it could significantly increase our cost of doing business. Under specific environmental laws, we could be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. If we fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

Following the merger, the combined company could be responsible for certain federal tax obligations of Roadway under a tax sharing agreement with its former parent corporation.

Roadway’s former parent, Caliber System, Inc. (which subsequently was acquired by FDX Corporation, a wholly owned subsidiary of FedEx Corporation), is currently under examination by the Internal Revenue Service for tax years 1994 and 1995, years prior to the spin-off of Roadway. The Internal Revenue Service has proposed substantial adjustments for these tax years for multi-employer pension plan deductions. The Internal Revenue Service is challenging the timing, but not the validity, of these deductions. Roadway is unable to predict the ultimate outcome of this matter; however, its former parent intends to vigorously contest these proposed adjustments.

Under a tax sharing agreement entered into by Roadway and its former parent at the time of the spin-off, Roadway is obligated to reimburse its former parent for any additional taxes and interest that relate to Roadway’s business prior to the spin-off. The amount and timing of any payments is dependent on the ultimate resolution of the former parent’s disputes with the Internal Revenue Service and the determination of the nature and extent of the obligations under the tax sharing agreement. On January 16, 2003, Roadway made a $14 million payment to its former parent under the tax sharing agreement for taxes and interest related to certain of the proposed adjustments for tax years 1994 and 1995.

We estimate the possible range of the remaining payments that may be due to Roadway’s former parent to be approximately $0 to $16 million in additional taxes and $0 to $10 million in related interest, net of tax benefit. Roadway has established specific reserves with respect to these proposed adjustments. There can be no assurance, however, that the amount or timing of any liability of Roadway to its former parent will not have a material adverse effect on the results of operations and financial position of the combined company.

In addition, Roadway has a similar tax issue in each of its subsequent federal income tax returns, and in the event of an adverse determination in the Federal Express tax case, it is likely that the Internal Revenue Service will make additional claims for taxes for those subsequent tax years.

We may be obligated to make additional contributions to multiemployer pension plans.

Yellow and Roadway each have collective bargaining agreements with their unions that stipulate the amount of contributions that each company must make to union-sponsored, multi-employer pension plans. The Internal Revenue Code and related regulations establish minimum funding requirements for these plans. If any of these plans fail to meet these requirements and the trustees of these plans are unable to obtain waivers of the requirements from the Internal Revenue Service or reduce pension benefits to a level where the requirements are met, the Internal Revenue Service could impose an excise tax on all employers participating in these plans to correct the funding deficiency. If an excise tax were imposed on the participating employers, it could have a material adverse impact on the financial results of Yellow or Roadway.

Our management team is an important part of our business and loss of key personnel could impair our success.

We benefit from the leadership and experience of our senior management team and depend on their continued services to successfully implement our business strategy. Other than our Chief Executive Officer, William D. Zollars, we have not entered into employment agreements with members of our management. We also anticipate entering into an agreement with James D. Staley, currently President and Chief Executive Officer of Roadway. The loss of key personnel could have a material adverse effect on our operating results, business or financial condition.

Our business may be harmed by anti-terrorism measures.

In the aftermath of the terrorist attacks on the United States, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Although many companies will be adversely affected by any slowdown in the availability of freight transportation, the negative impact could affect our business disproportionately. For example, we offer specialized services that guarantee on-time delivery. If the new security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so. We cannot assure you that these measures will not significantly increase our costs and reduce our operating margins and income.

Yellow Roadway’s stock price may be volatile in the future, which could cause you to lose a significant portion of your investment.

The market price of Yellow Roadway common stock could be subject to significant fluctuations in response to certain factors, such as variations in our anticipated or actual results of operations, the operating results of other companies in the transportation industry, changes in conditions affecting the economy generally, including incidents of terrorism, analyst reports, general trends in the industry, sales of common stock by insiders, as well as other factors unrelated to our operating results. Volatility in the market price of Yellow Roadway common stock may prevent you from being able to sell your shares at or above the price you paid for your shares.

Our 5.0% contingent convertible senior notes due 2023 may result in dilution to our common stockholders.

Dilution in the per share value of our common stock could result from the conversion of most or all of the 5.0% contingent convertible senior notes due 2023 that we sold in a private placement in August 2003. There is currently $250 million aggregate principal amount of such notes outstanding. The notes are convertible upon the occurrence of certain events at a conversion price of $39.24 per share, subject to adjustment. Because approximately 6.4 million shares of our common stock could be issued upon the conversion of the notes, holders of our common stock could experience substantial dilution from the conversion of such notes. Furthermore, the trading price of our common stock could suffer from significant downward pressure as note holders convert these notes and sell the common shares received on conversion, encouraging short sales by the holders of such notes or other stockholders.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect”, “will”, “look forward to” and similar expressions are intended to identify forward-looking statements.

The expectations set forth in this joint proxy statement/prospectus and the documents incorporated by reference regarding, among other things, accretion, returns on invested capital, achievement of annual savings and synergies, achievement of strong cash flow, sufficiency of cash flow to fund capital expenditures and achievement of debt reduction targets are only the parties’ expectations regarding these matters. Actual results could differ materially from these expectations depending on factors such as:

•	the factors described under “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus;

•	the factors that generally affect Yellow’s and Roadway’s businesses as further outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the companies’ Annual Reports on Form 10-K for the year ended December 31, 2002, and this joint proxy statement/prospectus, including inflation, labor relations (i.e., disruptions, strikes or work stoppages), inclement weather, availability of fuel and the price of fuel as it affects the general economy, competitor pricing activity and the general impact of competition, expense volatility, capacity levels in the motor freight industry, changes in and customer acceptance of new technology, changes in equity and debt markets, our ability to control costs and uncertainties concerning the impact terrorist activities may have on the economy and the motor freight industry, the state of international, national and regional economies and the success or failure of our operating plans, including our ability to manage growth; and

•	the fact that, following the merger, the actual results of the combined company could differ materially from the expectations set forth in this joint proxy statement/prospectus and the documents incorporated by reference depending on additional factors such as:

—	the combined company’s cost of capital;

—	the ability of the combined company to identify and implement cost savings, synergies and efficiencies in the time frame needed to achieve these expectations;

—	any loss of employees, customers or suppliers that the combined company may suffer as a result of the merger;

—	the combined company’s actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures and any currently unforeseen merger or acquisition opportunities that could affect capital needs; and

—	the costs incurred in implementing synergies including, but not limited to, our ability to terminate, amend or renegotiate prior contractual commitments of Yellow and Roadway.

Yellow’s plans regarding the maintenance of the separate Yellow and Roadway brands and networks, the continuation of the Roadway headquarters as a major operational center, the focus on administrative and back office synergies and workforce rationalizations are only its current plans and intentions regarding these matters. Actual actions that the combined company may take may differ from time to time as the combined company may deem necessary or advisable in the best interest of the combined company and its stockholders to attempt to achieve the successful integration of the companies, the synergies needed to make the transaction a financial success and to react to the economy and the combined company’s market for its transportation services.

THE SPECIAL MEETINGS

Information about the Special Meetings and Voting

The Yellow board of directors is using this document to solicit proxies from Yellow stockholders for use at the Yellow special meeting of stockholders. The Roadway board of directors is using this document to solicit proxies from Roadway stockholders for use at the Roadway special meeting of stockholders.

Matters Relating to the Special Meetings

Date, Time and Place of the Special Meetings

Yellow Special Meeting , 2003 :00 a.m., C.S.T. 10990 Roe Avenue Overland Park, Kansas 66211	Roadway Special Meeting , 2003 :00 a.m., E.S.T.

Purpose of the Special Meetings

Yellow Special Meeting

•      To vote on a proposal to approve the issuance of shares of Yellow common stock pursuant to and in accordance with the merger agreement.

•      To vote on a proposal to amend Yellow’s certificate of incorporation to change Yellow’s name to “Yellow Roadway Corporation”.

•      To vote on any proposal to approve adjournments or postponements of the Yellow special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Yellow special meeting to approve the merger proposal.

•      To take action upon any other business that may properly come before the Yellow special meeting or any reconvened meeting following an adjournment or postponement thereof.

Roadway Special Meeting

•      To vote on a proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

•      To vote upon a proposal to approve adjournments or postponements of the Roadway special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Roadway special meeting to approve the above proposal.

•      To take action upon any other business that may properly come before the Roadway special meeting or any reconvened meeting following an adjournment or postponement thereof.

Record Date of the Special Meetings

Yellow Special Meeting Holders of record of Yellow common stock at the close of business on October 16, 2003 will be entitled to notice of and to vote at the Yellow special meeting.	Roadway Special Meeting Holders of record of Roadway common stock at the close of business on October 16, 2003 will be entitled to notice of and to vote at the Roadway special meeting.

Outstanding Shares

Yellow Special Meeting As of the record date, there were shares outstanding of Yellow common stock that are entitled to vote at the Yellow special meeting.	Roadway Special Meeting As of the record date, there were shares outstanding of Roadway common stock that are entitled to vote at the Roadway special meeting.

Shares Entitled to Vote at the Special Meetings

Yellow Special Meeting

Each share of Yellow common stock that you own as of the record date entitles you to one vote on each proposal.

Shares of Yellow common stock deemed beneficially held by Yellow or its subsidiaries will not be voted.

Roadway Special Meeting

Each share of Roadway common stock that you own as of the record date entitles you to one vote on each proposal.

Shares of Roadway common stock deemed beneficially held by Roadway or its subsidiaries will not be voted.

Quorum Requirements for the Special Meetings

Yellow Special Meeting

A quorum of Yellow stockholders is necessary to hold a valid Yellow special meeting.

The presence in person or by proxy at the Yellow special meeting of holders of a majority of the outstanding shares of Yellow common stock as of the record date and entitled to vote at the Yellow special meeting is necessary for a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Shares of common stock held by Yellow or its subsidiaries do not count toward a quorum. A “broker non-vote” occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares of Yellow common stock and no instruction is given.

Roadway Special Meeting

A quorum of Roadway stockholders is necessary to hold a valid Roadway special meeting.

The presence in person or by proxy at the Roadway special meeting of holders of a majority of the outstanding shares of Roadway common stock as of the record date and entitled to vote at the Roadway special meeting is necessary for a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Shares of common stock held by Roadway or its subsidiaries do not count toward a quorum. A “broker non-vote” occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares of Roadway common stock and no instruction is given.

Shares Owned by Yellow and Roadway Directors and Executive Officers as of the Record Date

Yellow Special Meeting

Yellow directors and officers have the right to vote              shares of Yellow common stock. These shares represent approximately         % of the Yellow common stock outstanding as of the record date. These individuals have indicated that they intend to vote their Yellow shares in favor of the Yellow proposals.

Roadway Special Meeting

Roadway directors and officers have the right to vote              shares of Roadway common stock. These shares represent approximately         % of the Roadway common stock outstanding as of the record date. These individuals have indicated that they intend to vote their Roadway shares in favor of the Roadway proposals.

Vote Necessary at the Special Meetings to Approve Yellow and Roadway Proposals

Yellow Special Meeting

The approval of the Yellow stock issuance requires the affirmative vote of the holders of a majority of the total votes cast on this proposal in person or by proxy at the Yellow special meeting.

Approval of the amendment to Yellow’s certificate of incorporation changing Yellow’s name to “Yellow Roadway Corporation” requires the affirmative vote of the holders of a majority of the outstanding shares of Yellow common stock entitled to vote at the special meeting. Approval of the name change is not a condition to the merger.

Approval of adjournments or postponements of the Yellow special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Yellow special meeting to approve the above proposals requires the affirmative vote of a majority of shares present in person or by proxy at the Yellow special meeting and actually voted on this proposal.

Abstentions and broker non-votes will have no effect on the outcome of proposal to issue Yellow stock in the merger or the outcome of the proposal relating to adjournments or postponements of the Yellow special meeting, if necessary, to permit further solicitation of proxies. Abstentions and broker non-votes will have the same effect as votes against the proposal to amend Yellow’s certificate of incorporation to change its name.

Roadway Special Meeting

Adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Roadway common stock entitled to vote at the special meeting.

Approval of adjournments or postponements of the Roadway special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Roadway special meeting to approve the above proposal requires the affirmative vote of a majority of shares present in person or by proxy at the Roadway special meeting and actually voted on this proposal.

Abstentions and broker non-votes will have the same effect as votes against the proposal to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the Roadway special meeting, if necessary, to permit further solicitation of proxies.

VOTING BY PROXY

Voting Your Proxy.    You may vote in person at your special meeting or by proxy. We recommend you vote by proxy even if you plan to attend your special meeting. You can always change your vote at your special meeting.

You may vote by proxy card, by completing and mailing the enclosed proxy card. If you properly submit your proxy card, in time to vote, one of the individuals named as your proxy will vote your shares of common stock as you have directed. You may vote for or against the proposals submitted at your special meeting or you may abstain from voting.

How to Vote*

Yellow Special Meeting Complete, sign, date and return your proxy card in the enclosed envelope.	Roadway Special Meeting Complete, sign, date and return your proxy card in the enclosed envelope.

*	If you hold shares of Yellow or Roadway common stock through a broker or other custodian, please follow the voting instructions provided by that firm. If you do not return your proxy card, or if your shares are held in a stock brokerage account or held by a bank, broker or nominee, or, in other words, in “street name” and you do not instruct your bank, broker or nominee on how to vote those shares, those shares will not be voted at your special meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by the internet or telephone. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this joint proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the internet or telephone by following the voting instructions enclosed with the proxy from the bank or brokerage firm. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by the internet or telephone through such a program must be received by     :00 p.m., New York, New York time, on         , 2003. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by the internet or by telephone with respect to your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or nominee to vote your shares held in street name at the special meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted FOR each of the proposals presented.

The Yellow Board of Directors unanimously recommends that you vote for:

•	the issuance of shares of Yellow common stock pursuant to and in accordance with the merger agreement; and

•	approval of the amendment to Yellow’s Certificate of Incorporation changing Yellow’s name to “Yellow Roadway Corporation”.

The Roadway Board of Directors unanimously recommends that you vote for adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. Approval by Yellow stockholders of the stock issuance pursuant to and in accordance with the merger agreement and adoption by Roadway stockholders of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement are conditions to consummation of the merger.

Revoking Your Proxy.    You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying your company’s Secretary in writing before your special meeting that you have revoked your proxy; or

•	voting in person at your special meeting.

Other Voting Matters

Voting in Person.    If you plan to attend your special meeting and wish to vote in person, we will give you a ballot at your special meeting. However, if your shares of common stock are held in street name, you must first obtain a proxy authorizing you to vote the shares in person.

People with Disabilities.    We can provide reasonable assistance to help you participate in your special meeting if you tell us about your disability and how you plan to attend. Please call or write the Secretary of your company at least two weeks before your special meeting at the number or address provided on the inside front cover page of this joint proxy statement/prospectus.

Proxy Solicitations.    We will each pay our own costs of soliciting proxies.

In addition to this mailing, Yellow and Roadway directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies personally, electronically or by telephone. Yellow and Roadway will each bear its own costs and expenses in soliciting the proxies. Yellow and Roadway have also jointly engaged Morrow & Co., Inc. to assist in the solicitation of proxies. Each of Yellow and Roadway will pay this firm $7,500 plus certain other customary fees and expenses. Each of Yellow and Roadway will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Yellow’s common stock and Roadway’s common stock, respectively.

The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your proxy without delay by mail. We also will reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Stockholders authorizing proxies or directing the voting of shares by the internet or telephone should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, and those costs must be borne by the stockholder.

DO NOT SEND IN ANY ROADWAY STOCK CERTIFICATES OR YOUR CASH ELECTION AND TRANSMITTAL FORM WITH YOUR PROXY CARDS. You may return the enclosed cash election and transmittal form to the exchange agent with your stock certificates or, if you fail to include your stock certificates, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Roadway common stock as soon as practicable after the completion of the merger.

Other Business, Adjournment and Postponements

We are not aware of any other business to be acted upon at either special meeting. If, however, other matters are properly brought before either special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment.

Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at either the Yellow or Roadway special meeting, holders of common stock of the relevant company may be asked to vote on a proposal to adjourn or postpone the relevant special meeting to solicit additional proxies. If a quorum is not present at the Yellow special meeting, the officers of the company or the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting may adjourn or postpone the meeting. If a quorum is not present at the Roadway special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy may adjourn the meeting. If a quorum is present at either of the special meetings but there are not sufficient votes at the time of the special meeting to approve the other proposal(s), holders of the common stock of the relevant company may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

THE MERGER

Background of the Merger

Yellow and Roadway each continually evaluate strategic opportunities as a part of their ongoing evaluation of the commercial transportation marketplace. In the summer of 2001, Yellow and Roadway held a series of discussions to determine if sufficient areas of opportunity existed to allow for a merger that would result in a stronger, more diversified organization that could compete more successfully in the highly competitive and constantly changing commercial transportation marketplace.

During these discussions, representatives from various functional areas of Yellow and Roadway identified possible synergies that could create improved customer service and potential cost savings. After several months, discussions terminated because of the parties’ differences regarding their respective strategies and future direction and because the parties were unable to agree upon a mutually acceptable organization structure for a merged entity. These discussions did not include proposals regarding possible acquisition prices, exchange ratios or transactional structures.

Since the late 1990s, Yellow has continued to focus on expanding its portfolio of services to include both asset and non-asset transportation services. In addition to its basic offering of Standard Ground less-than-truckload transportation, Yellow has penetrated its customer base with sales of branded, asset-based services such as:

•	Exact Express®, an expedited and time-definite service with air and ground capabilities;

•	Definite Delivery®, a guaranteed transit times service; and

•	Volume Advantage, for full trailer and heavyweight shipments.

Additionally, non-asset branded services through Meridian IQ have significantly broadened the overall service portfolio for Yellow customers.

After discussions between Roadway and Yellow ended in 2001, Roadway began to actively pursue its strategy of entering the next-day business. In November 2001, Roadway completed its acquisition of Arnold Industries, Inc., one of the leaders in the next-day business. Thereafter, Roadway focused on managing its operations and paying off indebtedness incurred in connection with the Arnold Industries acquisition. Also during this period, Roadway’s board and management continued to review and evaluate Roadway’s strategic direction and alternatives on an ongoing basis with the objective of enhancing value for Roadway’s stockholders.

In late April 2003, William D. Zollars, Chairman of the Board, President and Chief Executive Officer of Yellow, contacted Michael W. Wickham, Chairman of the Board of Roadway, and expressed an interest in exploring a potential stock-for-stock merger of Yellow and Roadway in which Roadway stockholders would receive Yellow common stock at an exchange ratio that provided little or no premium. Mr. Wickham advised Roadway’s other directors and management about his discussions with Mr. Zollars. Roadway’s board and management evaluated the proposal discussed with Mr. Zollars, but did not believe that such a proposal was in the best interests of Roadway or its stockholders. Mr. Wickham advised Mr. Zollars that the Roadway board was not interested in exploring a stock-for-stock merger presenting little or no premium.

As Yellow continued to pursue its business strategy, it became increasingly apparent to Yellow’s management that a merger with Roadway would accelerate Yellow’s efforts to provide a “one stop shopping” experience to a broader customer base. See “—Yellow’s Reasons for the Merger”. Yellow’s management requested its financial advisor, Deutsche Bank, to prepare financial analyses to help Yellow determine the feasibility of a merger with Roadway. Based on these considerations, at the request of Yellow’s management, the

Yellow board asked Dennis Foster, a Yellow board member, to contact Frank Doyle, a Roadway board member, about reinitiating the companies’ discussions about a possible business combination.

In late May and early June 2003, Messrs. Foster and Doyle had a series of discussions regarding Yellow’s desire to acquire Roadway and Yellow’s interest in exploring a part stock, part cash transaction at a price as high as $50.00 per Roadway share. Thereafter, Messrs. Doyle and Foster pursued discussions regarding a possible business combination between Yellow and Roadway structured on such a basis. During these discussions, Mr. Foster indicated that Yellow would be willing to pay Roadway a significant premium based on Roadway’s current market price provided that Yellow’s due diligence investigation of Roadway supported such a valuation.

On June 5, 2003, Roadway announced forecasted results for its second quarter 2003 earnings that were substantially less than its previously announced forecast. This resulted in an immediate decline in the per share price of Roadway’s common stock. After this announcement, Messrs. Foster and Doyle continued discussions about a possible business combination. During these discussions, Mr. Foster confirmed that Yellow was still interested in acquiring Roadway and, subject to satisfactory completion of Yellow’s due diligence, that Roadway’s revised forecast would not impact the premium Yellow was willing to pay Roadway’s stockholders.

On June 12, 2003, Roadway’s board met and was briefed on the status of discussions between Messrs. Foster and Doyle and authorized continued discussions with Yellow about a possible business combination. At this meeting, Roadway’s general counsel discussed the board’s fiduciary duties in the context of a transaction with Yellow.

On June 13, 2003, Yellow’s board met and was briefed on the discussions to date. Also at this meeting, Yellow’s general counsel discussed the board’s fiduciary duties in the context of a possible business combination.

In mid-June, Roadway engaged Credit Suisse First Boston to act as its financial advisor in connection with a potential transaction with Yellow. On June 17, 2003, Roadway’s board held a meeting to discuss a possible transaction with Yellow. During this meeting, the Roadway board discussed, among other things, industry trends regarding consolidation and other strategic alternatives available to Roadway. Also at this meeting, Credit Suisse First Boston reviewed with Roadway’s board financial aspects of such a transaction as well as industry trends, including consolidation. Roadway’s board authorized the continued exploration of a possible business combination with Yellow.

After further discussions between Messrs. Foster and Doyle, on June 18, 2003, Mr. Doyle telephoned Mr. Foster to express Roadway’s desire to engage in additional discussions about a possible business combination.

On June 19, 2003, Mr. Zollars and Daniel J. Churay, Senior Vice President, General Counsel and Secretary of Yellow, met Mr. Wickham and John J. Gasparovic, Executive Vice President, General Counsel and Secretary of Roadway, in Cleveland to begin negotiating terms and conditions of an acquisition, including treatment of Roadway’s employees, and to set a timetable for each company’s due diligence review of the other. Later that day, Yellow’s board received an update on the status of the discussions.

On June 20, 2003, Roadway’s board met to discuss Mr. Wickham’s discussions with Mr. Zollars and Mr. Doyle’s discussions with Mr. Foster. Roadway’s board authorized the continued exploration of a proposed business combination with Yellow.

After entering into mutual confidentiality arrangements, during the period of June 25-27, 2003, a team of legal, financial, operational and other representatives of Yellow began their due diligence review of Roadway at the Cleveland offices of Jones Day, Roadway’s legal counsel. This review included, among other things, an update and confirmation of the investigation of consolidation synergies that was conducted in 2001. Concurrent with this review, a team of Roadway representatives conducted a due diligence investigation of Yellow in Overland Park, Kansas. These reviews continued until the merger agreement was signed.

On June 26, 2003, Mr. Gasparovic and James D. Staley, President and Chief Executive Officer of Roadway, met with Mr. Zollars in New York to discuss various aspects of the proposed business combination.

On June 30, 2003, Roadway’s board met to discuss the status of negotiations with Yellow and Mr. Staley’s meeting with Mr. Zollars. During this meeting, Roadway’s board discussed, among other things, the terms of the proposed transaction and the strategic rationale for the transaction.

From June 27, 2003 to July 1, 2003, the parties negotiated the terms of the merger agreement, including Roadway’s requirement that Yellow have committed financing for the transaction, and completed a significant portion of their due diligence review.

On July 1, 2003, Deutsche Bank expressed its oral opinion that, subject to a review of the final negotiated terms of the merger agreement and the consideration and approval of Deutsche Bank’s fairness opinion committee, Deutsche Bank should be able to deliver a written fairness opinion that the consideration to be paid by Yellow to the Roadway stockholders in the merger would be fair from a financial point of view to Yellow. The Yellow board then approved the proposed merger subject to satisfactory completion of the negotiation of the definitive merger agreement and authorized the officers of Yellow with the assistance of Mr. Foster to make a proposal to Roadway of up to $48.00 per Roadway share in the form of a merger agreement with specified terms and conditions, including (among other things) the condition that the Yellow board receive Deutsche Bank’s written opinion. The Yellow board also authorized the officers of Yellow to obtain the financing required for Yellow to consummate the merger.

On July 2, 2003, Mr. Foster contacted Mr. Doyle and indicated that Yellow was prepared to pursue a merger with Roadway on the bases previously discussed. Mr. Foster initially proposed that Roadway stockholders would receive $46.00 per share, with one-half of the total consideration payable in Yellow common stock and one-half of the total consideration payable in cash. After further negotiations, Mr. Foster increased Yellow’s proposal to $48.00 per share. Mr. Doyle indicated that he would advise Roadway’s board of directors regarding the proposal and reaffirmed Roadway’s requirement that the financing for the transaction be fully committed before Roadway would enter into a merger agreement.

On July 3, 2003, Roadway’s board met to discuss Yellow’s proposal as well as the status of Roadway’s due diligence of Yellow and the negotiations regarding other aspects of the proposed transaction. After thorough discussion, Roadway’s board determined that it supported a transaction with Yellow at the $48.00 per share price proposed by Yellow subject to satisfactory negotiation of the other terms and conditions of the merger agreement, including the appropriate exchange ratio and collar for the stock portion of the consideration. Roadway’s board authorized Roadway’s management to continue to negotiate the terms of the merger agreement with Yellow.

On July 6, 2003, Roadway’s board met again to discuss the status of negotiations with Yellow. During this meeting, Jones Day reviewed the material terms and conditions of the merger agreement, as negotiated to date, and the legal duties and responsibilities of Roadway’s board in connection with the proposed merger. Also during this meeting, Roadway’s management reviewed certain management and other issues related to the proposed merger.

Negotiations regarding the terms of the merger agreement, including Yellow’s financing, the collar arrangement and Yellow’s right to terminate the merger agreement if the per share price of its common stock fell below a certain level during the applicable measurement period, continued through the morning of July 8, 2003.

On July 8, 2003, Yellow entered into agreements with Deutsche Bank and certain of its affiliates to finance the cash portion of the merger consideration to be paid to the Roadway stockholders and to refinance certain existing debt facilities of the combined company and provided copies of such commitments to Roadway.

Also, on July 8, 2003, Roadway’s board held a meeting to review with Roadway’s management and legal and financial advisors the status of the negotiations and the proposed terms and conditions of the merger with

Yellow. During this meeting, Jones Day updated the board on changes to the material terms and conditions of the merger agreement previously discussed and reviewed again the legal duties and responsibilities of Roadway’s board in connection with the proposed merger. Credit Suisse First Boston reviewed its financial analysis of the merger consideration and rendered to Roadway’s board an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 8, 2003, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Roadway common stock. Roadway’s board then carefully considered the benefits and risks to Roadway and its stockholders of a merger with Yellow. Following a thorough discussion, Roadway’s board unanimously determined that the merger was advisable, approved the merger agreement, determined that the terms of the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, Roadway and the holders of Roadway common stock, determined to recommend the merger agreement, the merger and the other transactions contemplated by the merger agreement to the holders of Roadway common stock for approval and adoption, and recommended that the holders of Roadway common stock adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Following the Roadway board meeting and Roadway’s receipt of the signed commitment letters, Roadway and Yellow signed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

Yellow’s Reasons for the Merger

The Yellow board believes that the terms of the merger are fair to, and in the best interests of, Yellow and has unanimously approved the merger agreement and the merger and unanimously recommends that Yellow stockholders vote FOR approval of the Yellow proposal.

In reaching its conclusion, the Yellow Board considered, among other factors:

•	The complementary operations and capabilities of the combined company with the increased scale (including expected combined revenue in excess of $6 billion per year), strong financial base and market reach necessary to increase stockholder value and enhance customer service. Specifically, the merger would allow the combined company to:

—	strengthen its position in the highly competitive domestic and global transportation marketplace;

—	continue to invest in and grow the brands of both businesses;

—	implement best practices over a broader customer base;

—	leverage service capabilities and technologies for the benefit of customers, allowing the costs of improvements to spread out over a larger revenue base for the benefit of customers; and

—	introduce additional non-asset-based transportation management services to Roadway customers.

•	The potential for the merger to accelerate the portfolio strategy of offering a broad range of services for business to business transportation decision makers.

•	The limited overlap of the Yellow customer base with the Roadway customer base.

•	The opportunity to allow each company to more effectively compete against the industry’s largest integrated service providers, specifically, UPS and Federal Express.

•	The opportunity to more effectively compete with numerous union and non-union less-than-truckload competitors.

•	The creation of a more competitive position against non traditional competitors such as third party logistics providers, freight forwarders/consolidators and truckload competitors.

•	The recent conclusion in March 2003 of a new five-year union contract between each of Yellow and Roadway and the International Brotherhood of Teamsters and the ability of the combined company to maintain a stable work environment for its employees.

•	The financial performance and condition, business operations and prospects of each of Yellow and Roadway.

•	The structure of the transaction and terms of the merger agreement and the financing arrangements for the cash portion of the merger consideration to be paid to the Roadway stockholders and to refinance certain existing debt facilities of the combined company. See “The Merger Agreement” beginning on page 71 of this joint proxy statement/prospectus.

•	Expected combination benefits, including revenue synergies and cost savings. Yellow expects that annual cost synergies at a $45 million run rate could be achieved at the end of the first year after the closing of the merger with the possibility of additional cost synergies, as well as revenue synergies, in the longer-term. See “Forward-Looking Statements” beginning on page 35 of this joint proxy statement/prospectus.

•	The near-term and long-term earnings per share and cash flow of the combined entity as compared to Yellow on a standalone basis. Yellow expects the transaction to be accretive within 12 months after closing and provide a return in excess of the weighted average cost of capital in the second year. See “Forward-Looking Statements” beginning on page 35 of this joint proxy statement/prospectus.

•	The relative market capitalizations of Yellow and Roadway, and the expected capital structure of the combined entity after the merger, including the availability of financing for the transaction at relatively low interest rates.

•	The opinion of Deutsche Bank described below, including Deutsche Bank’s conclusion that the merger consideration was fair, from a financial point of view, to Yellow as of the date of its opinion. The Deutsche Bank opinion is based upon and subject to the factors and assumptions, qualifications and limitations set forth therein.

•	The compatibility of the corporate cultures of the management teams and employees of both companies, the willingness of James D. Staley, Chief Executive Officer of Roadway, and his leadership team to continue serving the combined company and the willingness of three Roadway directors, Messrs. Frank P. Doyle, John F. Fiedler and Phillip J. Meek, to join the board of Yellow Roadway.

In determining that the merger was fair to, and in the best interests of, Yellow, the Yellow board considered the factors above as a whole and did not assign specific or relative weights to those factors. The Yellow board believes that the merger is an opportunity for Yellow stockholders to participate in a combined, more successful enterprise that has significantly greater business and financial resources than Yellow would have absent the merger.

Recommendation of the Yellow Board of Directors

After consideration of the factors discussed above, and without weight to any specific factor, the members of Yellow’s board of directors voting on the merger and the proposed amendment to Yellow’s certificate of incorporation, have determined that the terms of the merger are in the best interest of Yellow.

The Yellow board recommends that Yellow stockholders vote at the Yellow special meeting to approve the issuance of Yellow common stock pursuant to and in accordance with the merger agreement and the amendment to Yellow’s certificate of incorporation for the name change.

Opinion of Deutsche Bank Securities Inc., Financial Advisor to Yellow Corporation

Deutsche Bank has acted as financial advisor to Yellow in connection with the merger. On July 8, 2003, Deutsche Bank delivered its written opinion to the Yellow board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration payable to the shareholders of Roadway in the merger was fair, from a financial point of view, to Yellow.

The full text of Deutsche Bank’s written opinion, dated July 8, 2003, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Stockholders are urged to read Deutsche Bank’s opinion in its entirety. The following summary, which is qualified in its entirety by reference to the full text of Deutsche Bank’s opinion, discusses the material terms of the opinion.

In connection with Deutsche Bank’s role as financial advisor to Yellow, and in arriving at its opinion, Deutsche Bank, among other things, reviewed publicly available financial information and other information concerning Yellow and Roadway and internal analyses and other information furnished to it by Yellow and Roadway. Deutsche Bank also held discussions with the members of the senior managements of Yellow and Roadway regarding the businesses and prospects of their respective companies and the joint prospects of a combined enterprise. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the common stock of both Yellow and Roadway,

•	compared financial and stock market information for Yellow and Roadway with similar information for selected companies whose securities are publicly traded,

•	reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part,

•	reviewed the terms of the merger agreement, and

•	performed other studies and analyses and considered other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Yellow or Roadway, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all this information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Yellow or Roadway. Deutsche Bank assumed that the financial forecasts and projections made available to Deutsche Bank and used in its analysis, including analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies (collectively referred to in this summary as synergies) expected by Yellow and Roadway to be achieved as a result of the merger, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Yellow or Roadway, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of these forecasts and projections, including the synergies, or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion.

In rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis,

•	the representations and warranties of Yellow and Roadway contained in the merger agreement are true and correct,

•	Yellow and Roadway will each perform all of the covenants and agreements to be performed by it under the merger agreement,

•	all conditions to the obligation of each of Yellow and Roadway to consummate the merger will be satisfied without any waiver of them,

•	all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained, and

•	in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Yellow or Roadway is a party or subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Yellow or Roadway or materially reduce the contemplated benefits of the merger to Yellow.

Below is a brief summary of the material financial analyses performed by Deutsche Bank in connection with its opinion.

Historical Stock Performance.    Deutsche Bank reviewed and analyzed recent and historical market prices and trading volume for Yellow common stock and Roadway common stock and compared these market prices to certain stock market indices.

Analysis of Selected Publicly Traded Companies.    Deutsche Bank compared financial information and commonly used valuation measurements for Roadway to corresponding information and measurements for a group of six publicly traded companies in the less-than-truckload, or LTL, industry, which Deutsche Bank refers to as the selected companies:

•	Yellow

•	Arkansas Best Corporation

•	CNF Inc.

•	Old Dominion Freight Line, Inc.

•	SCS Transportation, Inc.

•	USF Corporation

The financial information and valuation measurements that Deutsche Bank compared included, among other things,

•	common equity market valuation,

•	capitalization ratios,

•	operating performance,

•	ratios of common equity market value as adjusted for debt and cash, or enterprise value, to

—	revenues,

—	earnings before interest expense, income taxes and depreciation and amortization, or EBITDA, and

—	earnings before interest expense and income taxes, or EBIT, and

•	ratios of common equity market prices per share, or equity value, to earnings per share.

To calculate the trading multiples for Roadway and the selected companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by the Institutional Brokers Estimate System, or IBES. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

In each case assuming a notional merger consideration of $48.00 per Roadway share, Deutsche Bank calculated that, on a trailing twelve month basis:

•	the multiple of enterprise value to revenues was 0.4x for Roadway, compared to a range of 0.3x to 0.7x, with a median of 0.4x, for the selected companies;

•	the multiple of enterprise value to EBITDA was 6.4x for Roadway, compared to a range of 4.2x to 6.0x, with a median of 5.7x, for the selected companies; and

•	the multiple of enterprise value to EBIT was 10.9x for Roadway, compared to a range of 9.6x to 12.9x, with a median of 10.9x, for the selected companies.

None of the companies used as a comparison is identical to Roadway. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. Deutsche Bank also considered the potential impact of the collar on the value of the stock portion of the merger consideration and the implied valuation multiples for Roadway.

Analysis of Selected Precedent Transactions.    Deutsche Bank reviewed the financial terms, to the extent publicly available, of five completed mergers and acquisition transactions with enterprise values greater than $100 million since 1995 involving companies in the less-than-truckload industry, which Deutsche Bank refers to as the selected transactions. Deutsche Bank calculated various financial multiples and premiums over market value based on certain publicly available information for each of the selected transactions and compared them to corresponding financial multiples and premiums over market value for the merger. The transactions reviewed were:

Date announced	Target	Acquiror
August 2001	Arnold Industries	Roadway
November 2000	American Freightways	FedEx Corporation
June 1999	Jevic Transportation	Yellow
October 1997	Caliber System, Inc.	FedEx Corporation
July 1995	Worldway Corporation	Arkansas Best Corporation

In each case assuming a notional merger consideration of $48.00 per Roadway share, Deutsche Bank calculated that:

•	the multiple of enterprise value to trailing twelve month revenues was 0.4x for the merger compared to a range of 0.2x to 1.1x, with a median of 0.9x, for the selected transactions;

•	the multiple of enterprise value to trailing twelve month EBITDA was 6.4x for the merger compared to a range of 5.6x to 11.0x, with a median of 6.4x, for the selected transactions; and

•	the multiple of enterprise value to trailing twelve month EBIT was 10.9x for the merger compared to a range of 8.9x to 25.2x, with a median of 10.3x, for the selected transactions.

Deutsche Bank also considered the potential impact of the collar on the value of the stock portion of the merger consideration and the implied valuation multiples for Roadway.

Deutsche Bank also calculated that the selected transactions were effected at a premium to the acquired companies’ per share market price four weeks prior to the announcement of the transaction and to the acquired companies’ per share market price one day prior to announcement of the transaction ranging from 12% to 61% (with a median of 47%) and 5% to 61% (with a median of 16%), respectively, compared to premiums of 66% and 60%, respectively, for the merger (based on the per share market price four weeks and one day prior to the July 8, 2003 announcement of the proposed merger and a notional merger consideration of $48.00 per Roadway share). Deutsche Bank also considered the potential impact of the low and the high end of the collar on the value of the stock portion of the merger consideration and the implied premium to Roadway’s share price.

All multiples for the selected transactions were based on public information available at the time of announcement of that transaction, without taking into account differing market and other conditions during the nine-year period during which the selected transactions occurred.

Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Roadway and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Roadway and Yellow.

Discounted Cash Flow Analysis.    Deutsche Bank performed a discounted cash flow analysis for Roadway. Deutsche Bank calculated the discounted cash flow values for Roadway as the sum of the net present values of:

•	the estimated future cash flow that Roadway will generate for the years 2004 through 2007, plus

•	the value of Roadway at the end of that period.

The estimated future cash flows were based on the financial projections for Roadway for the years 2003 through 2007 prepared by Yellow’s management. The terminal values of Roadway were calculated based on projected EBITDA for 2007 and a range of multiples of 5.5x and 6.5x. Deutsche Bank used discount rates ranging from 9.0% to 10.0%. Deutsche Bank used these discount rates based on its judgment of the estimated weighted average cost of capital of Roadway, and used these multiples based on its review of the trading characteristics of the common stock of the selected companies as well as the transaction multiples implied by the selected transactions. This analysis indicated a range of values of $47.97 to $59.27 per share, excluding synergies, which Deutsche Bank compared to the merger consideration.

Pro Forma Combined Earnings Analysis.    Deutsche Bank analyzed certain pro forma effects of the merger. Based on this analysis, Deutsche Bank computed the resulting dilution/accretion to the combined company’s earnings per share estimates for the fiscal years ending 2004 and 2005, before and after taking into account any potential synergies identified by Yellow management and before non-recurring costs relating to the merger. Deutsche Bank noted that assuming Yellow’s stock price remained within the range of the collar and before taking into account any potential synergies and before non-recurring costs, the merger would be approximately 9.7% dilutive and 9.4% dilutive to the combined company’s earnings per share for the fiscal years ending 2004 and 2005, respectively. Deutsche Bank also noted that after taking into account the potential synergies for the fiscal years ending 2004 and 2005, respectively, and before non-recurring costs, the merger would be approximately 0.3% accretive to the combined company’s earnings per share for the fiscal year ending 2004 and approximately 14.0% accretive to the combined company’s earnings per share for the fiscal year ending 2005. Deutsche Bank also considered the potential impact on the combined company’s earnings per share estimates for the fiscal years ending 2004 and 2005, in the event that Yellow’s stock price traded outside the collar.

The preceding summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to Yellow’s board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of its analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank used a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Yellow board of directors as to the fairness from a financial point of view to Yellow of the consideration to be paid by Yellow to the Roadway stockholders in the merger and do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Yellow management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Yellow’s or Roadway’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Yellow, Roadway or their respective advisors, neither Yellow nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between Yellow and Roadway and were approved by the Yellow board of directors. Although Deutsche Bank provided advice to Yellow during the course of these negotiations, the decision to enter into the merger was solely that of the Yellow board of directors. As described above, the opinion and presentation of Deutsche Bank to the Yellow board of directors were only one of a number of factors taken into consideration by the Yellow board of directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the Yellow board of directors to assist it in connection with it consideration of the merger and does not constitute a recommendation to any stockholder as to how to vote with respect to the merger, the stock issuance or any other matter.

Yellow selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Yellow has retained Deutsche Bank pursuant to an engagement letter dated July 7, 2003. As compensation for Deutsche Bank’s services in connection with the merger, Yellow agreed to pay Deutsche Bank:

•	a cash retainer fee of $100,000 which became payable on July 7, 2003;

•	an additional cash opinion fee of $1,500,000, which became payable upon the rendering of Deutsche Bank’s opinion;

•	an additional cash fee of $2,000,000, which became payable upon execution of the Merger Agreement; and

•	an additional cash fee of $3,400,000, payable if the merger is consummated. Regardless of whether the merger is consummated, Yellow has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter.

Yellow has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank and its affiliates have, from time to time, provided investment banking services to Yellow or its affiliates for which they have received compensation. One or more affiliates of Deutsche Bank currently are parties to existing credit facilities under which they may be obligated to lend to Yellow upon its request, although Yellow currently has no outstanding indebtedness to Deutsche Bank or its affiliates under the existing facilities. One or more affiliates of Deutsche Bank also have agreed to provide financing to Yellow in connection with the merger in order to replace the existing facilities, for which they will receive compensation. Deutsche Bank was also one of the initial purchasers and the sole book-running manager in Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023, for which Deutsche Bank received compensation. Deutsche Bank and its affiliates may actively trade securities of Yellow or Roadway for their own account or the account of their customers and, accordingly, may from time to time hold a long or short position in such securities.

Roadway’s Reasons for the Merger

The Roadway board of directors believes that the terms of the merger are advisable and fair to, and in the best interests of, Roadway and has unanimously recommended that Roadway stockholders vote for the approval of the merger.

In reaching its conclusion, Roadway considered, among other factors:

•	the consideration to be received by Roadway’s stockholders, which, as of July 8, 2003 when the merger was publicly announced, represented a 49% premium over the average closing price for Roadway common stock during the 60 trading days immediately prior to the public announcement of the merger;

•	the structure of the collar on the exchange ratio, which provides for a fixed exchange ratio of 1.924 shares of Yellow common stock if Yellow’s average closing price is between $21.21 per share and $28.69 per share and a fixed value of $21.21 per share if Yellow’s average closing price is below $21.21, thereby protecting Roadway stockholders against a decline in Yellow’s average closing price below $21.21 per share;

•	the results of an examination of strategic alternatives, including remaining independent, acquiring other companies or businesses or a sale to another third party, and the determination that a merger with Yellow, a company with an excellent reputation and a significant presence in the transportation business, would benefit Roadway and its stockholders as well as its employees and customers in more ways than remaining independent, acquiring other companies or businesses or as a potential target of a third party;

•	the ability of Roadway stockholders to elect to exchange their shares for cash, Yellow common stock or a combination of both, subject to the proration and allocation provisions described in this joint proxy statement/prospectus;

•	the ability to consummate the merger as a tax-free reorganization for federal income tax purposes;

•	the current industry, economic and market conditions and trends and the likelihood of continuing consolidation and increasing competition in the industry;

•	the opportunities for the combined company to benefit from revenue synergies and cost savings following completion of the merger;

•	the opportunity for the stockholders of Roadway to participate in a larger combined company and to benefit from future growth of the combined company;

•	the determination that a combined Yellow and Roadway is in a better position to serve Roadway’s customers in the long term, because it is a broader based company (both on a products and geographic basis) with a greater ability to provide appropriate service;

•	the financial presentation of Credit Suisse First Boston, including its opinion dated July 8, 2003 to Roadway’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Roadway common stock, as more fully described below under the caption “Opinion of Credit Suisse First Boston LLC, Financial Advisor to Roadway Corporation” beginning on page 53 of this joint proxy statement/prospectus;

•	the ownership by Roadway stockholders of approximately 40% of Yellow’s common stock after the merger (assuming that Yellow’s average closing price is within the collar); and

•	the fact that three of Roadway’s directors would be nominated to join Yellow’s board of directors if and when the merger is completed.

In addition to the above factors, in the course of its meetings, the Roadway board of directors reviewed and considered a wide variety of information relevant to the merger, including:

•	information concerning Roadway’s and Yellow’s businesses, historical financial performance and condition, operations, customers, competitive positions, prospects and management;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Roadway common stock and Yellow common stock;

•	discussions with Roadway’s management and legal and financial advisors as to the results of their due diligence investigations of Yellow;

•	the potential impact of the merger on customers, employees and other constituencies of Roadway; and

•	the terms and conditions of the merger agreement, including the parties’ representations, warranties, covenants and conditions to their respective obligations, as well as:

—	the ability of Roadway’s board of directors to consider unsolicited, superior acquisition proposals from third parties; and

—	the size of the termination fee provided in the merger agreement and the circumstances in which it is payable, which the Roadway board of directors believes would not reasonably be expected to discourage competing business combination proposals from third parties.

The Roadway board also considered countervailing factors in its deliberations concerning the merger, including:

•	the possibility that the merger might not be completed, or that completion might be unduly delayed;

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the risk that, because of potential proration, Roadway stockholders may receive a form of consideration in the merger different from that which they elected to receive, and the potential tax consequences to these Roadway stockholders;

•	the fact that Yellow has the right to terminate the merger agreement if Yellow’s average closing price is less than $16.63;

•	the limitations upon the interim business operations of Roadway imposed by the merger agreement and the risks to Roadway’s continuing businesses if the merger is not consummated, including the potential negative impact of the ability of Roadway to retain key employees if the merger is not consummated; and

•	various other risks associated with the merger and the businesses of Roadway, Yellow and the combined company described in the section entitled “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus.

The above discussion of the information and factors considered by the Roadway board includes the material factors considered by the Roadway board and is not intended to be exhaustive of all factors considered by the Roadway board. In view of the wide variety of factors, both positive and negative, considered by the Roadway board, the Roadway board did not find it practical to, and did not, quantify or otherwise seek to assign relative weights to the specific factors considered. After taking into consideration all of the factors described above as of the date of this joint proxy statement/prospectus, the Roadway board continues to believe that the merger is advisable and fair to, and in the best interests of Roadway and its stockholders and continues to recommend adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Roadway Board of Directors

After careful consideration of the factors discussed above, including the terms of the merger agreement and the merger, and without weight to any specific factor, the members of Roadway’s board of directors voting on the merger agreement and the transactions contemplated by the merger agreement, including the merger, have determined that the terms of the merger agreement and the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Roadway and its stockholders.

The Roadway board recommends that Roadway stockholders vote at the Roadway special meeting to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Opinion of Credit Suisse First Boston LLC, Financial Advisor to Roadway Corporation

Credit Suisse First Boston LLC has acted as Roadway’s exclusive financial advisor in connection with the merger. Roadway selected Credit Suisse First Boston based on Credit Suisse First Boston’s experience, reputation and familiarity with Roadway and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with Credit Suisse First Boston’s engagement, Roadway requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the merger consideration to the holders of Roadway common stock. On July 8, 2003, at a meeting of Roadway’s board of directors held to evaluate the merger, Credit Suisse First Boston rendered to Roadway’s board an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Roadway common stock.

The full text of Credit Suisse First Boston’s written opinion, dated July 8, 2003, to Roadway’s board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C and is incorporated into this joint proxy statement/prospectus by reference. Holders of Roadway common stock are encouraged to read this opinion carefully and in its entirety. Credit Suisse First Boston’s opinion was provided to Roadway’s board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration. Credit Suisse First Boston’s opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how any stockholder should vote or act with respect to any matters relating to the proposed merger or the form of merger consideration, if any, to be elected by any stockholder. The summary of Credit Suisse First Boston’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and publicly available business and financial information relating to Roadway and Yellow. Credit Suisse First Boston also reviewed other information relating to Roadway and Yellow, including financial forecasts, provided to or discussed with Credit Suisse First Boston by the managements of Roadway and Yellow and met with the managements of Roadway and Yellow to discuss the businesses and prospects of Roadway and Yellow. Credit Suisse First Boston considered financial and stock market data of Roadway and Yellow and compared those data with similar data for publicly held companies in businesses similar to Roadway and Yellow and considered, to the extent publicly available, the financial terms of other business combinations and transactions which have been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. With respect to financial forecasts relating to Roadway and Yellow, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Roadway and Yellow as to the future financial performance of Roadway and Yellow and the potential cost savings and other synergies, including the amount, timing and achievability of these cost savings and other synergies, anticipated to result from the merger. Credit Suisse First Boston also assumed, with Roadway’s consent, that the merger would be treated as a tax-free reorganization for federal income tax purposes. Credit Suisse First Boston further assumed, with Roadway’s consent, that the merger would be consummated as set forth in the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the merger, no limitations, restrictions or conditions would be imposed that would have an adverse effect on Roadway, Yellow or the contemplated benefits of the merger.

Credit Suisse First Boston was not requested to, and it did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Roadway or Yellow, and Credit Suisse First Boston was not furnished with any evaluations or appraisals. Credit Suisse First Boston’s opinion was necessarily based on information available to it, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of Credit Suisse First Boston’s opinion. Credit Suisse First Boston did not express any opinion as to what the actual value of Yellow common stock will be when issued in the merger or the prices at which Yellow common stock will trade at any time. In connection with its engagement, Credit Suisse First Boston was not requested to, and it did not, solicit third-party indications of interest in acquiring all or any part of Roadway. Credit Suisse First Boston’s opinion did not address the relative merits of the merger as compared to other business strategies that might be available to Roadway or Roadway’s underlying business decision to proceed with the merger. Although Credit Suisse First Boston evaluated the merger consideration from a financial point of view, Credit Suisse First Boston was not requested to, and it did not, recommend the specific consideration payable in the merger, which consideration was determined between Roadway and Yellow. Except as described above, Roadway imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

In preparing its opinion to Roadway’s board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Roadway and Yellow. No company, transaction or business used in Credit Suisse First Boston’s analyses as a comparison is identical to Roadway, Yellow or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston’s analyses are inherently subject to substantial uncertainty.

Credit Suisse First Boston’s opinion and financial analyses were only one of many factors considered by Roadway’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Roadway’s board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses underlying Credit Suisse First Boston’s opinion dated July 8, 2003 delivered to Roadway’s board of directors in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston’s financial analyses.

Roadway Analyses

Selected Companies Analysis

Using publicly available information, Credit Suisse First Boston reviewed the market values and implied trading multiples of the following selected publicly traded national and regional less-than-truckload carriers in the trucking industry, referred to below as National Less-Than-Truckload Carriers and Regional Less-Than-Truckload Carriers, respectively:

National Less-Than-Truckload Carriers	Regional Less-Than-Truckload Carriers
• Arkansas Best Corporation • Roadway • Yellow	• CNF Inc. • USF Corporation • Old Dominion Freight Line, Inc. • SCS Transportation, Inc.

All multiples were based on closing stock prices on July 3, 2003. Estimated financial data and implied trading multiples for the selected companies were based on publicly available research analysts’ estimates and public filings. Credit Suisse First Boston reviewed enterprise values as a multiple of calendar years 2003 and 2004 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Credit Suisse First Boston also reviewed equity values as a multiple of calendar years 2003 and 2004 estimated diluted earnings per share. Credit Suisse First Boston then applied a range of selected multiples of calendar years 2003 and 2004 estimated EBITDA and diluted earnings per share derived from the selected companies to corresponding financial data for Roadway utilizing internal estimates of Roadway’s management. This analysis indicated the following approximate implied per share equity reference range for Roadway, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Roadway	Merger Consideration
$23.00-$33.00	$48.00

Selected Transactions Analysis

Using publicly available information, Credit Suisse First Boston reviewed the implied enterprise values and purchase price multiples in the following five selected transactions involving less-than-truckload carriers in the trucking industry:

Acquiror	Target
• Union Pacific Corporation	• Motor Cargo Industries, Inc.
• Roadway	• Arnold Industries, Inc.
• Investor Group (Estes Express Lines)	• G.I. Trucking Company
• FedEx Corporation	• American Freightways Corporation
• Yellow	• Jevic Transportation, Inc.

All multiples for the selected transactions were based on publicly available financial information. Financial data for Roadway were based on Roadway’s public filings. Credit Suisse First Boston reviewed enterprise values in the selected transactions as a multiple of the latest 12 months EBITDA. Credit Suisse First Boston also reviewed equity values in the selected transactions as a multiple of the latest 12 months diluted earnings per share. Credit Suisse First Boston then applied a range of selected multiples of the latest 12 months EBITDA and diluted earnings per share derived from the selected transactions to corresponding financial data for Roadway. This analysis indicated the following approximate implied per share equity reference range for Roadway, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Roadway	Merger Consideration
$28.00-$44.00	$48.00

Discounted Cash Flow Analysis

Credit Suisse First Boston performed a discounted cash flow analysis of Roadway to calculate the estimated net present value of the stand-alone, unlevered, after-tax free cash flows that Roadway could generate over calendar years 2003 through 2007 and the value of Roadway at the end of that period. Estimated financial data for Roadway were based on internal estimates of Roadway’s management. Credit Suisse First Boston applied a range of EBITDA terminal value multiples of 4.5x to 5.5x to Roadway’s calendar year 2007 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates of 8.0% to 10.0%. This analysis indicated the following approximate implied per share equity reference range for Roadway, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Roadway	Merger Consideration
$39.00-$53.00	$48.00

Yellow Analyses

Selected Companies Analysis

Using publicly available information, Credit Suisse First Boston reviewed the market values and implied trading multiples of the National Less-Than-Truckload Carriers and Regional Less-Than-Truckload Carriers referenced above under the heading “Roadway Analyses—Selected Companies Analysis”. All multiples were based on closing stock prices on July 3, 2003. Estimated financial data and implied trading multiples for the selected companies were based on publicly available research analysts’ estimates and public filings. Credit Suisse First Boston reviewed enterprise values as a multiple of calendar years 2003 and 2004 estimated EBITDA. Credit Suisse First Boston also reviewed equity values as a multiple of calendar years 2003 and 2004 estimated diluted earnings per share. Credit Suisse First Boston then applied a range of selected multiples of calendar years

2003 and 2004 estimated EBITDA and diluted earnings per share derived from the selected companies to corresponding financial data for Yellow utilizing internal estimates of Yellow’s management. This analysis indicated the following approximate implied per share equity reference range for Yellow, as compared to the closing price of Yellow common stock on July 3, 2003:

Implied Per Share Equity Reference Range for Yellow	Closing Price of Yellow Common Stock on July 3, 2003
$23.00-$30.00	$24.29

Discounted Cash Flow Analysis

Credit Suisse First Boston performed a discounted cash flow analysis of Yellow to calculate the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Yellow could generate over calendar years 2003 through 2007 and the value of Yellow at the end of that period. Estimated financial data for Yellow were based on internal estimates of Yellow’s management for calendar years 2003 through 2005, and extrapolated for calendar years 2006 through 2007 based on assumptions of Yellow’s management as adjusted to reflect approximately 50% of Yellow’s EBITDA growth estimated by Yellow’s management for those years. Credit Suisse First Boston applied a range of EBITDA terminal value multiples of 4.5x to 5.5x to Yellow’s calendar year 2007 estimated EBITDA. The present value of the cash flows and terminal values were calculated using discount rates of 8.0% to 10.0%. This analysis indicated the following approximate implied per share equity reference range for Roadway, as compared to the closing price of Yellow common stock on July 3, 2003:

Implied Per Share Equity Reference Range for Yellow	Closing Price of Yellow Common Stock on July 3, 2003
$37.00-$47.00	$24.29

Pro Forma Accretion/Dilution Analysis

Credit Suisse First Boston analyzed the potential pro forma financial effect of the merger on Yellow’s calendar years 2004 and 2005 estimated diluted earnings per share, both before and after giving effect to potential cost savings and other synergies anticipated by Yellow’s management to result from the merger. Estimated financial data for Roadway were based on internal estimates of Roadway’s management, and estimated financial data for Yellow were based on internal estimates of Yellow’s management. Based on the merger consideration, this analysis indicated that the proposed merger could be dilutive to Yellow’s diluted earnings per share, both before and after giving effect to potential cost savings and other synergies. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Other Factors

In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

•	the impact of the low and high ends of the collar on the value of the stock portion of the merger consideration;

•	publicly available research analysts’ reports for Roadway and Yellow, including earnings per share and share price targets of those analysts for Roadway and Yellow; and

•	the pro forma financial effect of the merger on Yellow’s capitalization as of March 31, 2003, and the pro forma financial effect of the merger on the credit statistics of Yellow as compared to the credit statistics of the National Less-Than-Truckload Carriers and Regional Less-Than-Truckload Carriers referenced above under the heading “Roadway Analyses—Selected Companies Analysis” beginning on page 55 of this joint proxy statement/prospectus.

Miscellaneous

Roadway has agreed to pay Credit Suisse First Boston customary fees for its financial advisory services in connection with the merger. Roadway also has agreed to reimburse Credit Suisse First Boston for its expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Credit Suisse First Boston and its affiliates in the past have provided, and currently are providing, services to Roadway unrelated to the proposed merger, for which services they have received, and expect to receive, compensation. Credit Suisse First Boston and its affiliates in the past have provided, and in the future may provide, investment banking and financial services to Yellow unrelated to the proposed merger, for which services they have received, and would expect to receive, compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of Roadway and Yellow for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Interests of Certain Persons in the Merger

Roadway Directors and Officers.    In considering the recommendation of the Roadway board of directors with respect to the merger, Roadway stockholders should be aware that some directors and officers have interests in the merger that are different from Roadway stockholders generally. The Roadway board was aware of these interests and took them into account in approving the merger, including the following:

•	Pursuant to the terms of the merger agreement, three of the seven members of the Roadway board will be appointed directors of Yellow Roadway.

•	Under the terms of the change in control severance agreements entered into between Roadway and certain of its officers, if an officer’s employment with Roadway (or its successor) is terminated during the severance period (as defined in the officer’s change in control severance agreement), that officer is entitled to severance benefits, including excise tax gross-up payments. See “ —Change in Control Severance Agreements”.

•	Effective July 8, 2003, neither Roadway nor Yellow may amend the Roadway Flexible Benefits Plan to provide retiree medical, dental or vision coverage to eligible retired employees, including some eligible retired officers of Roadway (a group which includes Michael W. Wickham), that is less favorable than that offered to a substantial portion of active employees of Roadway or any successor.

•	Upon the consummation of the merger, retired Roadway officers, including Michael W. Wickham, are entitled to receive a lump sum distribution of the present value of their remaining accrued benefits under the Roadway Excess Plan and the Roadway 401(a)(17) Benefit Plan.

•	As of the initial filing date of this joint proxy statement/prospectus, the accounts of some officers under the Roadway Deferred Compensation Plan were credited with a dollar amount equal to the present value of all remaining retirement credits that they would have received through the year 2013. In addition, all cash (including accelerated retirement credits) and deferred shares held for the benefit of each officer under the Roadway Deferred Compensation Plan were distributed to that officer on the day after the initial filing date of this joint proxy statement/prospectus under the terms of the Roadway Deferred Compensation Plan.

•	As of the initial filing date of this joint proxy statement/prospectus, all unvested restricted stock issued to officers under the Roadway Management Incentive Stock Plan and Roadway Equity Ownership Plan and to non-employee directors under the Roadway Non-Employee Directors Equity Ownership Plan vested.

•	As of the initial filing date of this joint proxy statement/prospectus, all unvested stock options issued to officers under the Roadway Equity Ownership Plan vested under the terms of the Roadway Equity Ownership Plan.

•	At the effective time of the merger, option holders (a group which includes many officers and directors) will receive a stock, and in some cases a cash, payment in exchange for the cancellation and termination of their unexercised options in accordance with the terms of the merger agreement.

•	Under the merger agreement, Yellow has agreed to indemnify and hold harmless all past and present officers and directors of Roadway for acts or omissions occurring at and prior to the effective time of the merger and to promptly advance reasonable litigation expenses incurred by these officers and directors in connection with investigating, preparing and defending any action arising out of these acts or omissions.

•	For a period of six years after the effective time of the merger, Yellow has agreed that it will provide Roadway’s current officers and directors with an insurance and indemnification policy that provides for coverage of events occurring prior to the effective time that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. However, Yellow will not be required to pay an annual premium for this insurance in excess of $3,944,400 (two times the last annual premium paid by Roadway preceding the date of the merger agreement).

•	Roadway directors and officers beneficially owned, as of the record date, approximately % of the outstanding Roadway common stock, including those shares of Roadway common stock underlying outstanding stock options.

The following table shows the number of options held by executive officers and directors of Roadway that were vested before the date of the initial filing of this joint proxy statement/prospectus with exercise prices of $24.00 or less, the number of options held by executive officers and directors of Roadway that became vested as a result of the initial filing of this joint proxy statement/prospectus with exercise prices of $24.00 or less, the number of options held by executive officers and directors of Roadway that were vested before the date of the initial filing of this joint proxy statement/prospectus with exercise prices of more than $24.00 and the number of options held by executive officers and directors of Roadway that became vested as a result of the initial filing of this joint proxy statement/prospectus with exercise prices of more than $24.00.

Name	Options vested before date of initial filing of joint proxy statement/ prospectus with exercise prices of $24.00 or less	Options vested as a result of initial filing of joint proxy statement/ prospectus with exercise price of $24.00 or less	Options vested before date of initial filing of joint proxy statement/ prospectus with exercise price greater than $24.00	Options vested as a result of initial filing of joint proxy statement/ prospectus with exercise price of greater than $24.00
Sarah Roush Werner	0	0	6,000	0
Frank P. Doyle	4,617	0	7,701	0
John F. Fiedler	0	0	6,000	0
Dale F. Frey	6,362	0	9,256	0
Phillip J. Meek	6,362	0	7,701	0
Carl W. Schafer	0	0	6,000	0
James D. Staley	15,000	15,000	0	0
Michael W. Wickham	0	0	0	0
J. Dawson Cunningham	41,625	13,875	0	0
John D. Bronneck	6,500	6,500	0	0
John J. Gasparovic	0	1,750	0	0
Robert L. Stull	4,625	4,625	0	0
Joseph R. Boni III	0	0	0	0
John G. Coleman	3,938	2,312	0	0
Robert W. Obee	0	3,063	0	0
Craig B. Tallman	0	1,125	0	0

The following table shows the number of stock options held by executive officers and directors and the number of shares of restricted stock held by executive officers and directors that vested as a result of the initial filing of the joint proxy statement/prospectus, the number of deferred shares distributed to executive officers as a result of the initial filing of the joint proxy statement/ prospectus, the amount of cash distributed to executive officers as a result of the initial filing of the joint proxy statement/prospectus and the value of the retirement credits credited to the accounts of executive officers under the Roadway Deferred Compensation Plan and distributed in cash as a result of the initial filing of the joint proxy statement/prospectus.

Name	Stock options vested as a result of initial filing of joint proxy statement/ prospectus	Restricted stock vested as a result of initial filing of joint proxy statement/ prospectus	Deferred shares distributed as a result of initial filing of joint proxy statement/ prospectus	Deferred cash distributed as a result of initial filing of joint proxy statement/ prospectus	Retirement credits accelerated and distributed as cash as a result of initial filing of joint proxy statement/ prospectus
Sarah Roush Werner	0	1,500	0	0	0
Frank P. Doyle	0	1,500	0	0	0
John F. Fiedler	0	1,500	0	0	0
Dale F. Frey	0	1,500	0	0	0
Phillip J. Meek	0	1,500	0	0	0
Carl W. Schafer	0	1,500	0	0	0
James D. Staley	15,000	109,842	8,032	0	$539,464
Michael W. Wickham	0	0	81,989	0	582,462
J. Dawson Cunningham	13,875	24,996	43,666	0	458,426
John D. Bronneck	6,500	14,998	43,373	$235,714	0
John J. Gasparovic	1,750	24,526	0	0	571,268
Robert L. Stull	4,625	44,133	0	0	284,658
Joseph R. Boni III	0	9,701	0	0	235,692
John G. Coleman	2,312	6,003	12,160	177,089	174,834
Robert W. Obee	3,063	37,598	0	0	0
Craig B. Tallman	1,125	19,499	0	0	0

Change in Control Severance Agreements

Upon the consummation of the merger, if the employment of an officer who is party to a change in control severance agreement with Roadway is terminated during the severance period (as defined in the officer’s change in control severance agreement) for any reason other than for cause or as a result of his death or disability, or if the officer terminates his employment for good reason (as defined in his change in control severance agreement), the officer will be entitled to severance compensation as follows:

•	a lump sum payment in an amount equal to two, or in one case three, times the sum of his base pay (at the highest rate in effect for any period within five years prior to his termination date), plus his incentive pay (in an amount equal to not less than the highest target or payout incentive pay rate in any of the five fiscal years immediately preceding the year in which the change in control occurred);

•	for 24 months following his termination date, welfare benefits substantially similar to those that he was receiving or entitled to receive immediately prior to the termination—these welfare benefits will be reduced to the extent that comparable benefits are actually received from another employer during the 24 month period;

•	a lump sum payment in an amount equal to the present value of the excess of the retirement income and other benefits that would be payable to him under the retirement plans if he had continued to be employed as an active participant in the retirement plans for the 24 month period following his termination date given his base pay and incentive pay (as determined above) over the retirement income and other benefits that he is entitled to receive (either immediately or on a deferred basis) under the retirement plans;

•	a lump sum payment in an amount equal to the cost of providing medical coverage to him from the expiration of the 24 month period following his termination date until he is entitled to receive Medicare;

•	reasonable fees for outplacement services, by a firm selected by him, at the expense of Roadway, in an amount not in excess of 20% of his base pay;

•	financial counseling during the 24 month period following the termination date in a manner similar to that provided to him prior to the change in control;

•	reimbursement for any additional tax liability incurred as a result of excise taxes imposed or payments deemed to be attributable to the change in control;

•	in the event that any payment or benefit required under his change in control severance agreement is not provided, he will be entitled to interest on the amount or value thereof at an annualized rate of interest equal to the prime rate plus 4%;

•	a lump sum cash payment equal to the value of any annual bonus or long-term incentive pay (other than equity-based compensation) earned or accrued with respect to his service during the performance period that includes the date on which the change in control occurred calculated at the plan target or payout rate, but prorated to base payment only on the portion of his service that had elapsed during the applicable performance period; and

•	payment of any and all legal fees incurred as a result of efforts to enforce his change in control severance agreement.

It is presently estimated, based on certain assumptions, including the assumed value of Roadway common stock of $48.00 per share and other currently available data, that if the transactions contemplated by the merger agreement occur, the following Roadway executive officers will be entitled to severance and other benefits in the following amounts (assuming that the executive officers become entitled to severance benefits, as described above), which include required excise tax gross-up payments:

	James D. Staley	J. Dawson Cunningham	John D. Bronneck	John J. Gasparovic	Robert L. Stull	Joseph R. Boni III	Robert W. Obee
Base Pay During Continuation Period	$1,500,000	$600,000	$600,000	$600,000	$650,000	$390,000	$540,000
Incentive Pay During Continuation Period	1,500,000	800,000	620,000	800,000	800,000	260,000	300,000
Current Year Accrued Incentive Pay	500,000	400,000	310,000	400,000	400,000	130,000	150,000
Welfare Benefits	73,220	73,220	73,220	73,220	73,220	73,220	73,220
Lost Retirement Benefits	648,000	397,900	376,800	92,000	258,700	41,200	117,900
Medical Coverage	220,721	136,200	136,200	455,129	381,978	575,933	381,978
Fees for Outplacement Services	100,000	60,000	60,000	60,000	65,000	39,000	54,000
Financial Counseling	15,000	15,000	15,000	15,000	15,000	11,500	11,500
Reimbursement of Excise Taxes	3,078,586	1,506,318	1,141,583	1,999,984	2,433,435	1,063,402	1,531,927

Yellow Directors and Executive Officers.    The Yellow directors and executive officers beneficially owned, as of the record date, approximately         % of the outstanding shares of Yellow common stock, including those shares of Yellow common stock underlying outstanding stock options.

Accounting Treatment

The merger will be accounted for as a business combination using the “purchase” method of accounting. Yellow will be the acquiror for financial accounting purposes.

Opinions that the Merger Constitutes a Reorganization under Section 368(a) of the Internal Revenue Code

The completion of the merger is conditioned on, among other things, the receipt of opinions from tax counsel for each of Yellow and Roadway that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. These opinions will be delivered only if, among other things, the Roadway stockholders receive in the merger, in the aggregate, Yellow shares with a value equal to at least 45% of the combined value of the total consideration paid for all Roadway shares, taking into account, among other things, the amount of cash paid or deemed paid to Roadway stockholders in connection with the merger (including cash received by Roadway stockholders who perfect their dissenters’ rights and cash received in lieu of fractional Yellow shares).

As described further under “The Merger Agreement—Allocation and Proration” on page 73 of this joint proxy statement/prospectus, the value of Yellow shares for purposes of determining the combined value of the total consideration paid by Yellow for all Roadway shares, will be valued at the lesser of

•	the average of the closing price as reported in the Wall Street Journal for each of the 20 consecutive trading days in the period ending five trading days prior to the closing date of the merger,

•	the average of the high and low trading prices of the Yellow shares on the day before the closing date of the merger, or

•	if determined to be more appropriate by either Jones Day or Fulbright & Jaworski L.L.P., the prices of Yellow shares on the closing date of the merger as reported on the Nasdaq National Market.

In addition to the market value of the Yellow common stock on the date of the merger and the other items described above, various factors affect the determination of whether the value of the Yellow common stock received by the Roadway stockholders in the merger is equal to at least 45% of the combined value of the total consideration paid for all Roadway shares, including:

•	the amount, if any, to be paid to Roadway stockholders who perfect their dissenters’ rights;

•	whether prior to or in connection with the merger Roadway or Yellow (or parties related to either) redeems or acquires Roadway shares or makes distributions to the Roadway stockholders; and

•	whether there will be any repurchases by Yellow (or parties related to Yellow) of the Yellow common stock to be issued in the merger.

None of Roadway, Yellow or any corporation related to Roadway or Yellow has redeemed or purchased, or has any plan or intention to redeem or purchase, any Roadway shares in connection with the merger. Neither Yellow or any corporation related to Yellow has any plan or intention to repurchase any of the Yellow common stock to be issued in the merger.

Accordingly, it may not be possible to state with certainty the minimum trading price of the Yellow common stock that would cause the value of the Yellow shares to be received in the merger to be equal to at least 45% of the combined value of the total consideration paid for all Roadway shares.

Regulatory Matters

Under the Hart-Scott-Rodino Act, the merger may not be completed unless Yellow and Roadway file premerger notification and report forms with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the waiting periods expire or are terminated. On July 17, 2003, Yellow and Roadway submitted the regulatory filings to the Federal Trade Commission and the Antitrust Division. Yellow and Roadway received a second request for information from the Antitrust Division on August 18, 2003. The waiting period under the HSR Act will expire 30 days after the companies substantially comply with such request, unless early termination of the waiting period before that time is received.

Each state and foreign country in which Yellow or Roadway has operations also may review the merger under state or foreign antitrust laws.

At any time before the effective time of the merger, the Federal Trade Commission, the Antitrust Division, a state or non-U.S. governmental authority or a private person or an entity could seek under the antitrust laws, among other things, to enjoin the merger or to cause Yellow or Roadway to divest assets or businesses as a condition to completion of the merger. If a challenge to the merger is made, Yellow and Roadway may not prevail. The obligations of Yellow and Roadway to consummate the merger are subject to the condition that there be no order or injunction of a U.S. or non-U.S. court of competent jurisdiction or other governmental authority that prohibits the consummation of the merger. While the parties have agreed to use their reasonable efforts with respect to antitrust matters, neither Yellow nor Roadway is under any obligation to defend any litigation relating to the merger under federal or state antitrust laws or sell or dispose of any of their assets.

Yellow and Roadway believe that they will obtain all material required regulatory approvals prior to the special meetings. It is not certain, however, that all approvals will be received by that time, or at all, and governmental authorities may impose unfavorable conditions for granting the required approvals.

Other than as we describe in this document, the merger does not require the approval of any other U.S. federal or state or foreign agency.

Board of Directors and Management of Yellow Roadway Following the Merger

Immediately following the merger, the Yellow Roadway board will increase to ten directors. The Yellow Roadway board will then elect Frank P. Doyle, John F. Fiedler and Phillip J. Meek, all of whom are existing Roadway directors, to fill the newly created vacancies. The ten board members will serve until the Yellow Roadway 2004 annual meeting of stockholders or until their successors are elected and qualified. Set forth below is information regarding Messrs. Doyle, Fiedler and Meek.

Name	Age	Present Positions and Recent Business Experience
Frank P. Doyle	72	Director of Roadway since January 1996. Now retired, he was the Vice Chairman and Chief Executive Officer of Compaq Computer Corporation, a computer manufacturing and services company, from April 1999 through July 1999. He served as Executive Vice President of General Electric Company, a manufacturing, services, and technology company, from 1992 through 1995.

John F. Fiedler	66	Director of Roadway since March 1999. He was the Chairman of BorgWarner Inc., a supplier of highly engineered systems and components primarily for automotive powertrain applications, from March 1996 through May 2003, and Chief Executive Officer of BorgWarner from January 1995 through February 2003. He was Executive Vice President—North America Tire Division of The Goodyear Tire & Rubber Company, a manufacturer of tire and rubber products, from 1991 through 1994. Director: Mohawk Industries, Inc., and Cooper Tire & Rubber Company.

Phillip J. Meek	65	Director of Roadway since January 1996. Now retired, he was Senior Vice President, Capital Cities/ABC, Inc., a broadcasting, cable, and publishing company, and President of its publishing group from 1986 through 1997. Trustee: Ohio Wesleyan University and Chair of its Board of Trustees. Director: Guideposts, a church organization.

Following the merger, William D. Zollars, currently Chairman, President and Chief Executive Officer of Yellow, will remain in these positions in Yellow Roadway. James D. Staley, currently President and Chief Executive Officer of Roadway, will continue to lead Sub as an operating entity under the Yellow Roadway holding company. Mr. Staley, age 53, has been President since May 2001, and President and Chief Executive

Officer of Roadway Express, Inc. since May 2002. Previously, he served as President and Chief Operating Officer of Roadway Express, Inc. since March 1998 and, before then, as Vice President-Operations of Roadway Express, Inc. since 1993. He is the President of Trucking Management, Inc. (the multi-employer bargaining agent and contract administrator for the National Master Freight Agreement), and a Director of the Greater Akron Chamber.

Appraisal and Dissenters’ Rights

Under the DGCL, any Roadway stockholder who does not wish to accept the merger consideration has the right to dissent from the merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his or her shares of Roadway common stock, so long as the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of Roadway common stock who do not vote in favor of the merger agreement and who otherwise comply with the applicable statutory procedures summarized in this joint proxy statement/prospectus will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Roadway common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

Under Section 262 of the DGCL, holders of shares of Roadway common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Roadway common stock appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” of these Roadway shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This joint proxy statement/prospectus constitutes the required notice to the holders of these Roadway shares and the applicable statutory provisions of the DGCL are attached to this joint proxy statement/prospectus as Annex D. Any stockholder who wishes to exercise his or her appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified in Annex D will result in the loss of appraisal rights under the DGCL.

A holder of Roadway shares wishing to exercise his or her appraisal rights (a) must not vote in favor of the merger agreement and (b) must deliver to Roadway prior to the vote on the merger agreement at the Roadway special meeting, a written demand for appraisal of his or her Roadway shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. This demand must reasonably inform Roadway of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his or her shares. A holder of Roadway common stock wishing to exercise his or her holder’s appraisal rights must be the record holder of these Roadway shares on the date the written demand for appraisal is made and must continue to hold these Roadway shares until the consummation of the merger.

Accordingly, a holder of Roadway common stock who is the record holder of Roadway common stock on the date the written demand for appraisal is made, but who thereafter transfers these Roadway shares prior to consummation of the merger, will lose any right to appraisal in respect of these Roadway shares.

Only a holder of record of Roadway common stock is entitled to assert appraisal rights for the Roadway shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the Roadway shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Roadway common stock is owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds Roadway common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Roadway shares held for one or more beneficial owners while not exercising appraisal rights with respect to the Roadway common stock held for other beneficial owners. In this case, the written demand should set forth the number of Roadway shares as to which appraisal is sought. When no number of Roadway shares is expressly mentioned, the demand will be presumed to cover all Roadway common stock in brokerage accounts or other nominee forms, and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO ROADWAY CORPORATION, 1077 GORGE BOULEVARD, AKRON, OHIO 44310, ATTENTION: SECRETARY.

Within ten days after the consummation of the merger, the surviving company will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the merger agreement of the date the merger became effective.

Within 120 days after the consummation of the merger, but not thereafter, the surviving company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Roadway common stock. None of Yellow, Sub or Roadway is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the Roadway shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the consummation of the merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of Roadway shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these Roadway shares. These statements must be mailed within ten days after a written request therefor has been received by the surviving company.

If a petition for an appraisal is filed timely, after a hearing on the petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the “fair value” of their Roadway shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Roadway shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their Roadway shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under

Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose Roadway shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the Roadway shares entitled to appraisal.

Any holder of Roadway common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the Roadway shares subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those Roadway shares (except dividends or other distributions payable to holders of record of Roadway common stock as of a record date prior to the consummation of the merger).

If any stockholder who properly demands appraisal of his or her Roadway common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the Roadway shares of that stockholder will be converted into the right to receive the consideration receivable with respect to these Roadway shares in accordance with the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the merger, or if the stockholder delivers to Roadway or the surviving company, as the case may be, a written withdrawal of his or her demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the consummation of the merger will require the written approval of the surviving company.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a stockholder will be entitled to receive the consideration receivable with respect to his or her Roadway shares in accordance with the merger agreement.

Delisting and Deregistration of Roadway Common Stock

If the merger is completed, the shares of Roadway common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934. The stockholders of Roadway will become stockholders of Yellow and their rights as stockholders will be governed by Yellow’s certificate of incorporation and bylaws and by the laws of the State of Delaware. See “Comparison of Stockholders’ Rights” beginning on page 107 of this joint proxy statement/prospectus.

Federal Securities Laws Consequences; Resale Restrictions

All shares of Yellow common stock that will be distributed to Roadway stockholders in the merger will be freely transferable, except for restrictions applicable to “affiliates” of Roadway. Persons who are deemed to be affiliates of Roadway may resell Yellow shares received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Roadway generally include executive officers, directors and significant stockholders of Roadway. The merger agreement requires Roadway to cause each of its directors and executive officers who Roadway believes may be deemed to be affiliates of Roadway to execute a written agreement to the effect that those persons will not sell, assign or transfer any of the Yellow shares issued to them in the merger unless that sale, assignment or transfer has been registered under the Securities Act of 1933, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act of 1933.

This joint proxy statement/prospectus does not cover any resales of the Yellow shares to be received by Roadway’s stockholders in the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes material U.S. federal income tax consequences of the merger to U.S. holders. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold Roadway shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, foreign persons or entities, financial institutions, insurance companies, broker-dealers, holders who hold Roadway shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Roadway shares and one or more investments, holders with a “functional currency” (as defined in the Internal Revenue Code) other than the U.S. dollar, and persons who acquired Roadway shares in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the merger and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below. Holders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local and foreign tax laws.

As used in this summary, a “U.S. holder” includes:

•	an individual U.S. citizen or resident alien;

•	a corporation, partnership or other entity created or organized under U.S. law (federal or state);

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•	a trust if a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Roadway shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of Roadway shares that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of Roadway shares in the merger.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

Fulbright & Jaworski L.L.P. and Jones Day will deliver opinions, effective as of the date of this joint proxy statement/prospectus, to Yellow and Roadway, respectively, to the effect that, if the merger is consummated in accordance with the merger agreement, the merger will be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. It is a condition to the closing of the merger that these opinions are reaffirmed as of the closing date. If certain events, some of which are described below, occur between the date of this joint proxy statement/prospectus and the closing of the merger, each counsel may be unable to reaffirm its opinion.

The opinions of Fulbright & Jaworski L.L.P., counsel to Yellow, and Jones Day, counsel to Roadway, which are required as a condition to closing the merger, are and will be based on U.S. federal income tax law in effect as of the date of these opinions. An opinion of counsel is not binding on the Internal Revenue Service or any court. In rendering the opinions, Fulbright & Jaworski L.L.P. and Jones Day will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and this joint proxy statement/prospectus. The opinions will also rely upon certain representations and covenants of the management of Yellow and Roadway and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, the opinions could be adversely affected. The obligation of each of Fulbright & Jaworski L.L.P. and Jones Day to deliver closing tax opinions is conditioned upon, among other things, the receipt by holders of Roadway shares in the merger, in the aggregate, of Yellow shares with a value equal to at least 45% of the combined value of the total consideration paid for all Roadway shares, taking into account, among other things, the amount of cash paid or deemed paid to holders of Roadway shares in connection with the merger and cash to be paid to Roadway stockholders who perfect their dissenters’ rights.

Tax Consequences of the Merger to U.S. Holders of Roadway Common Stock

The Merger

Assuming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Roadway stockholders who exchange all their Roadway shares for Yellow shares will recognize neither gain nor loss, while Roadway stockholders who exchange some or all of their Roadway shares for cash will generally recognize gain (but not loss) in an amount generally equal to the lesser of

•	the amount of cash received pursuant to the merger (excluding any cash received in lieu of fractional shares of Yellow), and

•	the amount, if any, by which the sum of the fair market value of the Yellow shares as of the effective time of the merger and the amount of cash received pursuant to the merger for these Roadway shares exceeds the U.S. holder’s adjusted tax basis in these Roadway shares.

Gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. holder has the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of the U.S. holder’s ratable share of Roadway’s accumulated earnings and profits as calculated for U.S. federal income tax purposes. In determining whether or not the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Any recognized capital gain will be long-term capital gain if the U.S. holder has held Roadway shares for more than one year.

If a U.S. holder receives cash in lieu of a fractional share of Yellow shares, he or she will generally recognize capital gain or loss equal to the difference between the cash received in lieu of this fractional share and the portion of his or her adjusted tax basis in Roadway shares surrendered that is allocable to this fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for Roadway shares exchanged for cash in lieu of the fractional share of Yellow stock is more than one year as of the date of the merger.

A U.S. holder will have an aggregate tax basis in shares of Yellow shares received in the merger equal to the aggregate adjusted tax basis in Roadway shares surrendered in the merger,

•	reduced by

—	the portion of his or her adjusted tax basis in those Roadway shares that is allocable to a fractional share of Yellow shares for which cash is received, and

—	the amount of cash received by him or her for these Roadway shares in the merger, and

•	increased by the amount of gain (including the portion of this gain that is treated as a dividend as described above) recognized by him or her in the exchange (but not by any gain recognized upon the receipt of cash in lieu of a fractional share of Yellow shares pursuant to the merger).

The holding period of the Yellow shares received by a Roadway stockholder pursuant to the merger will include the holding period of Roadway shares surrendered in exchange for these Yellow shares, if these Roadway shares are held as capital assets as of the effective time of the merger.

One of the requirements that must be satisfied in order for the merger to qualify as a “reorganization” under the Section 368(a) of the Internal Revenue Code is the continuity of interest requirement. This requirement will be satisfied if the stockholders of Roadway exchange a substantial portion of the value of their proprietary interest in Roadway for proprietary interests in Yellow. In the opinion of Fulbright & Jaworski L.L.P. and of Jones Day, the continuity of interest requirement will be satisfied if the value of the Yellow shares received in connection with the merger by the stockholders of Roadway equals or exceeds 45% of the total consideration paid or deemed paid in exchange for all Roadway shares, taking into account, among other things, the amount of cash paid or deemed paid to holders of Roadway shares in connection with the merger and cash to be paid to Roadway stockholders who perfect their dissenters’ rights.

Various factors affect whether the value of the Yellow shares received by the stockholders of Roadway in the merger is equal to at least 45% of the combined value of the total consideration paid for all Roadway shares, including:

•	the amount, if any, to be paid to stockholders of Roadway who perfect their dissenters’ rights;

•	whether prior to or in connection with the merger Roadway or Yellow (or parties related to either) redeems or acquires Roadway shares or makes distributions to the stockholders of Roadway; and

•	whether there will be any repurchases by Yellow (or parties related to Yellow) of the Yellow shares to be issued in the merger.

None of Roadway, Yellow or any corporation related to Roadway or Yellow has redeemed or purchased, or has any plan or intention to redeem or purchase, any Roadway shares in connection with the merger. Neither Yellow or any corporation related to Yellow has any plan or intention to repurchase any of the Yellow common stock to be issued in the merger.

Accordingly, it may not be possible to state with any certainty the minimum trading price of the Yellow shares at which the value of the Yellow shares to be received in the merger will be equal to at least 45% of the value of the total consideration paid for all Roadway shares.

Holders of Roadway shares are entitled to dissenters’ rights under Delaware law in connection with the merger. If a U.S. holder receives cash pursuant to the exercise of dissenters’ rights, that U.S. holder generally will recognize gain or loss measured by the difference between the cash received and his or her adjusted tax basis in his or her Roadway shares. This gain should be long-term capital gain or loss if the U.S. holder held Roadway shares for more than one year. Any holder of Roadway shares that plans to exercise dissenters’ rights in connection with the merger is urged to consult a tax advisor to determine the related tax consequences.

If the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, then each U.S. holder would recognize gain or loss equal to the difference between the sum of the fair market value of the Yellow shares and the amount of cash received in the merger (including cash received in lieu of fractional shares of Yellow shares) and his or her tax basis in Roadway shares surrendered in exchange therefor. Further, if the merger is not treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, Roadway would be subject to tax on the deemed sale of its assets to Yellow with gain or loss for this purpose measured by the difference between Roadway’s tax basis in its assets and the fair market value of the consideration deemed to be received therefor, or, in other words, the cash and Yellow shares. This gain or loss would be reported on Roadway’s final tax return, subject to the effect of any tax carryovers and the effect of its other income or loss for that period, and Yellow would become liable for any such tax liability by virtue of the merger.

Backup Withholding

United States federal income tax law requires that a holder of Roadway shares provide the exchange agent with his or her correct taxpayer identification number, which is, in the case of a U.S. holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations and some foreign individuals, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a holder will be subject to backup withholding on any reportable payment. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that U.S. holder’s U.S. federal income tax and may entitle the U.S. holder to a refund, if the required information is furnished to the Internal Revenue Service.

To prevent backup withholding, each holder of Roadway shares must complete the Substitute Form W-9 which will be provided by the exchange agent with the transmittal letter and certify under penalties of perjury that

•	the taxpayer identification number provided is correct or that the holder is awaiting a taxpayer identification number, and

•	the holder is not subject to backup withholding because

—	the holder is exempt from backup withholding,

—	the holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of the failure to report all interest or dividends, or

—	the Internal Revenue Service has notified the holder that he is no longer subject to backup withholding.

The Substitute Form W-9 must be completed, signed and returned to the exchange agent.

Information Reporting

Stockholders of Roadway receiving Yellow shares in the merger should file a statement with their U.S. federal income tax return setting forth their adjusted tax basis in Roadway shares exchanged in the merger, as well as the fair market value of the Yellow shares and the amount of cash received in the merger. In addition, stockholders of Roadway will be required to retain permanent records of these facts relating to the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this document and is incorporated in this joint proxy statement/prospectus by reference. You should read the merger agreement because it, and not this document, is the legal document that governs the merger.

The Merger

Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL and the Delaware Limited Liability Company Act, at the effective time of the merger, Roadway will merge with and into Yankee LLC, a wholly owned subsidiary of Yellow, which we refer to as Sub. Sub will continue as the surviving company and a wholly owned subsidiary of Yellow operating under the name “Roadway LLC”. If the proposed amendment to the Yellow certificate of incorporation is approved by stockholders at the Yellow special meeting, the name of Yellow will contemporaneously be changed to “Yellow Roadway Corporation” or, if not approved, Yellow will continue under its existing name.

The closing date of the merger will occur no later than the second business day following the date on which all conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, have been satisfied or waived, unless the parties agree on another time. Yellow and Roadway expect to complete the merger in December 2003. However, we do not know how long after the special meetings the closing of the merger will take place. Yellow and Roadway hope to have the significant conditions, including expiration or termination of the waiting period under the HSR Act and necessary financings, satisfied so that the closing can occur two business days after the special meetings. However, there can be no assurance that such timing will occur or that the merger will be completed in December 2003 as expected.

Contemporaneously with the closing of the merger, Sub and Roadway will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the merger will be the time Sub and Roadway file the certificate of merger with the Secretary of State of the State of Delaware or at a later time as we may agree and specify in the certificate of merger.

As a result of the merger, Roadway will be merged with and into Sub and the separate corporate existence of Roadway will cease.

Merger Consideration

Upon the effectiveness of the merger, each share of Roadway common stock (other than any shares owned directly or indirectly by Roadway and Yellow and those shares held by dissenting stockholders) will be converted into the right to receive a number of shares of Yellow common stock determined as follows (and subject to adjustment as described below):

•	If the average closing price of Yellow common stock is between $21.21 and $28.69 (the “collar”), then 1.924 shares of Yellow common stock.

•	If the average closing price of Yellow common stock is greater than $28.69, then a number of shares of Yellow common stock equal to $55.20 divided by the average closing price of Yellow common stock.

•	If the average closing price of Yellow common stock is less than $21.21, then a number of shares of Yellow common stock equal to $40.81 divided by the average closing price of Yellow common stock.

•	If the average closing price of Yellow common stock is less than $16.63, Yellow may elect not to consummate the merger.

For purposes of determining the exchange ratio above, the average closing price of Yellow common stock is the average per share closing price of Yellow common stock for each of 20 consecutive trading days ending as of the date five trading days before the closing of the merger (the “20-trading-day average”). If October __, 2003 had been the closing date, the average closing price of Yellow’s common stock would have been $___ and a Roadway stockholder would have received _____ shares of Yellow common stock for each share of Roadway common stock. You may not know the exchange ratio or the exact number of shares of Yellow common stock that will be issued to Roadway stockholders on the date of either the Yellow special meeting or the Roadway special meeting when you are asked to vote on these matters. Yellow and Roadway each will issue a press release (that will be available on such company’s website; see “Where You Can Find More Information” on page 117) as soon as practicable after the exchange ratio is determined.

At their election, each Roadway stockholder may elect to receive $48.00 in cash in lieu of shares of Yellow common stock for each share of Roadway common stock they own at the effective time of the merger. Notwithstanding the individual elections of the Roadway stockholders, no more than 50% of the Roadway shares may be converted into cash. If more than 50% of the Roadway shares elect to receive cash, those stockholders that elect to receive cash will receive proportionately less cash and more stock such that 50% of the Roadway shares outstanding will receive cash, and 50% will receive stock. If fewer than 50% of the Roadway shares elect to receive cash, the stockholders not electing to receive cash will receive proportionately less Yellow stock and more cash such that 50% of the Roadway shares outstanding will receive cash and 50% will receive stock. As a result of these elections and adjustments, the aggregate consideration will consist of approximately 50% cash and 50% Yellow common stock. Assuming all stockholders elect to receive 50% cash and 50% Yellow common stock, each stockholder will receive $24.00 per share in cash and 0.962 shares (or one half of the exchange ratio used if the average closing price of Yellow common stock is between $21.21 and $28.69) of Yellow common stock for each Roadway share, subject to any adjustment in the exchange ratio as described above.

No fractional shares of Yellow common stock will be issued in the merger. All Yellow shares that a Roadway stockholder is entitled to receive will be aggregated. Any fractional Yellow shares resulting from this aggregation will be paid in cash, without interest, in an amount equal to the fraction multiplied by the market value of a Yellow share, determined using the same 20-trading-day average discussed above.

Because the exchange ratio for conversion of Roadway common stock into Yellow common stock will be established five trading days prior to the closing date of the merger, we encourage you to look at the current price of Yellow common stock before tendering your proxy, attending the special meeting or submitting your transmittal form.

Election Procedures

A cash election and transmittal form will be sent to you. Each cash election and transmittal form permits the holder to indicate an election subject to the allocation and proration procedures described below to receive shares of Yellow common stock or, at the election of Roadway stockholders, cash with respect to all or a portion of the holder’s shares of Roadway common stock.

The deadline for submitting cash election and transmittal forms will be 5:00 p.m., New York, New York time, on the fourth trading day prior to the merger’s closing date; this deadline is known as the “cash election deadline”, and we will announce the cash election deadline at least five business days prior to the date that is the cash election deadline. You have the right to make a cash election from the time you receive your cash election form until the cash election deadline. Yellow and Roadway each will issue a press release (that will be available on such company’s website; see “Where You Can Find More Information” on page 117) containing the specific date of the cash election deadline as soon as practicable after the closing date of the merger is determined, but in any event at least five business days prior to the cash election deadline. The exchange ratio will be determined as of the fifth trading day prior to the closing. As a result, you will know the exact number of Yellow shares you will receive under the pricing formula, subject to the proration and allocation procedures of the merger agreement, for approximately one day. In any case, even if you had made a cash election prior to the date of the announcement of the exchange ratio, you will have the opportunity to change your election for approximately one day after the announcement of the exchange ratio. Any shares of Roadway common stock for which a properly completed cash election and transmittal form is not submitted will be converted into Yellow common stock upon the completion of the merger, subject to the allocation and proration procedures described below. If you fail to submit a cash election and transmittal form by the election deadline, you will receive Yellow common stock in the merger, subject to the allocation and proration procedures described below.

Elections are properly made only if the exchange agent actually receives a properly completed cash election and transmittal form by the election deadline, accompanied by the certificate representing the shares of Roadway common stock as to which the cash election is being made or, in the case of Roadway stockholders whose shares are held in book-entry form, you must instruct your broker, dealer, bank or other financial institution that holds the shares to make an election on your behalf by transferring the shares to an account established by the exchange agent for this purpose at Depository Trust Company, or DTC, and transmitting a message through DTC to the exchange agent setting forth your election with respect to your shares of Roadway common stock. You have the right to change or revoke your election anytime before 5:00 p.m., New York, New York time, on the election deadline. To change your election, you should submit to the exchange agent a properly completed and signed revised cash election and transmittal form or if your shares are held in book-entry form, you should cause a new message with revised election information to be transferred through DTC to the exchange agent for receipt by the exchange agent prior to the election deadline. To revoke your election, you should submit to the exchange agent written notice of revocation or cause a new message to be transmitted through DTC to the exchange agent withdrawing shares previously deposited and specifying the name and number of the account at DTC to be credited for receipt by the exchange agent prior to the election deadline. If a cash election and transmittal form is revoked, it will be treated as if no cash election had been made. A cash election and transmittal form received and not changed or revoked by 5:00 p.m., New York, New York time, on the election deadline will be binding and irrevocable.

If your share certificates are not immediately available, or if you cannot deliver your share certificates and other required documents to the exchange agent prior to the election deadline, or if you cannot comply with the book-entry transfer procedures on a timely basis, you may satisfy the cash election requirements by properly completing a guarantee of delivery under the guaranteed delivery procedures in the cash election and transmittal form. Under this procedure, the properly completed cash election and transmittal form, including the guarantee of delivery, must be received prior to the election deadline, and share certificates must be received by the exchange agent within three trading days thereafter.

Yellow will have the power, which it may delegate to the exchange agent, to determine, in its good faith reasonable judgment, whether any election has been properly or timely made and to disregard immaterial defects in cash election and transmittal forms. Any decision by Yellow or the exchange agent regarding these matters will be conclusive and binding.

Allocation and Proration

Since the aggregate cash component of the consideration is limited, a Roadway stockholder may not receive the exact consideration elected on his or her cash election and transmittal form. In addition to the adjustments described above, the merger agreement requires that at least 45% of the value of the aggregate consideration consists of shares of Yellow common stock. Various events and circumstances have a bearing on whether a reallocation among cash and Yellow common stock is necessary so that 45% of the value of the aggregate consideration consists of Yellow common stock, including, among others:

•	whether there is a significant drop from the 20-trading-day average used to calculate the exchange ratio to the price of Yellow common stock on the closing date;

•	the amount of cash deemed to be paid for dissenting shares;

•	the amount of cash to be paid in lieu of fractional shares;

•	a redemption by Roadway of a large number of shares of its common stock (which would require the consent of Yellow under the merger agreement), or the acquisition by Yellow or any parties related to either Yellow or Roadway of a large number of shares of Roadway common stock for consideration other than Yellow common stock prior to or as part of the merger; and

•	repurchases by Yellow (or any parties related to Yellow) of the Yellow shares issued in the merger.

If, after considering the above factors and any other events and circumstances relevant to determining the cash component of the aggregate consideration, the value of Yellow common stock is less than 45% of the aggregate consideration, then the cash component will be reduced, and the number of shares of Yellow common stock to be issued with respect to the Roadway shares will be increased, as near as pro rata in value as practicable to the extent necessary so that the value of the Yellow common stock is equal to 45% of the consideration. For the purposes of this calculation, Yellow common stock will be valued at the lesser of

•	the 20-trading-day average, and

•	the average of the high and low trading prices of the Yellow common stock on the day before the closing date of the merger (or, if determined to be more appropriate by either Jones Day or Fulbright & Jaworski L.L.P, prices of the Yellow common stock on the closing date of the merger) as reported on the Nasdaq National Market.

Exchange Procedures

As soon as practicable after the effective time of the merger, Sub will deposit with the exchange agent, for the benefit of the holders of Roadway common stock, an amount in cash and certificates representing shares of Yellow common stock sufficient to effect the conversion of Roadway common stock into the cash and stock consideration to be paid in the merger. Yellow or Sub will also make funds available to the exchange agent from time to time after the effective time of the merger as needed to pay any cash instead of fractional shares or any dividends or other distributions declared by Yellow on shares of Yellow common stock with a record date after the effective time of the merger and a payment date on or before the date the relevant Roadway stock certificate was surrendered.

At the effective time of the merger, the stock transfer books of Roadway will be closed and no further issuances or transfers of Roadway common stock will be made. If, after the effective time, valid Roadway stock certificates are presented to the surviving company for any reason, they will be cancelled and exchanged as described above to the extent allowed by applicable law.

Exchange of Shares

As soon as reasonably practicable after the effective time of the merger, if you have not completed a valid cash election and transmittal form, the exchange agent will mail to you a transmittal letter and instructions explaining how to surrender your certificates to the exchange agent.

The exchange agent will deliver to Yellow any shares of Yellow common stock to be issued in the merger or funds set aside by Yellow to pay the cash consideration, cash in lieu of fractional shares in connection with the merger or to pay dividends or other distributions on Yellow shares to be issued in the merger that are not claimed by former Roadway stockholders within one year after the effective time of the merger. Thereafter, Yellow will act as the exchange agent and former Roadway stockholders may look only to Yellow for payment of their shares of Yellow common stock, cash consideration, cash in lieu of fractional shares and unpaid dividends and distributions. None of Yellow, the surviving company, the exchange agent or any other person will be liable to any former Roadway stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If any certificates for shares of Yellow common stock are to be issued in a name other than that in which the Roadway stock certificate surrendered in exchange for these shares is registered, the person requesting the exchange must

•	pay any transfer or other taxes required because the Yellow stock certificates must be issued in a name other than that of the registered holder of the certificate surrendered or

•	establish to the satisfaction of Yellow or the exchange agent that this tax has been paid or is not applicable.

ROADWAY STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. ROADWAY STOCK CERTIFICATES SHOULD BE RETURNED WITH A VALIDLY EXECUTED CASH ELECTION AND TRANSMITTAL FORM OR THE TRANSMITTAL LETTER AND ACCOMPANYING INSTRUCTIONS WILL BE PROVIDED TO ANY REMAINING ROADWAY STOCKHOLDERS FOLLOWING THE EFFECTIVE TIME OF THE MERGER.

Managers and Officers of the Surviving Company After the Merger

Under the merger agreement, the managers of Sub immediately prior to the merger will be the managers of the surviving company at and after the merger, and the officers of Sub immediately prior to the merger will be the officers of the surviving company at and after the merger.

Representations and Warranties

The merger agreement contains customary and substantially reciprocal representations and warranties made by each party to the other. These representations and warranties relate to, among other things:

•	corporate organization, qualification and good standing and ownership of subsidiaries;

•	capitalization;

•	corporate power and authority to enter into the merger agreement, and due execution, delivery and enforceability of the merger agreement;

•	absence of a breach of charter documents, bylaws, material agreements, orders, decrees, licenses or permits as a result of the merger;

•	authorizations, consents, approvals and filings required to enter into the merger agreement or to complete the transactions contemplated by the merger agreement;

•	timely and accurate filings with the Securities and Exchange Commission in compliance with applicable rules and regulations;

•	securing financing for the cash portion of the merger;

•	absence of undisclosed liabilities;

•	environmental matters;

•	employee benefits and ERISA compliance;

•	absence of specified adverse changes or events;

•	material litigation, material judgments or injunctions and absence of undisclosed investigations or litigation;

•	tax matters;

•	opinions of financial advisors;

•	required vote of stockholders to approve the merger;

•	insurance matters;

•	labor and employee matters;

•	title to real and intellectual property;

•	material contracts;

•	compliance with laws and government licenses and permits; and

•	brokers and finders’ fees.

The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of specified conditions to our obligations to complete the merger. Some agreements in the merger agreement will survive the effective time of the merger.

Covenants and Agreements

Operating Covenants—Roadway

Prior to the effective time of the merger Roadway has agreed to conduct its operations in the ordinary course in substantially the same manner as previously conducted and to use all commercially reasonable efforts to preserve intact its business organization and goodwill. Prior to the effective time of the merger, and unless Yellow and Sub consent otherwise in writing, with certain exceptions Roadway has agreed not to:

•	other than regularly scheduled quarterly dividends not to exceed $0.05 per share of common stock per fiscal quarter, declare, set aside or pay dividends on, or make any other distributions in respect of, any of its capital stock; split, combine or reclassify any of its capital stock; or redeem, purchase or otherwise acquire any shares of its capital stock;

•	issue, deliver, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock;

•	amend its certificate of incorporation or bylaws;

•	acquire or agree to acquire any business, entity or assets that would be material to Roadway, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

•	sell, lease, mortgage, pledge, grant a lien on or otherwise encumber or dispose of any of its properties or assets, except

—	in the ordinary course of business and

—	other transactions involving not in excess of $500,000 in the aggregate;

•	incur any indebtedness for borrowed money, except:

—	under working capital borrowings under revolving credit facilities incurred in the ordinary course of business;

—	indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date of the merger agreement; and

—	loans to Roadway employees made in the ordinary course of business consistent with past practice;

•	guarantee any indebtedness, issue any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than employees in the ordinary course of business consistent with past practice;

•	except for capital expenditures in compliance with the amounts and timing included in Roadway’s written capital expenditure plan, make or incur any capital expenditure, except in the ordinary course of business and, in the case of any single expenditure in excess of $500,000 in the aggregate;

•	make any material election relating to taxes or settle or compromise any material tax liability;

•	satisfy any liabilities, other than satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its balance sheet as of March 29, 2003;

•	waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	enter into any new collective bargaining agreement involving unions in more than one state;

•	change any accounting principle used by it, except as required by regulations promulgated by the Securities and Exchange Commission or the Financial Accounting Standards Board (excluding, in each case, early adoption of an accounting principle);

•	settle or compromise any litigation other than settlements or compromises:

—	of litigation where the amount paid does not exceed $250,000, or

—	in consultation and cooperation with Yellow, and, with respect to any such settlement, with the prior written consent of Yellow;

•	enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee whose annual base salary exceeds $100,000, except that, Roadway may hire additional employees, so long as it does not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees;

•	adopt any new, or amend any existing, incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Roadway benefit plan;

•	increase any compensation or benefits of any employees or person, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice;

•	grant any stock options or stock awards; or

•	take any action that would, or could reasonably be expected to, result in its representations and warranties in the merger agreement becoming untrue.

Operating Covenants—Yellow

Prior to the effective time of the merger Yellow has agreed to conduct its operations in the ordinary course in substantially the same manner as previously conducted and to use all reasonable efforts to preserve intact its business organization and goodwill. Prior to the effective time of the merger, and unless Roadway consents otherwise in writing, Yellow has agreed, with certain exceptions, not to:

•	declare, set aside or pay dividends on, or make any other distributions in respect of, any of its capital stock; split, combine or reclassify any of its capital stock; or redeem, purchase or otherwise acquire any shares of its capital stock;

•	issue, deliver, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock other than

—	the issuance of shares upon the exercise of outstanding options or

—	pursuant to existing benefit plans in accordance with their current terms);

•	amend its articles of incorporation or bylaws;

•	acquire or agree to acquire any business, entity or assets that would be material to Yellow, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

•	sell, lease, mortgage, pledge, grant a lien on or otherwise encumber or dispose of any of its properties or assets, except

—	in the ordinary course of business and

—	other transactions involving not in excess of $500,000 in the aggregate;

•	waive the benefits of, or agree to modify in any manner, any standstill agreement to which it is a party;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	enter into any new collective bargaining agreement involving unions in more than one state;

•	change any accounting principle used by it, except as required by regulations promulgated by the Securities and Exchange Commission or the Financial Accounting Standards Board (excluding, in each case, early adoption of an accounting principle); or

•	take any action that would, or could reasonably be expected to, result in its representations and warranties in the merger agreement becoming untrue.

Conduct of Business of Sub

Prior to the effective time of the merger, the parties have agreed that Sub will not engage in any activities of any nature except as provided in or contemplated by the merger agreement.

Additional Agreements

The merger agreement contains additional agreements between Yellow and Roadway relating to, among other things:

•	convening and holding the special meetings;

•	making and maintaining the required recommendation by the respective boards of directors to their stockholders;

•	preparing, filing and distributing this document and filing the registration statement of which this document is a part;

•	providing access to information and cooperating regarding filings with governmental and other agencies and organizations;

•	using their commercially reasonable efforts to satisfy the conditions to closing;

•	providing notice of (i) any representation or warranty in the merger agreement becoming untrue or inaccurate or (ii) the failure to materially comply with or satisfy any covenant, condition or agreement in the merger agreement;

•	making public announcements;

•	payment of fees and expenses in connection with the merger;

•	tax matters;

•	treatment of stock options and phantom stock;

•	obtaining necessary financing;

•	indemnification; and

•	listing of the shares of Yellow common stock to be issued in connection with the merger on the Nasdaq National Market upon official notice of issuance.

Treatment of Roadway Stock Options

Subject to the provisions of the merger agreement regarding fractional shares, each Roadway stock option with an exercise price that is equal to or less than $24.00 will be cancelled and the holder of that Roadway stock option will be entitled to receive, subject to certain withholding obligations:

•	shares of Yellow common stock in an amount equal to the number of shares of Roadway common stock subject to that Roadway stock option multiplied by one-half of the exchange ratio, and

•	cash in an amount equal to:

—	$24.00 minus the exercise price of the Roadway stock option, multiplied by

—	the number of Roadway Shares subject to the Roadway stock option.

Subject to the provisions of the merger agreement regarding fractional shares, each Roadway stock option with an exercise price greater than $24.00 will be cancelled and the holder of that Roadway stock option will be entitled to receive, subject to certain withholding obligations, shares of Yellow common stock in an amount equal to:

the exchange x ratio	($48.00 – exercise price of the Roadway stock option) x number of Roadway shares subject to the Roadway stock option $48.00

Treatment of Roadway Phantom Stock

Each phantom stock award under a Roadway benefit plan will be modified by substituting phantom shares of Yellow common stock for phantom Roadway shares deemed credited under the award. The number of substituted phantom shares of Yellow common stock that will be deemed credited under an award will be equal to:

•	the exchange ratio multiplied by

•	the number of phantom Roadway shares deemed credited under the award.

Fractional shares may be deemed credited under the awards. Other than as described above, the terms and conditions of the phantom stock awards, including vesting and time and form of payment provisions, existing at the effective time of the merger will remain in effect.

Employee Benefit Matters

Generally, Yellow will grant Roadway non-union employees credit for past service with Roadway for purposes of initial eligibility to participate, and vesting under, any employee benefit plans maintained by Yellow, the surviving company or any of their subsidiaries in which these employees are eligible to participate. Roadway non-union employees will also receive credit for their past service with Roadway for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay or vacation pay policies maintained by Yellow, the surviving company and their subsidiaries in which these employees are eligible to participate. Yellow will take any actions as are necessary so that each Roadway employee who continues as an employee of Yellow, the surviving company or any of their subsidiaries will not be subject to preexisting condition exclusions or waiting periods for coverages under any Yellow benefit plan to the extent that these preexisting condition exclusions or waiting periods were waived or satisfied under Roadway’s plans immediately prior to the closing of the merger.

Indemnification and Insurance

Each of Roadway’s certificate of incorporation, and Yellow’s certificate of incorporation and bylaws, contains a provision eliminating the personal liability of its directors to the company or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent permitted under applicable law. The effect of this provision is to eliminate the personal liability of directors to the company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care. The bylaws of Yellow generally provide for the mandatory indemnification of, and payment of expenses incurred by, its directors and officers to the fullest extent permitted under applicable law. The certificate of incorporation of Roadway generally provides for the mandatory indemnification of, and payment of expenses incurred by, directors and officers to the fullest extent permitted by applicable law. Roadway and Yellow have both obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors and officers may incur in these capacities. Roadway and Yellow have also entered into indemnification agreements with their respective directors and officers. The indemnification agreements provide indemnification to these directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Following the effective time of the merger, Yellow and the surviving company will indemnify, defend and hold harmless each person who is or was an officer, director, or employee of Roadway or any of its subsidiaries at or prior to the signing of the merger agreement and at or prior to the effective time of the merger. This indemnification will include indemnification against:

•	all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or amounts paid in settlement arising out of actions or omissions occurring at or prior to the effective time of the merger (whether asserted or claimed prior to, at or after the effective time of the merger) that are based on the fact that the person is or was a director, officer or employee of Roadway or any of its subsidiaries or served as a fiduciary under any Roadway employee benefit plan; Yellow and the surviving company will not be liable for any settlement effected without its written consent, which consent will not be unreasonably withheld or delayed; and

•	all liabilities entitled to indemnification to the extent they pertain to the transactions contemplated in the merger agreement.

In the merger agreement, Yellow and the surviving company agreed to indemnify, defend and hold harmless, and advance expenses to, all past and present officers, directors and employees of Roadway and its subsidiaries.

If any of these parties are entitled to indemnification:

•	Yellow and the surviving company will pay the reasonable fees and expenses of counsel selected by the indemnified party and reasonably satisfactory to Yellow promptly after Yellow receives statements indicating the fees and expenses, and will advance to the indemnified party upon request reimbursement of any documented expenses that are reasonably incurred;

•	Yellow will cooperate in the defense of any matter entitling a party to indemnification; and

•	any determination that is required to be made as to whether an indemnified party’s conduct complies with the standards of applicable law and the certificate of incorporation or bylaws will be made by independent counsel mutually acceptable to Yellow and the indemnified party.

Yellow and the surviving company will not be liable for any settlement effected without its consent, which will not be unreasonably withheld or delayed.

If an indemnified party must bring an action to enforce rights or to collect money due under the merger agreement and is successful in the action, Yellow and the surviving company will reimburse the indemnified party for his or her expenses in bringing and pursuing the action, including, without limitation, reasonable attorneys’ fees and costs. In addition, after the effective time of the merger, directors and officers of Roadway who become directors or officers of Yellow will be entitled to indemnification under the Yellow certificate of incorporation and bylaws as these documents may be amended in accordance with their terms and applicable law.

For six years after the effective time of the merger, Yellow will also maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time of the merger with respect to those directors and officers of Roadway who were covered by, and on terms and in amounts no less favorable than those of, Roadway’s directors’ and officers’ liability insurance at the time the merger agreement was executed. Yellow will not be required to pay aggregate annual premiums for the insurance described in this paragraph in excess of twice the most recent aggregate annual premiums paid (i.e., not to exceed $3,944,400, which amount is twice the most recent aggregate annual premium for Roadway). However, if the annual premiums of the insurance coverage exceed that amount, Yellow must obtain a policy with the best coverage available, in the reasonable judgment of the Yellow board of directors, for a cost up to but not exceeding twice the amount of these aggregate annual premiums. For six years after completion of the merger, Yellow will also maintain in effect fiduciary liability coverage for Roadway employees who serve or served as fiduciaries under Roadway employee benefit plans with coverages and in amounts no less favorable than those maintained by Roadway on the date of the merger agreement.

Section 145 of the DGCL authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Affiliate Agreements

Roadway has agreed to use its best efforts to cause each of its affiliates, as defined by Rule 145 under the Securities Act of 1933, to deliver to Yellow prior to the effective time a written agreement that restricts the affiliate’s ability to sell, transfer or otherwise dispose of any Yellow shares issued to him or her in connection with the merger, except:

•	in compliance with Rule 145 under the Securities Act of 1933;

•	pursuant to an effective registration statement under the Securities Act of 1933; or

•	in reliance upon an opinion of counsel reasonably acceptable to Yellow, to the effect that the sale, transfer or other disposition is exempt from registration under the Securities Act of 1933.

Financing

Assuming the 20-trading-day average closing price of Yellow common stock stays within the collar, we expect that approximately $490.4 million will be required to finance the cash portion of the merger consideration. Yellow has commitment letters from certain affiliates of the initial purchasers that provide, subject to the satisfaction of specified conditions and completion of definitive documentation, for financing in an amount necessary to finance the cash portion of the merger consideration, to refinance certain existing indebtedness of Yellow and Roadway  and to pay related costs. Yellow has agreed to use its commercially reasonable efforts to obtain the financing contemplated by these commitment letters or financing from other sources reasonably acceptable to it to consummate the merger. Until Yellow has obtained this financing, Yellow has agreed to maintain these commitment letters in full force and effect and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, these commitment letters, without the prior written consent of Roadway, which consent will not be unreasonably withheld.

The proposed senior secured financing is expected to consist of a term loan facility, a pre-funded letter of credit facility and a revolving loan facility. Certain amounts under the commitment letters will be reduced by the amount of gross proceeds received by Yellow from its recent offering of $250 million aggregate principal amount of 5.0% contingent convertible senior notes due 2023. If the merger occurs, it is contemplated that at the effective time of the merger the cash portion of the merger consideration and Yellow Roadway’s capital and liquidity needs (including refinancing of some existing indebtedness of Yellow and Roadway) will be financed with a combination of proceeds from Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023, proceeds from the sale of other senior debt securities, senior secured bank financing, other debt financings and cash on hand.

Certain agreements in the merger agreement will survive the effective time of the merger.

Tax Matters

The parties have agreed to use their reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Conditions Precedent

Conditions to Each Party’s Obligation to Effect the Merger

The obligations of Yellow, Sub and Roadway to complete the merger are subject to the following conditions:

•	adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement by the holders of at least a majority of the outstanding Roadway shares entitled to vote at the Roadway special meeting;

•	approval of the stock issuance pursuant to and in accordance with the merger agreement by the holders of the Yellow common stock;

•	the receipt of authorizations, consents, orders or approvals of governmental entities, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Act and foreign antitrust laws, required to consummate the transactions contemplated by the merger agreement, except where the failure to obtain them would not have a material adverse effect on Roadway, Yellow or the consummation of the merger;

•	absence of any statute, rule, regulation, decree, order or injunction prohibiting the consummation of the merger; provided that the parties have used their reasonable efforts to have any applicable order or injunction lifted;

•	receipt by Yellow of the financing contemplated by the commitment letters delivered to Roadway or as otherwise prescribed by the merger agreement;

•	approval for listing of the Yellow shares to be issued in the merger on the Nasdaq National Market, upon official notice of issuance; and

•	continued effectiveness of the registration statement of which this document is a part, provided that the Securities and Exchange Commission must not have issued a stop order that remains in effect suspending the effectiveness of the registration statement.

Conditions to Obligations of Yellow and Sub

Unless waived in whole or in part by Yellow and Sub, the obligations of Yellow and Sub to effect the merger are subject to the following conditions:

•	the absence of any inaccuracies in any of Roadway’s representations or warranties in the merger agreement that have or could reasonably be expected to have a material adverse effect on Roadway;

•	Roadway’s performance in all material respects of its covenants, agreements and obligations under the merger agreement;

•	the absence of a material adverse change in Roadway’s business or operations; and

•	receipt of an opinion satisfactory to Yellow of its tax counsel, Fulbright & Jaworski L.L.P., to the effect that, if the merger is consummated in accordance with the terms of the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Conditions to Obligations of Roadway

Unless waived in whole or in part by Roadway, the obligations of Roadway to effect the merger are subject to the following conditions:

•	the absence of any inaccuracies in any of Yellow’s or Sub’s representations or warranties in the merger agreement that have or could reasonably be expected to have a material adverse effect on Yellow or Sub;

•	Yellow and Sub’s performance in all material respects of their covenants, agreements and obligations under the merger agreement;

•	absence of a material adverse change in Yellow’s business or operations; and

•	receipt of an opinion satisfactory to Roadway of its tax counsel, Jones Day, to the effect that, if the merger is consummated in accordance with the terms of the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

No Solicitation

Roadway has agreed that it will not, and will not permit its officers, directors, employees, investments bankers, attorneys or other advisors, agents and other representatives to, directly or indirectly:

•	solicit, initiate or encourage, or otherwise intentionally facilitate, the making of any proposal that constitutes a third party “acquisition proposal” (of the type described below in this joint proxy statement/prospectus);

•	subject to specified exceptions, enter into any agreement with respect to any acquisition proposal; or

•	participate in any discussions or negotiations regarding, furnish any information with respect to, or facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, provided that prior to the approval of the merger by the Roadway stockholders:

—	the Roadway board of directors reasonably believes it to be required by its fiduciary obligations, as determined in good faith after consultation with outside legal counsel; and

—	subject to Roadway providing written notice to Yellow of its decision to take action in response to an unsolicited written request.

Roadway may under terms of a confidentiality agreement that contains substantially the same terms as the confidentiality agreement contained in the merger agreement, furnish information to, or enter into discussions or negotiations with, any person or entity that has made a “superior proposal” (of the type described below in this joint proxy statement/prospectus) or an acquisition proposal that the Roadway board of directors in good faith determines is reasonably likely to lead to a superior proposal.

Roadway has agreed to promptly notify Yellow of any pending negotiations relating to, or the receipt of, any acquisition proposal.

As used in the merger agreement, “acquisition proposal” means any proposal or offer, other than a proposal or offer by Yellow or any of its affiliates:

•	for a merger or other business combination involving Roadway;

•	to acquire from Roadway or any of its affiliates in any manner, directly or indirectly, more than a 20% equity interest in Roadway, more than 20% of the voting securities of Roadway or a material amount of the assets of Roadway; or

•	to acquire from the Roadway stockholders by tender offer, exchange offer or otherwise more than 20% of the outstanding shares of Roadway common stock.

Except in connection with the termination of the merger agreement as described in “—Termination” below, the Roadway board of directors will not be permitted to:

•	withdraw, modify, or propose to withdraw or modify its approval or recommendation of the merger agreement or the merger; or

•	approve or recommend any acquisition proposal, except that:

—	if the Roadway board of directors receives an acquisition proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members of the board after consultation with outside legal counsel), it determines to be a superior proposal, the Roadway board of directors may withdraw or modify its approval or recommendation of the merger agreement or the merger and may terminate the merger agreement if:

•	Roadway gives three business days’ notice to Yellow specifying the material terms of the superior proposal (including the proposed financing and a copy of any documents conveying the proposal) and the identity of the party making the superior proposal;

•	Roadway cooperates with Yellow during this three-day period to negotiate and adjust the terms under the merger agreement;

•	after this negotiation period, Roadway’s board of directors continues to reasonably believe the acquisition proposal constitutes a superior proposal; and

•	pays the termination fee discussed below.

As used in the merger agreement, the term “superior proposal” means any bona fide acquisition proposal to acquire, directly or indirectly, more than 50% of the shares of Roadway common stock then outstanding or more than 50% of the assets of Roadway, and otherwise on terms which a majority of the members of Roadway’s board of directors determines in its good faith reasonable judgment (after consultation with its financial advisor) to be more favorable to Roadway’s stockholders than the merger and which it intends to recommend that the Roadway stockholders approve.

Termination

Before the effective time of the merger, the merger agreement may be terminated:

•	by mutual written consent of Yellow and Roadway, or by mutual action of their respective boards of directors;

•	by either Yellow or Roadway, if:

—	approval by the Roadway stockholders of the merger agreement and the related transactions is not obtained;

—	approval by the Yellow stockholders of the issuance of shares of Yellow common stock pursuant to and in accordance with the merger agreement is not obtained;

—	the parties fail to consummate the merger on or before February 29, 2004, unless the failure is the result of a material breach of the merger agreement by the party seeking the termination; or

—	any court or other governmental entity has issued a final and nonappealable order, decree or ruling or has taken any other final and nonappealable action that enjoins, restrains or prohibits the purchase of shares of Roadway common stock pursuant to the merger;

•	by Yellow, if:

—	the 20-trading-day average per share closing price of Yellow common stock as of the date five trading days before closing of the merger is less than $16.63;

—	(1) any inaccuracies exist in any of Roadway’s representations or warranties in the merger agreement that have or could reasonably be expected to have a material adverse effect on Roadway, or (2) Roadway fails to materially perform any of its material covenants, agreements or obligations under the merger agreement, if the inaccuracy or failure cannot be or has not been cured within 30 days following receipt of written notice of the inaccuracy or failure; or

—	Roadway’s board of directors (i) withdraws or modifies, in any manner adverse to Yellow, its recommendation or approval of the merger agreement or the related transactions, or (ii) recommends to the Roadway stockholders an alternative acquisition proposal.

•	by Roadway, if:

—	its stockholders have not yet adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement, it has notified Yellow of its receipt of a superior proposal, it has not received a timely offer from Yellow that is no less favorable than the superior proposal, and it has paid a $25 million termination fee to Yellow;

—	(1) if any inaccuracies exist in any of Yellow’s or Sub’s representations or warranties in the merger agreement that have or could reasonably be expected to have a material adverse effect on Yellow or Sub, or (2) Yellow or Sub fails to materially perform any of its material covenants, agreements or obligations under the merger agreement if the inaccuracy or failure cannot be or has not been cured within 30 days following receipt of written notice of the inaccuracy or failure; or

—	Yellow’s board of directors withdraws or modifies, in any manner adverse to Roadway, its recommendation of the share issuance.

Fees and Expenses

Roadway must pay a termination fee of $25 million to Yellow if the merger agreement is terminated:

•	by Yellow or Roadway, if

—	the approval of the Roadway stockholders has not been obtained at its special meeting;

—	prior to the Roadway special meeting, a third party has made a bona fide written acquisition proposal that has not been withdrawn prior to the special meeting; and

—	within 18 months of the termination of the merger agreement, Roadway or any of its subsidiaries enters into any acquisition agreement or completes a merger or other business combination or a third party acquires more than 50% of the equity or a material amount of the assets of Roadway;

•	by Roadway because it receives a superior proposal, subject to satisfaction of certain conditions described above;

•	by Yellow because Roadway’s board of directors withdraws or modifies, in any manner adverse to Yellow, its recommendation of the merger agreement; or

•	by Yellow because Roadway’s board of directors recommends to its stockholders any acquisition agreement, merger, business combination, tender offer or other proposal for a third party to acquire more than 20% of the equity or a material amount of the assets of Roadway.

Yellow must pay a termination fee of $25 million to Roadway if the merger agreement is terminated by Roadway because Yellow’s board of directors withdraws or modifies, in any manner adverse to Roadway, its recommendation or approval of the share issuance.

Whether or not the merger is consummated, each of Yellow, Sub and Roadway will bear its own costs and expenses in connection with the merger agreement and the related transactions, except that Yellow and Roadway will share equally the costs and expenses in connection with filings and related matters under the HSR Act. Notwithstanding the foregoing, if the merger agreement is terminated because one of the parties breaches any of its representations or warranties in, or fails to materially perform any of its covenants, agreements or obligations under, the merger agreement, if such breach or failure (i) would cause any of the conditions to the obligations of all parties to consummate the merger or to the obligations of the other party to consummate the merger not to be satisfied and (ii) cannot be or has not been cured within 30 days following receipt of written notice of such breach, then the party whose representations or warranties are inaccurate or who has breached its covenants or other agreements contained in the merger agreement shall promptly (but not later than two business days after receipt of notice of such termination from the other party) pay to the other party an amount equal to all documented out-of-pocket expenses and fees incurred by the other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the merger or the other transactions contemplated by the merger agreement), and the non-breaching party may pursue any remedies available to it at law or in equity and will, in addition to its expenses (which are to be paid as specified above), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

Amendment

Yellow, Sub and Roadway may amend the merger agreement at any time before the effective time of the merger. However, after the approval of the merger agreement by the Roadway stockholders, no amendment may be made that would require further approval by any Roadway stockholders without the further approval of Roadway stockholders.

Extension; Waiver

Yellow, Sub and Roadway may at any time before the effective time of the merger and to the extent legally allowed:

•	extend the time for the performance of any of the obligations or the other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

INFORMATION ABOUT YELLOW

General Development of Yellow’s Business

Yellow Corporation (also referred to in this section as “Yellow”, “we” or “our”) is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Our largest subsidiary, Yellow Transportation, Inc., offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ, LLC is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide to provide customers a single source for transportation management solutions. Yellow Technologies, Inc. provides innovative technology solutions and services exclusively for Yellow companies. We employed an average of 23,000 persons in 2002.

Yellow Transportation

Yellow Transportation offers a full range of services for the movement of industrial, commercial, and retail goods. Yellow Transportation provides transportation services by moving shipments through its regional, national and international networks of terminals, utilizing primarily ground transportation equipment that we own or lease. The Yellow Transportation mission is to be the leading provider of guaranteed, time-definite, defect-free, hassle-free transportation services for business customers worldwide. Yellow Transportation addresses the increasingly complex transportation needs of its customers through service offerings such as:

•	Exact Express®—a premium expedited and time-definite ground service with an industry-leading 100% satisfaction guarantee;

•	Definite Delivery®—a guaranteed on-time service with constant shipment monitoring and proactive notification;

•	Standard Ground™—a ground service with complete coverage of North America;

•	Standard Ground™ Regional Advantage—a high-speed service for shipments moving between 500 and 1,500 miles; and

•	MyYellow®.com—a leading edge e-commerce web site offering secure and customized online resources to manage transportation activity.

Yellow Transportation, founded in 1924, serves more than 400,000 manufacturing, wholesale, retail and government customers throughout North America. No single customer accounts for more than 6% of Yellow Transportation revenue. Operating from 336 strategically located facilities, Yellow Transportation provides service throughout North America, including within Puerto Rico and Hawaii. Shipments range from 100 to 40,000 pounds, with an average shipment size of 1,000 pounds traveling an average distance of more than 1,200 miles. Yellow Transportation has over 700 employees with sales responsibilities.

Yellow Technologies has developed and supports proprietary technology that drives the Yellow Transportation network. Approximately 22,000 Yellow Transportation employees are dedicated to operating the system that supports 265,000 shipments in transit at any time. An operations research and engineering team is responsible for the equipment, routing, sequencing and timing of nearly 56 million miles per month. At December 31, 2002, Yellow Transportation had 7,395 owned tractors, 491 leased tractors, 34,633 owned trailers and 61 leased trailers.

Yellow Transportation operates in a highly competitive environment against a wide range of transportation service providers. These competitors include a small number of national transportation services providers similar in size and scope to Yellow Transportation, a moderate number of regional or inter-regional providers and a large number of relatively small, shorter-haul transportation companies. Yellow Transportation also competes in and against several modes of transportation, including LTL, truckload, air cargo, rail, consolidators and private fleets.

Truck-based transportation includes private fleets and two “for-hire” carrier groups. The private carrier segment consists of fleets that shippers who move their own goods own and operate. The two “for-hire” groups are based on the typical shipment sizes handled by transportation service companies. Truckload refers to providers transporting shipments that generally fill a trailer, and LTL or shared load refers to providers transporting shipments from multiple shippers that alone would not fill a trailer.

Shared load transportation providers consolidate numerous orders generally ranging from 100 to 10,000 pounds from businesses in different locations. Orders are consolidated at individual locations within a certain radius from service centers. As a result, shared load carriers require expansive networks of pickup and delivery operations around local service centers and, with respect to national carriers, shipments are moved between origin and destination through a series of regional distribution centers. Depending on the distance shipped, shared load providers are sometimes classified into three sub-groups:

•	Regional—Average distance is typically less than 500 miles with a focus on one- and two-day delivery times. Regional transportation companies can move shipments directly to their respective destination centers, which increases service reliability and avoids costs associated with intermediate handling. Regional companies are continuously increasing their average shipping distances.

•	Interregional—Average distance is usually between 500 and 1,000 miles with a focus on two- and three-day delivery times. There is an increasing blurring of lines between regional and national providers, as each sees the interregional segment as a growth opportunity, and there are no providers who focus exclusively on this sector.

•	National—Average distance is typically in excess of 1,000 miles with focus on two- to five-day delivery times. National providers rely on interim shipment handling through hub and spoke networks, which require numerous satellite service centers, multiple distribution centers and a relay network. To gain service and cost advantages, they often ship directly between service centers, minimizing intermediate handling. A significant portion of a national provider’s carriage is under 1,000 miles.

Yellow Transportation provides service to all three sub-groups. Entry into the LTL trucking industry on a small scale with a limited service area is relatively easy. More capital is needed to develop a large service area. The level of technology applications required and the ability to generate shipment densities that provide adequate labor and equipment utilization also make larger-scale entry more capital intensive.

Based in Overland Park, Kansas, Yellow Transportation accounted for 97% of total company operating revenue (excluding SCST) in 2002, 99% in 2001 and 99% in 2000.

Meridian IQ

Our other primary business unit, Meridian IQ, is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide to provide customers a single source for transportation management solutions. Non-asset-based service providers, such as logistics companies, arrange for and expedite the movement of goods and materials through the supply chain. The typical logistics provider neither owns nor operates the physical assets necessary to move goods, eliminating the significant capital requirements normally experienced by a typical transportation company. This lower asset requirement allows the non-asset-based firms to reduce variable costs in economic downturns.

Meridian IQ delivers a wide range of global transportation management services, with the ability to provide customers improved return-on-investment results through flexible, fast and easy-to-implement transportation services and technology management solutions. Meridian IQ has approximately 9,000 transactional and 200 contractual customers.

Meridian IQ offers the following services:

•	International Forwarding and Customs Brokerage—arranging for the administration, transportation and delivery of goods to over 88 countries;

•	Multi-modal Brokerage Services—providing companies with daily shipment needs with access to volume capacity and specialized equipment at competitive rates;

•	Domestic Forwarding and Expedited Services—arranging guaranteed, time-definite transportation for companies within North America requiring time-sensitive delivery options and guaranteed reliability; and

•	Transportation Solutions and Technology Management—web-native Transportation Management Systems enabling customers to manage their transportation network centrally with increased efficiency and visibility. When combined with network consulting and operations management, any organization, regardless of size, can outsource transportation functions partially or even entirely with Meridian IQ.

Meridian IQ and Yellow Transportation create complementary service offerings with the ability for each to generate revenue for the other. Through its strong relationships, Yellow Transportation has introduced its customers to Meridian IQ for value-added transportation technology and management services. This gives Meridian IQ immediate market credibility from established relationships, and a large pool of existing Yellow Transportation customers to target. In addition, Meridian IQ has attracted new transportation and technology management customers who utilize the Yellow Transportation service portfolio.

The competition of Meridian IQ includes transportation management systems providers, domestic and international freight forwarders, freight brokers, and third party logistic companies. Meridian IQ has approximately 340 employees, including a sales force of approximately 30 employees. Additionally, the over 700 members of the Yellow Transportation sales force assist Meridian IQ in developing sales leads. Meridian IQ is headquartered in Overland Park, Kansas.

Yellow Technologies

Yellow Technologies, a captive corporate resource, aims at creating competitive advantages for Yellow businesses by delivering innovative information solutions and technology services. Yellow Technologies has 320 employees. In addition to delivering and supporting highly integrated applications and solutions, Yellow Technologies provides value-added technical, network, secure data, and enterprise system management services to our operating subsidiaries. Yellow Technologies and Meridian IQ together provide hosting, infrastructure services and managed transportation business systems development. Yellow Technologies is headquartered in Overland Park, Kansas.

Directors and Executive Officers

The following table sets forth information with respect to each director of Yellow. No director has any family relationship with any other director or executive officer of Yellow.

Name; Past Service	Principal Occupation; Directorships; Age
Cassandra C. Carr Director since 1997	Senior Advisor, Public Strategies, Inc. (since 2002); Senior Executive Vice President, External Affairs, SBC Communications, Inc., San Antonio, TX (telecommunications) (1998-2002). Formerly Senior Vice President, Human Resources (1994-1998); 58

Howard M. Dean Director since 1987	Retired Chairman of the Board of Dean Foods Company, Franklin Park, IL (processor and distributor of food products); Director of Ball Corporation; 65

Dennis E. Foster Director since 2000	Formerly Vice Chairman of Alltel Corporation, Little Rock, AR (telecommunications) (1998-2000); Chief Executive Officer of 360 Communications, Inc., (1993-1998); Director of Alltel Corporation and NiSource Corporation; 62

John C. McKelvey Director since 1977	President and Chief Executive Officer, Menninger Foundation and Menninger Psychiatric Clinic, Topeka, KS (psychiatric treatment and research) since November, 2001, and President Emeritus of Midwest Research Institute, Kansas City, MO (scientific and technical research) since January 2000. Formerly President and Chief Executive Officer of Midwest Research Institute, Kansas City, MO (1975-1999); 68

William L. Trubeck Director since 1994	Executive Vice President, Chief Administrative Officer and Chief Financial Officer (since 2002) and Senior Vice President and Chief Financial Officer (2000-2002) of Waste Management, Inc., Houston, TX (waste disposal and environmental services); Formerly Senior Vice President—Finance and Chief Financial Officer, President, Latin American Operations, International MultiFoods, Inc., Minneapolis, MN (1997-2000); 56

Carl W. Vogt Director since 1996	Of Counsel (formerly a Partner and Senior Partner since 1974) to Fulbright & Jaworski LLP, Washington, DC (since 2002). President Emeritus of Williams College, Williamstown, MA (President, interim, 1999-2000); Chairman, National Transportation Safety Board, Washington, DC (1992-1994); Director of Scudder Funds (mutual funds), International Strategy and Investment (mutual funds), American Science & Engineering and Waste Management, Inc.; 66

William D. Zollars Director since 1999	Chairman, President and Chief Executive Officer of the Company (since November 1999). Formerly President of Yellow Transportation, Inc., the Company’s principal operating subsidiary (1996-2000); Director of Butler Manufacturing Co. and ProLogis Trust; 55

The names, ages and positions of the executive officers of Yellow as of September 30, 2003 are listed below. Officers are appointed annually by the Board of Directors at their meeting that immediately follows the annual meeting of stockholders.

Name	Age	Position(s) Held

William D. Zollars	55	Chairman of the Board, President and Chief Executive Officer of the company (since November 1999); President of Yellow Transportation (September 1996 to November 1999); Senior Vice President Ryder Integrated Logistics, Inc. (1994-1996).

Donald G. Barger, Jr.	60	Senior Vice President and Chief Financial Officer of the company (since November 2000); Vice President and Chief Financial Officer of Hillenbrand Industries, Inc. (1998 to November 2000); Vice President and Chief Financial Officer for Worthington Industries (1993-1998).

Stephen L. Bruffett	39	Vice President and Treasurer of the company (since July 2000); Director of Strategic Analysis for Yellow Transportation (June 1998 to July 2000); Director of Finance for American Freightways (prior to June 1998).

Lynn M. Caddell	49	President of Yellow Technologies (since November 1999); Vice President—Systems Development of Yellow Technologies (July 1997 to November 1999).

Daniel J. Churay	40

Senior Vice President, General Counsel and Secretary of the

Company (since September 2002); Senior Counsel, Fulbright & Jaworski L.L.P. (2002); Deputy General Counsel and Assistant Secretary of Baker Hughes Incorporated (1998-2002).

Phillip J. Gaines	39

Vice President—Corporate Controller and Chief Accounting Officer of the company (since April 2003); Vice President—Financial Planning & Analysis for Yellow Transportation (January 2001-April 2003); Senior Director—Finance for Yellow Transportation (August 2000-December 2000);

Director—Corporate Accounting for Yellow Transportation (February 1999-August 2000); Director of Finance for House of Lloyd, Inc. (June 1998- February 1999).

Gregory A. Reid	50	Senior Vice President and Chief Marketing Officer of the company (since December 2001); Senior Vice President and Chief Communications Officer (November 2000 to December 2001); Senior Vice President of Sales and Marketing for Yellow Transportation (March 1997 to November 2000); Vice President and General Manager for Ryder Integrated Logistics’ Western Region (prior to March 1997).

James D. Ritchie	42	President and Chief Executive Officer of Meridian IQ (since January 2002); President and Chief Executive Officer of Transportation.com (February 2000 to January 2002); Vice President and General Manager of Ryder Integrated Logistics (1996 to February 2000).

James L. Welch	48	President and Chief Executive Officer of Yellow Transportation (since June 2000); Central Group Vice President of Yellow Transportation (1998-2000).

Steven T. Yamasaki	49	Senior Vice President—Human Resources of the Company (since May 2003); Senior Vice President - Human Resources for ConAgra Foods, Inc. (February 2003 - May 2003); Vice President—Human Resources for Honeywell International (1997- February 2003).

The terms of each officer of the company designated above are scheduled to expire on the date of Yellow’s 2004 annual meeting of stockholders. The terms of each officer of the subsidiary companies are scheduled to expire on the date of the next annual meeting of stockholders of that company. No family relationships exist among any of the executive officers named above.

Beneficial Ownership of Yellow’s Common Stock

Significant stockholders

As of September 22, 2003, the persons known to us to be beneficial owners of more than 5% of Yellow’s outstanding shares of common stock, the number of shares beneficially owned by them, and the percent of outstanding Yellow common stock so owned were:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Wellington Management Company, LLP. 75 State Street Boston, MA 02109	3,466,150	(2)	11.73%

Mellon Financial Corporation (3) One Mellon Center Pittsburgh, Pennsylvania 15258	3,234,455	(3)	10.94%

(1)	Calculated using 29,555,593 shares outstanding.
(2)	According to information provided to Yellow in a Schedule 13G/A, Wellington Management Company, LLP had the following voting and dispositive powers with respect to those shares: (a) sole voting power, no shares; (b) shared voting power, 2,929,140 shares; (c) sole dispositive power, no shares and (d) shared dispositive power, 3,466,150 shares.
(3)	According to information provided to Yellow in a Schedule 13G, (a) Mellon Financial Corporation had the following voting and dispositive powers with respect to those shares (i) sole voting power, 2,661,637 shares; (ii) shared voting power, 5,940 shares; (iii) sole dispositive power, 3,228,515 shares and (iv) shared dispositive power, 5,940 shares; Mellon Financial Corporation’s affiliate Boston Safe Deposit and Trust Company had the following voting and dispositive powers with respect to those shares (i) sole voting power, 1,903,090 shares; (ii) shared voting power, no shares; (iii) sole dispositive power, 2,441,390 shares and (iv) shared dispositive power, no shares; and Mellon Financial Corporation’s affiliate The Boston Company Asset Management, LLC had the following voting and dispositive powers with respect to those shares (i) sole voting power, 1,835,120 shares; (ii) shared voting power, no shares; (iii) sole dispositive power, 2,373,420 shares and (iv) shared dispositive power, no shares.

Directors and Executive Officers

Share ownership of Directors and Executive Officers is as of August 11, 2003, and includes:

•	shares in which they may be deemed to have a beneficial interest;

•	shares credited to individual accounts in the Stock Sharing Plan, a qualified savings and defined contribution plan;

•	shares subject to options that are exercisable on or prior to October 10, 2003, pursuant to the 1992, 1996, 1997 and 1999 Stock Option Plans and the 2002 Stock Option and Share Award Plan; and

•	in the case of outside Directors, options that are exercisable on or prior to October 10, 2003, pursuant to the Directors’ Stock Compensation Plan.

Name	Shares Owned as of August 11, 2003(1)		Shares subject to Options that are or will become exercisable prior to October 10, 2003	Total Beneficial Ownership(1)		Percent of Class(2)
Cassandra C. Carr	8,525	(3)	10,712	19,237	(3)	*
Howard M. Dean	9,201		10,712	19,913		*
Dennis E. Foster	3,623		6,356	9,979		*
John C. McKelvey	5,627		10,712	16,339		*
William L. Trubeck	9,361		10,712	20,073		*
Carl W. Vogt	10,049		10,712	20,761		*
William D. Zollars	29,891	(4)	234,022	263,913	(4)	*
Donald G. Barger, Jr	8,566	(4)	13,616	22,182	(4)	*
Gregory A. Reid	4,598	(4)	7,883	12,481	(4)	*
James D. Ritchie	5,748	(4)	6,808	12,556	(4)	*
James L. Welch	8,047	(5)	22,174	30,221	(5)	*
All Directors and Executive Officers as a Group (15 persons)	106,110		379,824	485,934		1.6%

*	Indicates less than 1% ownership.
(1)	Direct ownership unless indicated otherwise.
(2)	Calculated using 29,555,593 shares outstanding.
(3)	Ms. Carr has deferred 7,028 shares pursuant to the Yellow Corporation Amended Directors’ Stock Compensation Plan until she ceases to be a Director of the Company.
(4)	Restricted stock pursuant to a Restricted Stock Award Agreement pursuant to the 1992 Stock Option Plan with Non-compete Covenant, the restrictions which lapse on March 4, 2005.
(5)	Restricted stock pursuant to a Restricted Stock Award Agreement pursuant to the 1992 Stock Option Plan with Non-compete Covenant, the restrictions which lapse on March 4, 2005. Also includes 635,486 shares held in the Company’s savings plan.

INFORMATION ABOUT ROADWAY

General Development of Roadway’s Business

Roadway Corporation is a Delaware corporation headquartered in Akron, Ohio. Roadway’s mailing address is, and principal executive offices are located at, 1077 Gorge Boulevard, Akron, Ohio 44310. Roadway’s telephone number is (330) 384-1717, and Roadway’s web site address is http:www.roadwaycorp.com.

Roadway Corporation is a holding company that was formed on May 30, 2001 by a reorganization of the corporate structure of Roadway Express, Inc. Through the reorganization, Roadway Express became a wholly owned direct subsidiary of Roadway Corporation.

Information contained on Roadway’s web site is not incorporated by reference into this prospectus, and you should not consider information contained on Roadway’s web site as part of this prospectus.

Roadway Express

Founded in 1930, Roadway Express, through its extensive network of about 378 terminals located throughout North America, offers long-haul, inter-regional and regional less-than-truckload, or LTL, freight services on two-day and beyond lanes. Principal among Roadway’s operating subsidiaries, Roadway Express is a leading transporter of industrial, commercial and retail goods with a variety of innovative services designed to meet customer needs. Roadway Express is an ISO 9002 certified carrier. Roadway Express provides seamless, general commodity freight service among all 50 states, Canada, Mexico and Puerto Rico, and offers import and export services to more than 100 additional countries worldwide through offshore agents. Service in Canada is provided by Reimer Express Lines Ltd., while service in Mexico is handled by Roadway Express, S.A. de C.V. Both companies are subsidiaries of Roadway Express.

General commodity freight includes apparel, appliances, automotive parts, chemicals, food, furniture, glass machinery, metal and metal products, non-bulk petroleum products, rubber, textiles, wood and miscellaneous manufactured products. Roadway Express also offers truck-load, or TL, services to complement its LTL business, usually to fill back hauls and maximize equipment utilization. In addition, Roadway Express provides higher margin, specialized services, including guaranteed expedited services, time-specific delivery, North American international services, coast-to-coast air delivery, sealed trailers, product returns, cold-sensitive protection and government material shipments. Roadway Express is one of the largest LTL motor carriers in the United States and has the leading market share in long-haul LTL segment, serving over 165,000 individual customers. Roadway serves over one-half million customer sites in North America.

Roadway Next Day Corporation

Another of Roadway’s operating subsidiaries is Roadway Next Day Corporation, formerly known as Arnold Industries, Inc., which Roadway acquired in November 2001. Roadway Next Day includes New Penn Motor Express, Inc., a regional, next-day, ground LTL carrier of general commodities serving twelve states in the Northeastern United States, Quebec and Puerto Rico, with links to the Midwest and Southeast United States and Ontario.

New Penn

Founded in 1931, New Penn is a regional, next-day, ground LTL carrier of general commodities. Through a network of 24 terminals, New Penn serves twelve states in the Northeastern United States, Quebec and Puerto Rico and has links to the Midwest and Southeast regions of the United States and Ontario. Ninety-five percent of New Penn’s shipments are delivered next-day in the Northeast region of the United States.

Integres Global Logistics, Inc.

Roadway also participates as a minority equity partner in Integres Global Logistics, Inc., an integrated airfreight and logistics service provider. This partnership fits Roadway’s strategy to develop next-day and expedited markets. Integres combines the assets and experience of world-class transportation carriers with the power of Internet technologies to offer shippers a single-source solution for the multi-modal shipment of heavy freight. Roadway Express serves as Integres’ primary North American ground carrier, which provides a new channel for market and business development.

Beneficial Ownership of Roadway’s Common Stock

Except as otherwise noted, the following table sets forth certain information as of September 19, 2003 as to the security ownership of (1) those persons owning of record or known to Roadway to be the beneficial owner of more than 5% of Roadway common stock; (2) the beneficial ownership of Roadway common stock by each director and executive officer of Roadway; and (3) and all directors and executive officers as a group. Except as otherwise noted, the information with respect to beneficial ownership has been furnished by the respective director, executive officer, or 5% beneficial owner, as the case may be. The mailing address for each of our directors and executive officers is 1077 Gorge Boulevard, Akron, Ohio 44310. Beneficial ownership of the Roadway common stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)		Percentage of Shares of Common Stock Beneficially Owned (b)
Roadway Corporation 401(k) Stock Savings Plan Fidelity Management Trust Company, Trustee 82 Devonshire Street Boston, MA 02109	5,585,768	(c)	28.0%

Sarah Roush Werner P.O. Box 503 Bellevue, WA 98009-0503	1,704,101	(d)(f)	8.3%

Islands Fund 900 Fourth Avenue, Suite 2925 Seattle, WA 98164	1,660,761	(e)	8.1%

Frank P. Doyle	21,943	(g)(h)	*

John F. Fiedler	4,317	(h)	*

Dale F. Frey	1,568	(h)	*

Phillip J. Meek	16,188	(g)(h)	*

Carl W. Schafer	—		*

Michael W. Wickham	2,347	(f)(i)(k)	*

John D. Bronneck	12,937	(j)	*

J. Dawson Cunningham	26,985	(h)(i)(j)	*

John J. Gasparovic	2,147	(g)(j)	*

James D. Staley	42,487	(g)(j)	*

Robert L. Stull	5,291	(j)

All Directors and executive officers as a group (12 persons)	1,845,608	(d)(f)(g)(h)(i)(j)(k)	9.0%

*	Less than 1%.
(a)	Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names.

(b)	Calculated using 20,435,106 shares as the number of shares outstanding.
(c)	As of July 21, 2003, the Roadway Corporation 401(k) Stock Savings Plan held 5,585,768 shares. Pursuant to the terms of the Roadway Corporation 401(k) Stock Savings Plan, participants are entitled to instruct the trustee as to the voting of any shares of Roadway common stock allocated to their account(s) and shares for which no direction is received by the trustee. The trustee must vote the shares as directed.
(d)	Includes 1,660,761 shares held by the Islands Fund, of which Ms. Werner is one of five trustees. Pursuant to a Schedule 13G filed with the Securities and Exchange Commission on September 5, 2003, Ms. Werner disclaimed any beneficial ownership over the shares.
(e)	Pursuant to a Schedule 13G filed with the Securities and Exchange Commission on September 5, 2003, the Islands Fund reported that it had sole voting and dispositive power over 1,660,761 shares, and had no shared voting or dispositive power over the shares. The trustees of the Islands Fund, Sarah Werner, E. Leeds Gulick, Rick Werner, George G. Gulick and James Flaggert, disclaimed any beneficial ownership of the 1,660,761 shares owned by the Islands Fund.
(f)	Includes shares of Roadway common stock held by family or otherwise as follows: Mr. Cunningham, 1,125 shares; and Mrs. Werner, 43,340 shares. Although Mrs. Werner has investment and voting power over these shares she disclaims any beneficial ownership.
(g)	Includes shares of Roadway common stock subject to stock options exercisable within 60 days of September 19, 2003, granted pursuant to the Roadway Corporation Equity Ownership Plan or the Roadway Non-Employee Directors’ Stock Option Plan for payment for directors’ fees, as follows: Mr. Doyle, 12,318 shares; Mr. Gasparovic, 1,750 shares; Mr. Meek, 6,000 shares; Mr. Staley, 30,000 shares; and all directors and executive officers as a group, 50,068 shares.
(h)	Includes shares of Roadway common stock constituting payment of non-employee directors’ fees, receipt of which has been deferred pursuant to the Roadway Non-Employee Directors’ Equity and Deferred Compensation Plan, as follows: Mr. Doyle, 5,825 shares; Mr. Frey, 1,568 shares; Mr. Meek, 3,988 shares; formerly restricted shares of Roadway common stock the receipt of which was deferred pursuant to the Roadway Non-Employee Directors’ Equity and Deferred Compensation Plan, as follows: Mr. Doyle, 1,500; Mr. Fiedler, 2,000 shares; formerly restricted shares of Roadway common stock the receipt of which was deferred pursuant to the Roadway Deferred Compensation Plan, as follows: Mr. Cunningham, 13,331; and all directors and executive officers as a group, 28,212 shares.
(i)	Includes shares of Roadway common stock held in an individual retirement account, as follows: Mr. Cunningham, 735 shares; Mr. Wickham, 1,117 shares; and all Directors and executive officers as a group, 1,852 shares.
(j)	Includes shares of Roadway common stock held pursuant to the Roadway Corporation 401(k) Stock Savings Plan, as follows: Mr. Bronneck, 11,256 shares; Mr. Cunningham, 6,947 shares; Mr. Gasparovic, 397 shares; Mr. Staley, 9,720 shares; Mr. Stull, 5,291 shares; and all Directors and executive officers as a group, 33,611 shares.
(k)	Includes 1,230 shares of Roadway common stock held for the Wickham Family Fund.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited condensed combined pro forma financial statements and explanatory notes have been prepared to give effect to the proposed merger, the proceeds of Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and the consummation of Yellow’s other currently contemplated financing transactions related to the proposed merger. At the effective time of the proposed merger, Roadway will be merged with and into a wholly owned acquisition subsidiary of Yellow. The transaction is being accounted for as a purchase business combination.

In general, upon the effectiveness of the proposed merger, each share of Roadway stock (except those shares owned directly or indirectly by Roadway or Yellow and those shares held by dissenting stockholders) will be converted into 1.924 shares of Yellow common stock. However, a Roadway stockholder may elect to receive $48.00 in cash in lieu of Yellow stock for each share of the stockholder’s Roadway stock. Notwithstanding the individual elections of the Roadway stockholders, no more than 50% of the Roadway shares may be converted into cash and certain adjustments will be made so that the aggregate consideration in the proposed merger will consist of approximately 50% cash and 50% Yellow common stock. See “Description of the Merger”.

The exchange ratio of 1.924 shares will be subject to further adjustment based upon the 20-trading-day average of the per share closing price of Yellow common stock as of the date five trading days before closing of the merger. If the average price is less than $21.21, the exchange ratio shall be the quotient of $40.81 and the average price, or if the average price is greater than $28.69, then the exchange ratio shall be the quotient of $55.20 and the average price. If the average price of Yellow common stock is less than $16.63, Yellow may elect not to consummate the proposed merger.

In accordance with Article 11 of Regulation S-X under the Securities Act of 1933, an unaudited condensed combined pro forma balance sheet as of June 30, 2003 and unaudited condensed combined pro forma statements of operations for the six months ended June 30, 2003 and the year ended December 31, 2002, have been prepared to reflect the proposed merger (treated as an acquisition of Roadway), the proceeds of Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and the consummation of Yellow’s other currently contemplated financing transactions related to the proposed merger. The following unaudited condensed combined pro forma financial statements have been prepared based upon historical financial statements of Yellow and Roadway. Yellow operates on a calendar quarter reporting basis. Roadway operates on 13 four-week accounting periods with 12 weeks in each of the first three quarters and 16 weeks in the fourth quarter. Additionally, the unaudited condensed combined pro forma financial statements reflect certain balance sheet and statement of operations reclassifications made to conform Roadway’s presentations to those of Yellow. The unaudited condensed combined pro forma financial statements should be read in conjunction with:

•	Yellow’s historical audited consolidated financial statements for the year ended December 31, 2002, and its unaudited condensed consolidated financial statements as of June 30, 2003 and for the six months ended June 30, 2003; and

•	Roadway’s historical audited consolidated financial statements for the year ended December 31, 2002, and its unaudited condensed consolidated financial statements as of June 21, 2003 and for the twenty-four week period (two quarters) ended June 21, 2003.

The unaudited condensed combined pro forma balance sheet was prepared by combining Yellow’s historical unaudited consolidated balance sheet as of June 30, 2003 and Roadway’s historical unaudited consolidated balance sheet as of June 21, 2003, adjusted to reflect the proposed merger, the proceeds of Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and the consummation of Yellow’s other currently contemplated financing transactions related to the proposed merger, as if each had occurred at June 30, 2003.

The unaudited condensed combined pro forma statements of operations were prepared using the historical consolidated statements of operations for both Yellow and Roadway assuming the proposed merger and related transactions had each occurred on January 1, 2002. The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2002 was prepared by combining the historical audited consolidated statement of operations of Yellow and the historical audited consolidated statement of income of Roadway for the year ended December 31, 2002. The unaudited condensed combined pro forma statement of operations for the six months ended June 30, 2003 was prepared by combining the historical unaudited consolidated statement of operations of Yellow for the six month period ended June 30, 2003 and the historical unaudited consolidated statement of income of Roadway for the twenty-four week period (two quarters) ended June 21, 2003. The unaudited condensed combined pro forma statements of operations give effect to the costs associated with financing the proposed merger, including interest expense and amortization of deferred financing costs associated with Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and other currently contemplated financing transactions related to the proposed merger, and the impact of other purchase accounting adjustments.

The unaudited condensed combined pro forma financial statements are prepared for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the merger transaction described above had been consummated at the beginning of the periods or the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The unaudited condensed combined pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the proposed merger or the result of final valuations of tangible and intangible assets and liabilities.

Because of the proximity of this joint proxy statement/prospectus to the date of the announcement of our proposed merger, the process of valuing Roadway’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the very preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. Following closing of the proposed merger, we will finalize the process of determining the fair value at the date of acquisition of the tangible and intangible assets and liabilities of Roadway. As a result of this process, we anticipate that a portion of the amount classified as goodwill in the unaudited condensed combined pro forma financial statements, which in accordance with Statement of Financial Accounting Standards No. 142 will not be amortized, will be reclassified to the tangible and identified intangible assets and liabilities acquired, based on their estimated fair values at the date of acquisition. These tangible and identified intangible assets will be depreciated and amortized over their estimated useful lives. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented in the unaudited condensed combined pro forma statements of operations and the effects cannot be quantified at this time.

The proposed merger had not been consummated as of the preparation of these unaudited condensed combined pro forma financial statements.

Unaudited Condensed Combined Pro Forma Balance Sheet

At June 30, 2003

	Historical		Pro Forma
	Yellow	Roadway (at June 21, 2003)	Adjustments		Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$49,811	$125,692	$(490,395	) (1)	$418
			250,000	(2)
			325,000	(3)
			53,000	(4)
			(100,000	) (5)
			(101,650	) (6)
			(111,040	) (7)
Accounts receivable, net	334,360	215,055	25,400	(8)	674,815
			100,000	(5)
Prepaid expenses and other	31,765	49,541	(16,795	) (9)	64,511

Total current assets	415,936	390,288	(66,480)		739,744

Property and equipment, at cost	1,698,586	1,511,699	225,000	(10)	2,419,603
			(1,015,682	)(11)
Less: accumulated depreciation	(1,127,405)	(1,015,682)	1,015,682	(11)	(1,127,405)

Net property and equipment	571,181	496,017	225,000		1,292,198

Goodwill	20,469	286,181	820,589	(1)	841,058
			(286,181	)(12)
Deferred income taxes	—	44,598	(44,598	) (9)	—
Other assets	33,095	46,495	25,400	(6)	96,871
			(8,119	) (7)

Total Assets	$1,040,681	$1,263,579	$665,611		$2,969,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,283	$164,806	$(57,526	)(13)	$178,563
Wages, vacations and employees’ benefits	166,369	125,162			291,531
Other current and accrued liabilities	113,572	51,378	(16,795	) (9)	200,994
			(4,687	) (9)
			57,526	(13)
ABS borrowings	50,000	—	53,000	(4)	103,000
Current maturities of long-term debt	40,259	10,511	(45,761	) (7)	5,009

Total current liabilities	441,483	351,857	(14,243)		779,097

Long-term liabilities:
Long-term debt, less current portion	33,983	270,279	250,000	(2)	840,573
			325,000	(3)
			(65,279	) (7)
			26,590	(14)
Claims and other liabilities	76,967	65,029	37,900	(15)	173,196
			(6,700	)(16)
Accrued pension and postretirement health care	76,293	147,800	50,800	(17)	274,893
Deferred income taxes	27,089	10,476	11,328	(9)	48,893

Total long-term liabilities	214,332	493,584	629,639		1,337,555

Total shareholders’ equity	384,866	418,138	472,742	(1)	853,219
			(418,138	)(18)
			(4,389	)(19)

Total Liabilities and Shareholders’ Equity	$1,040,681	$1,263,579	$665,611		$2,969,871

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2002

	Historical		Pro Forma
	Yellow	Roadway	Adjustments		Combined
	(in thousands, except per share data)
Revenue	$2,624,148	$3,010,776	$3,000	(8)	$5,637,924

Operating expenses:
Salaries, wages and employees’ benefits	1,717,382	1,934,482			3,651,864
Operating expenses and supplies	385,522	479,415	(2,154	)(13)	862,783
Operating taxes and licenses	75,737	76,662			152,399
Claims and insurance	57,197	63,621			120,818
Depreciation and amortization	79,334	75,786	2,154	(13)	157,174
			(100	)(20)
Purchased transportation	253,677	289,612			543,289
(Gains) losses on property disposals, net	425	(650)			(225)
Spin-off and reorganization charges	8,010	—			8,010

Total operating expenses	2,577,284	2,918,928	(100)		5,496,112

Operating income	46,864	91,848	3,100		141,812

Interest expense	7,211	23,268	3,249	(13)	59,642
			25,914	(21)
ABS facility charges	2,576	3,688	(6,264	)(21)	—
Other, net	(509)	2,855	(3,249	)(13)	(903)

Nonoperating expenses, net	9,278	29,811	19,650		58,739

Income from continuing operations before income taxes	37,586	62,037	(16,550)		83,073
Income tax provision	13,613	26,895	(6,620	)(22)	33,888

Income from continuing operations	$23,973	$35,142	$(9,930)		$49,185

Earnings per share from continuing operations:
Basic	$0.86	$1.90			$1.03
Diluted	0.84	1.85			1.02
Average common shares outstanding:
Basic	28,004	18,507			47,661
Diluted	28,371	18,999			48,028

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Six Months Ended June 30, 2003

	Historical		Pro Forma
	Yellow	Roadway (for the two quarters ended June 21, 2003)	Adjustments		Combined
	(in thousands, except per share data)
Revenue	$1,394,546	$1,495,598	$7,300	(8)	$2,897,444

Operating expenses:
Salaries, wages and employees’ benefits	896,784	943,658			1,840,442
Operating expenses and supplies	213,851	260,434	(302	)(13)	473,983
Operating taxes and licenses	39,259	38,554			77,813
Claims and insurance	23,454	29,641			53,095
Depreciation and amortization	41,086	34,169	302	(13)	75,507
			(50	)(20)
Purchased transportation	135,979	150,509			286,488
Losses on property disposals, net	41	841			882
Spin-off and reorganization charges	—	—			—

Total operating expenses	1,350,454	1,457,806	(50)		2,808,210

Operating income	44,092	37,792	7,350		89,234

Interest expense	5,271	9,881	2,223	(13)	29,345
			11,970	(21)
ABS facility charges	—	1,813	(1,813	)(21)	—
Other, net	(436)	1,144	(2,223	)(13)	(1,515)

Nonoperating expenses, net	4,835	12,838	10,157		27,830

Income from continuing operations before income taxes	39,257	24,954	(2,807)		61,404
Income tax provision	15,271	10,481	(1,123	)(22)	24,629

Income from continuing operations	$23,986	$14,473	$(1,684)		$36,775

Earnings per share from continuing operations:
Basic	$0.81	$0.77			$0.75
Diluted	0.80	0.76			0.74
Average common shares outstanding:
Basic	29,585	18,802			49,242
Diluted	29,826	19,177			49,483

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA

FINANCIAL STATEMENTS

(1)	Because of the proximity of this joint proxy statement/prospectus to the date of the announcement of our proposed merger, the process of valuing Roadway’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the very preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. These unaudited condensed combined pro forma financial statements are not necessarily indicative of the operating results or financial position that would have occurred had the proposed merger been consummated at the dates indicated, nor necessarily indicative of future operating results.

The purchase price is estimated as follows (in thousands, except per share data):

Merger consideration of approximately $963.1 million, based on $24.00 cash consideration per Roadway share, a fixed exchange ratio of 1.924 Yellow shares for each Roadway share, and the assumption of a 50% cash, 50% stock election by Roadway shareholders. For purchase accounting purposes, the Yellow common stock component of the merger consideration was valued at $24.05 per share, which represents the simple average of the daily opening and closing trade prices for the period from July 3, 2003 through July 10, 2003, the period immediately surrounding the date of the announcement of the proposed merger.

Cash	$490,395
Common stock (19.7 million Yellow shares)	472,742

Total merger consideration	963,137
Acquisition and change of control costs	57,350

Total purchase price	1,020,487
Net tangible assets acquired at fair value	199,898	*

Costs in excess of net tangible assets of the acquired company (Goodwill)	$820,589	**

*	Net tangible assets acquired at fair value is comprised of the following (in thousands):

Roadway historical net tangible assets at June 21, 2003		$131,957
Purchase accounting adjustments, as described in the following notes:
Merger-related expenses incurred by Roadway	(11,900)
Write-off of certain deferred financing costs	(8,003)
Conform revenue recognition policy	25,400
Adjust property and equipment to fair value	225,000
Adjust senior notes to fair value	(26,590)
Conform workers’ compensation policy	(37,900)
Elimination of accrual for Roadway deferred shares	6,700
Adjustment to pension and postretirement health care liabilities	(50,800)
Current and deferred income taxes associated with purchase accounting adjustments	(53,966)

Total purchase accounting adjustments		67,941

Net tangible assets acquired at fair value		$199,898

**	Goodwill reflects the preliminary estimated adjustment for the costs in excess of net tangible assets of Roadway at estimated fair value. Subsequent to closing of the merger, we will be completing a study to determine the allocation of the total purchase price to the various tangible and intangible assets acquired and the liabilities assumed in order to allocate the purchase price. Management believes, on a preliminary basis, there may be intangible assets that will be assigned a fair value in the purchase price allocation. The sensitivity of the valuations regarding the above can be significant. Accordingly, as we conclude our evaluation of the assets acquired and liabilities assumed upon closing the merger, allocation of the purchase price among the tangible and intangible assets will be subject to change. Any such change may also impact results of operations.

(2)	Reflects gross proceeds of Yellow’s recent offering of $250.0 million aggregate principal amount of its 5.0% contingent convertible senior notes due 2023.

(3)	Reflects gross proceeds of Yellow’s other currently contemplated financing transactions related to the proposed merger, comprised of $175.0 million of secured term loan borrowings and $150.0 million of senior unsecured debt securities.

(4)	Reflects additional borrowings under Yellow’s asset backed securitization (ABS) facility.

(5)	Reflects the elimination of Roadway’s ABS facility as a component of the currently contemplated financing transactions. As Roadway’s ABS facility receives sales treatment for financial reporting purposes and is therefore not reflected on its balance sheets, elimination of that facility effectively brings accounts receivable back onto the balance sheet.

(6)	Represents costs associated with completing the proposed merger and the currently contemplated financing transactions, including Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023, as follows (in thousands):

Direct transaction costs, including investment banking, legal, accounting and other fees:
Yellow	$12,650
Roadway	11,900
Deferred debt issuance costs	25,400
Bridge financing costs	4,500
Debt prepayment penalties	2,500
Director, officer and fiduciary insurance premium costs	6,100	*
Change of control costs	38,600	**

Total	$101,650

*	This item represents the estimated cost to provide director, officer and fiduciary liability insurance coverage for Roadway directors, officers and employees for periods prior to the date of the proposed merger. In accordance with the merger agreement, this coverage will be provided for six years after the effective date of the proposed merger.

**	The change of control costs represent the estimated maximum cost of various change of control provisions for key Roadway executives.

(7)	Reflects the payoff of certain existing indebtedness in conjunction with the currently contemplated financing transactions and the write-off of deferred financing costs.

(8)	Represents the adjustment necessary to conform Roadway’s revenue recognition policy to the policy used by Yellow.

(9)	Represents the impact on currently payable and deferred income taxes of the pro forma adjustments presented.

(10)	Represents the net adjustment to Roadway’s property and equipment based on initially estimated fair values.

(11)	Represents the elimination of Roadway’s historical accumulated depreciation.

(12)	Represents the elimination of the historical goodwill of Roadway.

(13)	Reflects certain balance sheet and statement of operations reclassifications made to conform Roadway’s presentation to the presentation used by Yellow.

(14)	Represents an increase in the fair value of Roadway’s senior notes based on current market prices.

(15)	Represents the estimated adjustment necessary to conform Roadway’s workers’ compensation accrual policy to the policy used by Yellow.

(16)	Represents the elimination of the accrual previously established for shares of Roadway common stock that were deferred by the recipient under one of Roadway’s compensation plans. These shares of Roadway common stock were distributed to the recipients upon the initial filing of this joint proxy statement/prospectus.

(17)	Represents the estimated adjustment necessary to eliminate previously unrecognized gains or losses, prior service cost, and transition assets or obligations related to Roadway’s defined benefit pension and postretirement health care benefit plans for employees not covered by collective bargaining agreements.

(18)	Represents the elimination of Roadway’s historical shareholders’ equity balances.

(19)	Represents the after-tax impact of bridge financing costs, debt prepayment penalties, and the write-off of Yellow’s deferred financing costs associated with completing the currently contemplated financing transactions.

(20)	Adjustment to record lower depreciation expense on the new basis of Roadway’s property and equipment. The fair value of longer-lived assets increased while the fair value of shorter-lived assets decreased.

(21)	Adjustment to record additional interest expense and amortization of deferred financing costs on borrowings related to Yellow’s recent offering of its 5.0% contingent convertible senior notes due 2023 and other currently contemplated financing transactions related to the proposed merger. The estimated weighted average annual interest rate of the currently contemplated debt structure is 6.1%. A 1/8th% change in the variable interest rates associated with these borrowings would have a $0.3 million effect on annual interest expense. A $10.0 million change in the amount of borrowings necessary to finance the proposed merger would have a $0.6 million effect on annual interest expense.

(22)	Adjustment to record the income tax impact of the pro forma adjustments at an effective income tax rate of 40.0%.

DESCRIPTION OF YELLOW CAPITAL STOCK

This summary of the material features and rights of Yellow’s capital stock does not purport to be exhaustive and is qualified in its entirety by reference to applicable Delaware law and Yellow’s certificate of incorporation and bylaws. See “Where You Can Find More Information” beginning on page 117 of this joint proxy statement/prospectus. References in this section to “we”, “our” and similar terms refer to Yellow.

Common Stock

Our certificate of incorporation authorizes the issuance of up to 120,000,000 common shares, par value $1.00 per share. As of September 30, 2003, there were                              common shares issued, which included                              outstanding shares and                              treasury shares. Holders of our common shares are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common shares are entitled to vote. Subject to the preferences applicable to any outstanding preferred stock, the holders of common shares are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, holders of common shares will be entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such preferences applicable to any outstanding preferred stock. The holders of our common shares have no pre-emptive, subscription or conversion rights. All issued and outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $1.00 per share. As of September 30, 2003, no shares of preferred stock were issued and outstanding. Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common shares. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders and may adversely affect the market price, and the voting and other rights, of the holders of our common shares. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common shares, including the loss of voting rights to others.

Delaware Anti-Takeover Law

We are a Delaware corporation subject to Section 203 of the DGCL. Under Section 203, certain “business combinations” between a Delaware corporation and an “interested stockholder” are prohibited for a three-year period following the date that the stockholder became an interested stockholder, unless:

•	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned

—	by directors who are also officers and

—	by employee stock plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the outstanding voting stock, which is not owned by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

Under the DGCL, the term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

In addition, our certificate of incorporation provides that certain “business combinations” require an affirmative vote of holders of at least 80% of the voting power of the then outstanding capital stock entitled to vote generally in the election of directors.

Our certificate of incorporation also contains restrictions on these business combinations by requiring the approval of a majority of continuing directors and by requiring that certain fair price provisions be satisfied. Continuing directors are directors

•	serving as directors prior to June 1, 1983,

•	serving as directors before the substantial stockholder acquired 10% of the then outstanding voting shares, or

•	designated as continuing directors by a majority of the then continuing directors prior to the directors’ election.

Fair price provisions in our certificate of incorporation mandate that the amount of cash and the fair market value of other consideration to be received per share by holders of common stock not fall below certain ratios.

The term “business combination” is defined in our certificate of incorporation generally to include any merger or consolidation of our company or any subsidiary with or into any substantial stockholder or any other corporation, whether or not itself a substantial stockholder which, after such merger or consolidation, would be an affiliate of a substantial stockholder, transactions with a substantial stockholder involving assets or stock of our company or any majority-owned subsidiary with an aggregate fair market value of $5,000,000 or more, and transactions that increase a substantial stockholder’s percentage ownership of our capital stock. A “substantial stockholder” is defined generally as any person who is or becomes the beneficial owner of not less than 10% of the voting shares, together with any affiliate of that stockholder. An “affiliate” has the meaning set forth in the rules under the Securities Exchange Act of 1934, as amended.

Our certificate of incorporation also provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. Our bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer or a majority of our board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the appraisal of a merger, would have to wait for the next duly called stockholders meeting.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the merger, the holders of Roadway common stock will become holders of Yellow common stock. The rights of the stockholders of Yellow will be governed by applicable Delaware law, including the DGCL, and by Yellow’s certificate of incorporation and bylaws.

The following is a summary of the material differences between the rights of Yellow stockholders and Roadway stockholders. Because both Yellow and Roadway are organized under the laws of the State of Delaware, these differences arise principally from differences between the Yellow certificate of incorporation and the Roadway certificate of incorporation, and differences between Yellow’s bylaws and Roadway’s bylaws.

The following summaries do not provide a complete description of the specific rights of Yellow stockholders under its certificate of incorporation and bylaws as compared with the rights of Roadway stockholders under its certificate of incorporation and bylaws. The identification of specific differences in the rights of these holders as material is not intended to indicate that other equally important or more significant differences do not exist. These summaries are qualified in their entirety by reference to the governing corporate instruments of Yellow and Roadway to which you are referred.

Authorized Capital Stock.    Under Roadway’s certificate of incorporation, Roadway is authorized to issue 120,000,000 shares consisting of 20,000,000 shares of preferred stock, par value $0.01 per share, and 100,000,000 shares of common stock, par value $0.01 per share. Under Yellow’s certificate of incorporation, Yellow is authorized to issue 125,000,000 shares consisting of 5,000,000 shares of preferred stock, par value $1.00 per share, and 120,000,000 shares of common stock, par value $1.00 per share.

Combinations with Interested Stockholders.    The Yellow certificate of incorporation permits “business combinations” (as defined below) with a “substantial stockholder” (defined generally as the beneficial owner of 10% of the voting shares, an affiliate of Yellow who beneficially owned at least 10% of the voting shares within five years prior to becoming an affiliate, or an assignee (except in the course of a public offering) of Yellow capital stock beneficially owned within five years by such beneficial owner or affiliate) only upon the affirmative vote of the holders of at least 80% of the outstanding shares, unless the business combination has been approved by a majority of the continuing directors, or

•	the ratio of

—	the amount of consideration to be received per share by Yellow common stockholders to the market price of Yellow common stock immediately prior to public announcement of the business combination, is greater than or equal to

—	the ratio of the highest price per share paid by the substantial stockholder in an acquisition of shares within five years prior to the business combination to the market price of Yellow common stock immediately prior to the substantial stockholder’s initial acquisition of shares, any Yellow common stock, and

•	the amount of consideration to be received per share by Yellow common stockholders

—	is not less than the highest price paid by the substantial stockholder in acquiring any Yellow common stock, and

—	is not less than the earnings per share of Yellow common stock for the four fiscal quarters preceding the record date for solicitation of votes on the business combination multiplied by the price/earning multiple of the substantial stockholder, and

•	the amount of consideration must be greater than or equal to the greatest of

—	the highest price per share paid by the substantial stockholder in (1) the transaction in which it became a substantial stockholder or (2) within five years immediately prior to public announcement of the business combination, or

—	the highest preferential amount per share to which stockholders are entitled upon liquidation, dissolution, or winding up, or

—	the fair market value per share on the date that the business combination was announced or on the date on which the substantial stockholder became a substantial stockholder, whichever is higher, or

—	the fair market value multiplied by the ratio of (1) the highest price per share paid by the substantial stockholder within five years immediately prior to the date that the business combination was announced to (2) the fair market value per share on the first date within the five years immediately prior to the date that the business combination was announced on which the substantial stockholder acquired shares, and

•	the consideration must be paid in cash or the same form of consideration paid by the substantial stockholder to acquire its shares, and

•	after the substantial stockholder has acquired at least 10% of the outstanding shares and prior to the consummation of the business combination, the substantial stockholder has ensured that

—	the board of directors included continuing directors in a number proportionate to the ratio of the amount of shares owned by those other than the substantial stockholder to the total amount of outstanding shares, and

—	there has been no reduction in the rate of dividends payable to common stockholders, except as approved by majority vote of the continuing directors, and

—	the substantial stockholder has not acquired any newly issued shares (except upon conversion of convertible securities acquired prior to obtaining a 10% interests or as a result of a stock dividend or stock split), and

—	the substantial stockholder has not acquired any additional shares of outstanding common stock (or securities convertible into or exchangeable for common stock), except for in the transaction in which the substantial stockholder acquired it 10% interest, and

•	prior to the consummation of the business combination, the substantial stockholder must not have received any financial assistance or tax credits from Yellow or made any major changes in the Yellow’s business or equity capital structure, unless approved by a majority of the continuing directors, and

•	a proper proxy statement must have been sent soliciting stockholder approval of the business combination.

As used in the Yellow certificate of incorporation, a “business combination” includes

•	any merger or consolidation with or into any substantial stockholder or its affiliate, or

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any substantial stockholder or its affiliate of Yellow’s assets having an aggregate fair market value of at least $5,000,000, or

•	the issuance or transfer of Yellow securities to any substantial stockholder or its affiliate in exchange for consideration with a fair market value of at least $5,000,000, or

•	the adoption of a plan for liquidation or dissolution of Yellow proposed by or on behalf of a substantial stockholder or an affiliate of the substantial stockholder, or

•	any reclassification of securities or similar transaction which increases the proportionate share of any class of equity or convertible securities of Yellow or any of its subsidiaries owned by a substantial stockholder or a substantial stockholder’s affiliate.

Neither Roadway’s bylaws nor its certificate of incorporation contain a similar provision.

Arrangements Between the Corporation and Others.    Under Yellow’s certificate of incorporation, arrangements or compromises between Yellow and its creditors and compromises or arrangements between

Yellow and its stockholders must be agreed upon by three-fourths of the creditors and/or three-fourths of the stockholders, and sanctioned by a Delaware court as described in Yellow’s certificate of incorporation in order to be binding on all the creditors and/or stockholders, and on Yellow.

Neither Roadway’s bylaws nor its certificate of incorporation contain a similar provision.

Stockholder Meetings

Annual Meetings

Under Yellow’s bylaws, annual meetings of stockholders must be held on a date in April as fixed annually by Yellow’s board of directors. Roadway’s bylaws provide that annual meetings of stockholder will be held on any date designated by Roadway’s board of directors or by the Chairman of the Board.

Special Meetings

Under Yellow’s bylaws, a special meeting of the stockholders may be called by the Chairman of the Board, the Chief Executive Officer, or a majority of the Yellow board of directors. Yellow’s certificate of incorporation stipulates that a special meeting may be called only by the board of directors pursuant to a resolution approved by a majority of the board of directors or by the Chairman of the Board or President, upon timely written notice. Roadway’s bylaws specify that, except for a special meeting of preferred stockholders (which must be called in the manner specified in the resolutions of the Roadway board of directors providing for the issue of the preferred stock), special meetings of stockholders may be called only by the Chairman of the Board or his duly authorized representative, but must be called within 10 days after receipt of a written request in the form of a resolution approved by a majority of the total number of directors that Roadway would have if there were no vacancies. Yellow’s bylaws require that special meetings be held at the principal office of Yellow in Overland Park, Kansas. Roadway’s bylaws provide that special meetings of stockholders may be held at any place the Roadway board of directors determine and designate.

Notice of Meetings to Stockholders.    Both Yellow’s and Roadway’s bylaws, as well as Yellow’s certificate of incorporation, specify that written notice of stockholder meetings must be given not less than 10 and no more than 60 days prior to the meeting. In addition, Roadway’s bylaws specify that written notice of stockholder meetings must be given, however, by personal delivery or mail. Under Roadway’s bylaws any stockholder may waive this requested notice in writing.

Adjournment and Notice of Adjournment of Stockholder Meetings.    Under Yellow’s bylaws, if a quorum fails to attend a meeting of stockholders, the chairman of the meeting, or the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting, may adjourn the meeting to another date or time. If a quorum does attend a Yellow meeting of stockholders, the meeting may be adjourned by a majority of the votes cast on a proposal to adjourn or postpone the meeting. Under Roadway’s bylaws, whether or not a quorum is present, the holders of a majority of the voting power of the shares represented at the meeting of stockholders may adjourn the meeting from time to time. Under Yellow’s bylaws, written notice need not be given of an adjourned meeting if its place, date and time are announced at the meeting at which the adjournment is taken, and the adjourned meeting is held no later than 14 days after the date of the original meeting. Under Roadway’s bylaws, notice of the adjourned meeting need not be given if the time and place to which it is adjourned are fixed and announced at the meeting at which the adjournment vote is taken.

Quorum at a Stockholder Meeting.    Under Yellow’s bylaws, the holders of a majority of the outstanding shares entitled to vote at a meeting of stockholders, present in person or by proxy, constitutes a quorum, unless or except where the presence of a larger number of holders is required by law. Yellow’s bylaws also provide that, if notice of an adjourned special meeting of stockholders is sent to all stockholders entitled to vote at the adjourned special meeting that states that the adjourned special meeting will be held with those present constituting a quorum, then, except as otherwise required by law, those present at the adjourned special meeting will constitute a quorum, and all matters will be determined by a majority of votes cast at the adjourned special meeting. Under Roadway’s bylaws, the holders of a majority of the voting power of outstanding Roadway shares present in person or by proxy, constitutes a quorum, except as otherwise provided by law.

Notice of Stockholder Business.    Yellow’s bylaws provide that notice of business to be brought by a particular stockholder before an annual meeting must be received not less than 60 nor more than 90 days prior to the annual meeting, unless the meeting is held on less than 70 days’ notice or prior public disclosure of the meeting date, in which case notice must be received by the tenth day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. Additionally, Yellow’s bylaws provide that, to be in proper written form, such notice must contain, for each matter,

•	a brief description of the matter,

•	the name and address of the stockholder,

•	the class and number of shares beneficially owned by the stockholder, and

•	a description of the material interest of the stockholder in the matter.

Roadway’s bylaws provide that notice of stockholder business must be delivered personally, or by mail to Roadway’s secretary at Roadway’s principal executive office not less than 30 nor more than 60 days prior to the meeting one-year anniversary of the date of the notice for the prior year’s annual meeting. Additionally, Roadway’s bylaws provide that, to be in proper written form, the notice must contain

•	a full description of each item of proposed business,

•	the name and address of the person proposing business,

•	the class and number of shares held both of record and beneficially, and represented by proxy, by this person as of the record date and as of the date of the notice, and

•	a description of the material interest of the stockholder in the proposed business.

Proxies and Voting.    Under Yellow’s bylaws, each stockholder has one vote for every share of stock. The number of votes per stockholder is not specified in Roadway’s bylaws.

Roadway’s bylaws provide that a person appointed as proxy does not need to be a stockholder. Yellow’s bylaws are silent on this issue. Yellow’s bylaws provide that all voting may be by a voice vote unless a stock vote is demanded. Roadway’s bylaws give the chairman of the meeting the power to determine whether a particular vote will be by written ballot.

Under Yellow’s bylaws, all elections must be determined by a plurality of the votes cast, and all other matters, except as otherwise required by law or under the Yellow certificate of incorporation or bylaws, must be determined by a majority of the votes cast. Roadway’s bylaws provide that all questions except the election of directors will be decided by a majority of those present and provide that, in elections of directors, the candidates receiving the greatest number of votes will be elected. Roadway’s bylaws provide that the results of any election to be decided by stock voting as a class will be determined by a majority vote of the shares present from that class. Roadway’s bylaws also provide that shares that are present or represented that abstain from voting on particular questions will be deemed to have not voted on those questions. Under Yellow’s bylaws, votes taken by ballot must be counted by an inspector or inspectors appointed by the chairman of the meeting. Roadway’s bylaws provide that the board of directors will appoint the inspectors of election, and only upon the board’s failure to appoint inspectors or an appointee’s failure to serve as an inspector may the chairman of the meeting do so. Finally, Roadway’s bylaws provide that the chairman of the meeting must fix and announce at the meeting the opening and closing of polls for each matter subject to voting.

Nomination of Directors.    Under Yellow’s bylaws, written nominations must be properly delivered or mailed not less than 14 and no more than 50 days prior to the election meeting. If less than 21 days’ notice of the meeting is given to the stockholders, however, written nominations must be properly delivered or mailed by the end of the seventh day following the day on which notice of the meeting was mailed to the stockholders. Under Roadway’s bylaws and the certificate of incorporation, written nominations must be properly received not less than 70 days prior to the meeting. However, if notice of the election meeting was not publicly announced more than 30 days in advance of the meeting, written nominations must be properly delivered by the end of the tenth day following the day on which the public announcement was communicated. Proper nominations of candidates for Yellow’s board of directors must include the name, age, and certain addresses of the nominee, the principal occupation/employment of the nominee and the number of shares beneficially owned by the nominee. In contrast, proper nominations of candidates for Roadway’s board of directors must include the name and address of the nominating stockholder as well as that of the nominee, a representation that the nominating stockholder is a holder of record entitled to vote to elect directors and will attend the election meeting in person or by proxy to make the nomination, a description of all arrangements between the nominating stockholder and the nominee, information about the nominee as would be required in a proxy statement had the nominee been nominated by the board of directors and the consent of the nominee to serve if elected.

Number of Directors on Board.    Yellow’s certificate of incorporation provides that the board of directors may, from time to time, set the number of directors, provided that the number is not less than 5 and no more than 15. Currently, the bylaws of Yellow specify that the board of directors must consist of seven members. The bylaws and certificate of incorporation of Roadway on the other hand provide that the board of directors may, from time to time, fix the number of directors, but the number of directors must not be less than three.

Vacancies of Directors.    Vacant positions on Yellow’s board of directors, under Yellow’s bylaws and certificate of incorporation, may be filled by a majority vote of the directors remaining in office, even if less than a quorum. New positions and vacancies on Roadway’s board of directors, under Roadway’s bylaws will be filled by the affirmative vote of the remaining directors, even if less than a quorum, or by the sole remaining director. Roadway’s certificate of incorporation clarifies this provision by requiring the affirmative vote of a majority of the remaining directors, even if less than a quorum, or the approval of the sole remaining director, to fill new positions and vacancies on Roadway’s board of directors.

Removal of Directors.    A director of Yellow, under Yellow’s bylaws, may be removed for cause by a majority vote of the stockholders entitled to vote in the election of directors. The certificate of incorporation of Yellow expressly indicates that a director may only be removed from office if that director is convicted of a felony and the conviction cannot be appealed, or if that director has been adjudged by a court to be incompetent or liable for negligence or misconduct in his duty to Yellow, and the adjudication cannot be appealed. A director of Roadway may be removed by the vote of the holders of 50% of the outstanding stock entitled to vote in the election of directors. The certificate of incorporation of Roadway, on the other hand stipulates that removal of directors requires the affirmative vote of the holders of at least 80% of the outstanding stock entitled to vote in the election of directors.

Quorum of the Board of Directors.    The bylaws of Yellow provide that one-third of the total number of the whole board, though not less than two directors, will constitute a quorum for all purposes. Roadway’s bylaws provide that a majority of the directors then in office constitutes a quorum.

Amendment of Bylaws.    The Yellow bylaws may be amended by the affirmative vote at an annual or special meeting of 75% of the outstanding shares entitled to vote at the meeting if the notice of the meeting included the amendment of the bylaws as a purpose of the meeting, or by the affirmative vote of a majority of the board of directors at the meeting. The Roadway bylaws may be amended by the affirmative vote at an annual or special meeting of a majority of the shares represented and entitled to vote at the meeting if the notice of the meeting included the amendment of the bylaws as a purpose of the meeting, or by a majority vote of those present at a meeting of the board of directors at which a quorum is present. The Roadway certificate of incorporation in contrast requires the affirmative vote of the holders of 80% of the outstanding shares entitled to vote in the election of directors to amend specific provisions of the Roadway bylaws.

Amendment of Certificates of Incorporation.    The certificate of incorporation for Roadway requires the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote in the election of directors amend specific provisions of the certificate of incorporation. The certificate of incorporation of Yellow requires a similar stockholder vote, unless the amendment to specific certificate of incorporation provisions is recommended by a majority of continuing directors.

RECENT AND PROPOSED FINANCINGS

5.0% Contingent Convertible Senior Notes

On August 8, 2003, Yellow issued $200.0 million in aggregate principal amount of 5.0% contingent convertible senior notes due 2023. On August 15, 2003, Yellow issued an additional $50.0 million in aggregate principal amount of these notes pursuant to the exercise of the initial purchasers’ over-allotment option. The notes are convertible upon the occurrence of certain events at a conversion price of $39.24 per share, subject to adjustment. The notes will mature on August 8, 2023, and we may redeem some or all of the notes at any time on or after August 13, 2010, at a redemption price, payable in cash, of 100% of the principal amount of the notes plus accrued and unpaid interest (including contingent interest, if any). Yellow intends to use the net proceeds of the notes to finance a portion of the merger and, if the merger is not consummated, for general corporate purposes.

Proposed Financings

Yellow has commitment letters from certain affiliates of the initial purchasers that provide, subject to the satisfaction of specified conditions and completion of definitive documentation, for financing in an amount necessary to finance the cash portion of the merger consideration, to refinance certain existing indebtedness of Yellow and Roadway and to pay related costs. We have agreed to use our commercially reasonable efforts to obtain the financing contemplated by these commitment letters or financing from other sources reasonably acceptable to us to consummate the merger. The proposed senior secured financing is expected to consist of a term loan facility, a pre-funded letter of credit facility and a revolving loan facility. Certain amounts under the commitment letters will be reduced by the amount of gross proceeds received by Yellow from its recent offering of $250.0 million in aggregate principal amount of 5.0% contingent convertible senior notes due 2023. If the merger occurs, it is contemplated that at the effective time of the merger the cash portion of the merger consideration and Yellow Roadway’s capital and liquidity needs (including refinancing of certain existing indebtedness of Yellow and Roadway) will be financed with a combination of proceeds from Yellow’s recent offering of 5.0% contingent convertible senior notes due 2023, proceeds from the sale of other senior debt securities, senior secured bank financing, other debt financings and cash on hand.

In addition, following consummation of the Roadway acquisition, Roadway LLC, as a subsidiary of Yellow Roadway, and its subsidiaries will continue to be obligated on Roadway Corporation’s $225.0 million aggregate principal amount of 8.25% senior notes due 2008.

PROPOSED AMENDMENT TO YELLOW’S CERTIFICATE OF INCORPORATION

Yellow’s board of directors has also approved a proposal to amend Yellow’s certificate of incorporation to change Yellow’s corporate name from Yellow Corporation to “Yellow Roadway Corporation”. This proposed amendment, if approved by the Yellow stockholders at the Yellow special meeting, would take effect only if the merger is consummated. Approval of the name change amendment is not a prerequisite to approval of the merger. The certificate of amendment to effect the name change is attached to this joint proxy statement/prospectus as Annex E.

Approval of this proposed amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Yellow’s common stock. The Yellow Board of Directors recommends that Yellow Stockholders vote “FOR” this amendment.

LEGAL MATTERS

The validity of the shares of Yellow common stock to be issued in the merger will be passed on for Yellow by Fulbright & Jaworski L.L.P., counsel to Yellow. Carl W. Vogt, a member of Yellow’s board of directors, currently serves as Of Counsel for Fulbright & Jaworski L.L.P. and was a partner and senior partner from 1974 to 2002. He owns 10,049 shares of Yellow common stock and has options to purchase an additional 10,712 shares. Certain tax consequences of the merger will be passed on for Yellow by Fulbright & Jaworski L.L.P. and for Roadway by Jones Day.

EXPERTS

The consolidated financial statements and schedule of Yellow as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated in this joint proxy statement/prospectus by reference to Yellow’s Annual Report on Form 10-K, in reliance on the reports of KPMG LLP, independent accountants, upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2002, financial statements includes an explanatory paragraph that describes Yellow’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, discussed in the Goodwill and Intangibles note to Yellow’s financial statements.

The consolidated financial statements and schedule of Roadway at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated in this joint proxy statement/prospectus, by reference to Roadway’s Annual Report on Form 10-K, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Arnold Industries, Inc. (predecessor to Roadway Next Day Corporation) for the year ended December 31, 2000, incorporated in this joint proxy statement/prospectus by reference to Roadway’s Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

Yellow must receive Yellow stockholders’ proposals, or if the merger is consummated, Yellow Roadway stockholders’ proposals, intended to be presented at the 2004 annual meeting by November 7, 2003 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals as to which we receive notice that are proposed to be brought before the 2004 annual meeting (outside the process of the Securities and Exchange Commission’s rule on stockholder proposals described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless we receive the notice as to that matter not less than 60 days nor more than 90 days prior to the date of the 2004 annual meeting, in accordance with our bylaws. If, however, Yellow gives less than 70 days notice of the date of the 2004 annual meeting, then, to be timely, Yellow must receive notice of a stockholder proposal by the 10th day following the day that we mail notice of, or publicly disclose, the date of the 2004 annual meeting. Yellow may use its discretionary authority to preclude any stockholder proposal received after that time from presentment at the 2004 annual meeting.

Stockholders who wish to suggest qualified candidates to stand for election to Yellow’s board of directors may write to the Secretary, Yellow Corporation, 10990 Roe Avenue, Overland Park, Kansas 66211, stating in detail and in accordance with Yellow’s bylaws the qualifications of the persons they recommend. To be considered at the 2004 annual meeting, you must mail or deliver a recommendation to us not less than 14 days nor more than 50 days prior to the date of the 2004 annual meeting. If, however, Yellow gives less than 21 days notice of the date of the 2004 annual meeting, you must mail or deliver a recommendation by the seventh day following the day that Yellow mails notice of the date of the 2004 annual meeting. The Governance Committee of the board of directors will consider these suggestions.

To the extent the merger is not consummated, Roadway must receive by October 24, 2003 any proposal of a stockholder intended to be presented at Roadway’s 2004 annual meeting and to be included in Roadway’s proxy materials related to the 2004 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Proposals of stockholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2004 annual meeting, or non-Rule 14a-8 proposal, must be received by Roadway by January 22, 2004 or these proposals will be considered untimely under the advance notice provisions of the Roadway bylaws. Non-Rule 14a-8 proposals must comply with certain provisions of Roadway’s bylaws. Roadway’s proxy related to the 2004 annual meeting will give discretionary authority to the proxy holders to vote with respect to all non-Rule 14a-8 proposals received by Roadway after January 22, 2004. Notices of stockholder proposals should be delivered personally or mailed, and any request for a copy of Roadway’s bylaws (which will be provided at no charge to any holder of Roadway common stock) should be directed, to the Secretary of Roadway at its principal offices.

WHERE YOU CAN FIND MORE INFORMATION

Yellow and Roadway file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that Yellow and Roadway have filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

The Yellow common stock and the Roadway common stock are traded on the Nasdaq National Market under the symbols “YELL” and “ROAD”, respectively, and our Securities and Exchange Commission filings can also be read at the following address:

Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s internet website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, Yellow’s Securities and Exchange Commission filings are also available to the public on Yellow’s website, http://www.yellowcorp.com and Roadway’s filings with the Securities and Exchange Commission are also available to the public on Roadway’s website, http://www.roadwaycorp.com. Information contained on Yellow’s web site and Roadway’s web site is not incorporated by reference into this prospectus, and you should not consider information contained on those web sites as part of this prospectus.

We incorporate by reference into this joint proxy statement/prospectus the documents listed below and any future filings Yellow or Roadway make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this joint proxy statement/prospectus, until the special meetings. The information incorporated by reference is an important part of this joint proxy statement/prospectus. Any statement in a document incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is incorporated by reference into this joint proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Yellow Securities and Exchange Commission Filings

Commission file number 000-12255

•	Yellow’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

•	Yellow’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, as amended, and June 30, 2003.

•	Yellow’s definitive proxy statement filed on March 6, 2003.

•	Yellow’s Current Reports on Form 8-K filed on January 7, 2003, March 3, 2003 (excluding the information that was furnished, but not filed, pursuant to Item 9), April 1, 2003, July 8, 2003, as amended, and October 1, 2003.

Roadway Securities and Exchange Commission Filings

Commission file number 000-32821

•	Roadway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

•	Roadway’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2003 and June 21, 2003.

•	Roadway’s definitive proxy statement filed on February 21, 2003.

•	Roadway’s Current Reports on Form 8-K filed on January 9, 2003 and July 8, 2003.

The documents incorporated by reference into this joint proxy statement/prospectus are available from us upon request. We will provide a copy of any and all information that is incorporated by reference into this joint proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this joint proxy statement/prospectus) to any person without charge, upon written or oral request.

ANNEX A

Agreement and Plan of Merger, dated as of July 8, 2003,

by and among Yellow Corporation, Yankee LLC and Roadway Corporation

AGREEMENT AND PLAN OF MERGER

By and Among

YELLOW CORPORATION,

YANKEE LLC

and

ROADWAY CORPORATION

July 8, 2003

ARTICLE 1 THE MERGER	A-1
1.1 The Merger	A-1
1.2 Effective Time	A-1
1.3 Effects of the Merger	A-1
1.4 Articles of Organization and Regulations	A-1
1.5 Managers and Officers	A-2
1.6 Further Assurances	A-2
1.7 Closing	A-2

ARTICLE 2 EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP INTERESTS OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES	A-2
2.1 Effect on Capital Stock and Membership Interests	A-2
2.2 Surviving Company to Make Certificates Available	A-4
2.3 Dividends; Transfer Taxes	A-5
2.4 No Fractional Shares	A-5
2.5 Return of Exchange Fund	A-6
2.6 Further Ownership Rights in Company Shares	A-6
2.7 Lost Certificates	A-6
2.8 Withholding Rights	A-6
2.9 Closing of the Company Transfer Books	A-6
2.10 Dissenting Shares	A-6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES	A-7
3.1 Representations and Warranties of the Company	A-7
3.2 Representations and Warranties of Parent and Sub	A-19

ARTICLE 4 COVENANTS RELATING TO CONDUCT OF BUSINESS	A-28
4.1 Conduct of Business of the Company	A-28
4.2 Conduct of Business of Parent	A-30

ARTICLE 5 ADDITIONAL AGREEMENTS	A-31
5.1 Stockholder Approval; Preparation and Filing of the S-4 and Joint Proxy Statement/Prospectus	A-31
5.2 Access to Information	A-32
5.3 Commercially Reasonable Efforts; Notification	A-34
5.4 Letter of the Company’s Accountants	A-35
5.5 Letter of Parent’s Accountants	A-35
5.6 Fees and Expenses	A-36
5.7 Treatment of Stock Options	A-36
5.8 Treatment of Phantom Stock Rights.	A-36
5.9 Appointment of Additional Directors	A-36
5.10 Public Announcements	A-37
5.11 Agreement to Defend	A-37
5.12 Nasdaq National Market	A-37
5.13 Agreements of Others	A-37
5.14 Directors’ and Officers’ Indemnification	A-37
5.15 Employee Benefit/Labor Matters	A-38
5.16 Section 16(b)	A-39
5.17 Financing	A-39
5.18 Tax Matters	A-40

A-i

ARTICLE 6 CONDITIONS PRECEDENT	A-40
6.1 Conditions to Each Party’s Obligation to Effect the Merger	A-40
6.2 Conditions to Obligations of Parent and Sub	A-41
6.3 Condition to Obligations of the Company	A-41

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER	A-42
7.1 Termination	A-42
7.2 Procedure for Termination, Amendment, Extension or Waiver	A-43
7.3 Effect of Termination	A-43
7.4 Amendment	A-43
7.5 Extension; Waiver	A-43

ARTICLE 8 SPECIAL PROVISIONS AS TO CERTAIN MATTERS	A-43
8.1 Takeover Defenses of the Company	A-43
8.2 No Solicitation	A-43
8.3 Fee and Expense Reimbursements	A-45

ARTICLE 9 GENERAL PROVISIONS	A-46
9.1 Nonsurvival of Representations and Warranties	A-46
9.2 Notices	A-46
9.3 Definitions	A-46
9.4 Interpretation	A-47
9.5 Counterparts	A-47
9.6 Entire Agreement; No Third-Party Beneficiaries	A-47
9.7 Governing Law	A-47
9.8 Assignment	A-47
9.9 Enforcement of the Agreement	A-47
9.10 Performance by Sub	A-48
9.11 Severability	A-48

A-ii

INDEX OF DEFINED TERMS

Section
affiliate	9.3(a)
Aggregate Non-Dissenting Value	2.1(g)
Agreement	Preamble
Acquisition Proposal	8.2(a)
Average Closing Price	2.1(c)
Certificate of Merger	1.2
Cash Consideration	2.1(c)
Cash Election	2.1(d)
Cash Election Number	2.1(d)
Cash Election Shares	2.1(e)
Cash Fraction	2.1(e)
CERCLA	3.1(q)
Certificates	2.2(a)
CIC Agreements	5.15(d)
Closing	1.7
Code	Preamble
Commitment Letters	3.2(w)
Company	Introduction
Company Balance Sheet	3.1(g)
Company Balance Sheet Date	3.1(g)
Company Benefit Plans	3.1(n)
Company Charter Documents	3.1(e)
Company Disclosure Schedule	3.1
Company ERISA Affiliate	3.1(n)
Company Financial Advisor	3.1(w)
Company Health Plan	5.15(a)
Company Multiemployer Plans	3.1(n)
Company Permits	3.1(r)
Company Recommendation	5.1(a)
Company Regulatory Documents	5.3(c)
Company Representatives	8.2(a)
Company SEC Documents	3.1(g)
Company Share and Company Shares	Preamble
Company Stockholder Approval	3.1(aa)
Company Stockholder Meeting	3.1(h)
Company Subsidiary	3.1(b)
Company’s Stock Plans	3.1(c)
Company Stock Options	5.7
Company Tax Party	3.1(o)
Confidentiality Agreements	5.2(b)
Continuing Employees	5.15(a)
Current Year	5.15(a)
Dissenting Shares	2.10
DGCL	1.1
DLLCA	1.1
Effective Time	1.2
Election Deadline	2.2(b)
Environmental Condition	3.1(q)
Environmental Liabilities	3.1(q)

Section
Environmental Permit	3.1(q)
Environmental Laws	3.1(q)
ERISA	3.1(n)
Exchange Act	3.1(f)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(c)
Form of Election	2.2(b)
Governmental Entity	3.1(f)
Hazardous Materials	3.1(q)
hereof, herein and hereunder	9.4
HSR Act	3.1(f)
include, includes or including	9.4
Indemnified Liabilities	5.14(a)
Indemnified Party or Parties	5.14(a)
Intellectual Property	3.1(u)
IRS	3.1(n)
Joint Proxy Statement/Prospectus	3.1(f)
knowledge	9.3(b)
Liens	3.1(b)
material adverse effect or material adverse change	9.3(c)
Merger	Preamble
Merger Consideration	2.1(c)
Nasdaq National Market	2.1(c)
Non-Dissenting Shares	2.1(g)
Notice of Superior Proposal	8.2(b)
Out-of-Pocket Expenses	8.3(c)
Parent	Introduction
Parent Balance Sheet	3.2(g)
Parent Balance Sheet Date	3.2(g)
Parent Benefit Plans	3.2(t)
Parent Charter Documents	3.2(e)
Parent Common Stock	2.1(c)
Parent Disclosure Schedule	3.2
Parent ERISA Affiliate	3.2(t)
Parent Financial Advisor	3.2(n)
Parent Multiemployer Plans	3.2(t)
Parent Regulatory Documents	5.3(c)
Parent Permits	3.2(l)
Parent Preferred Stock	3.2(c)
Parent Recommendation	5.1(a)
Parent SEC Documents	3.2(g)
Parent Stockholder Approval	3.2(u)
Parent Stockholder Meeting	3.1(h)
Parent Subsidiary	3.2(b)
Parent Tax Party	3.2(q)
Past Service	5.15(a)
PBGC	3.1(n)
person	9.3(d)
RCRA	3.1(q)
S-4	3.1(h)

Section
Sarbanes-Oxley Act	3.1(g)
SARs	3.1(c)
SEC	3.1(f)
Securities Act	3.1(f)
Share Issuance	3.2(u)
Stock Consideration	2.1(c)
Stock Election Shares	2.1(e)
Stock Fraction	2.1(e)
Stockholder Meetings	3.1(h)
Sub	Introduction
subsidiary	9.3(e)
Substitute Shares	5.8
superior proposal	8.2(c)
Surviving Company	1.1
Tax or Taxes	3.1(o)
Tax Return	3.1(o)
Termination Fee	8.3(a)
Total Consideration	2.1(g)
Trading Day	2.1(c)
Transferee	2.2(b)

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is dated as of July 8, 2003, among Yellow Corporation, a Delaware corporation (“Parent”), Yankee LLC, a Delaware limited liability company (“Sub”) and a wholly owned subsidiary of Parent, and Roadway Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of each of Parent and the Company, and the sole member of Sub, have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement and Plan of Merger (this “Agreement”);

WHEREAS, in order to effect such acquisition of the Company, the respective Boards of Directors of each of Parent and the Company, and the sole member of Sub, have approved the merger of the Company with and into Sub (the “Merger”), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of common stock, $.01 par value per share, of the Company (singularly, “Company Share”, and plurally, “Company Shares”) not owned directly or indirectly by Parent or the Company, except Dissenting Shares (as defined in Section 2.10), will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(c));

WHEREAS, for federal income tax purposes, the parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger.    Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company shall be merged with and into Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the Surviving Company (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the DLLCA.

1.2    Effective Time.    As soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE 6, the parties shall file a certificate of merger or other appropriate documents with the Secretary of State of Delaware (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other time as Parent, Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3    Effects of the Merger.    The Merger shall have the effects set forth in the DLLCA and Sections 259 and 264 of the DGCL.

1.4    Articles of Organization and Regulations.

(a)    The Certificate of Formation of Sub, as in effect at the Effective Time, shall be the Certificate of Formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law, provided that such Certificate of Formation shall be amended hereby as of the Effective Time to change the name of the Surviving Company to Roadway LLC.

(b)    The limited liability company agreement of Sub as in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

1.5    Managers and Officers.    The managers and officers of Sub at the Effective Time shall be the managers and officers, respectively, of the Surviving Company and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6    Further Assurances.    If at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent entities to the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its appropriate officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent entities to the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent entities, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

1.7    Closing.    The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at Parent’s offices at 10990 Roe Avenue, Overland Park, Kansas 66211, at 10:00 a.m., Overland Park, Kansas time, on the second business day after the day on which the last of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived or at such other time and place as Parent, Sub and the Company shall agree.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP

INTERESTS OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

2.1    Effect on Capital Stock and Membership Interests.    As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a)    Membership Interests of Sub.    Each issued and outstanding membership interest of Sub shall be converted into and become an equivalent fully paid and nonassessable membership interest of the Surviving Company.

(b)    Cancellation of Treasury Shares and Parent Owned Shares.    All Company Shares that are owned directly or indirectly by the Company as treasury stock and any Company Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled, and no consideration shall be delivered in exchange therefor.

(c)    Conversion of Company Shares.    Subject to the provisions of Section 2.4, each issued and outstanding Company Share (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.10) that have properly exercised appraisal rights pursuant to Section 262 of the DGCL) will be converted, at the option of the holder thereof, into the right to receive (x) a number of fully paid, non-assessable shares of common stock, $1.00 par value per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio (as defined below) (the “Stock Consideration”) or (y) upon a valid Cash Election as provided in Section 2.1(d) below, $48.00 in cash from Parent (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), subject to the limitations set forth in Sections 2.1(d), 2.1(e) and 2.1(g). The “Exchange Ratio” shall be equal to 1.924;

provided, however, that (A) if the Average Closing Price (as defined below) of Parent Common Stock is less than $21.21, then the Exchange Ratio shall be the quotient of $40.81 and the Average Closing Price, or (B) if the Average Closing Price of Parent Common Stock is greater than $28.69, then the Exchange Ratio shall be the quotient of $55.20 and the Average Closing Price. “Average Closing Price” means the average of the closing prices as reported in The Wall Street Journal for each of the 20 consecutive Trading Days in the period ending five Trading Days prior to the date of the Closing. “Trading Day” means a day on which the National Association of Securities Dealers, Inc. National Market (“Nasdaq National Market”) is open for trading.

(d)    Cash Election.    Subject to the immediately following sentence and to Sections 2.1(e) and 2.1(g), each record holder of Company Shares immediately prior to the Effective Time shall be entitled to elect, with respect to each Company Share, to receive cash (a “Cash Election”). Notwithstanding the foregoing, the aggregate number of Company Shares that may be converted into the right to receive Cash Consideration (the “Cash Election Number”) shall not exceed an amount equal to the product of 50% multiplied by the aggregate number of shares of Company Shares outstanding at 5:00 p.m. Eastern Time on the second Trading Day prior to the Effective Time; provided that the Cash Election Number shall be adjusted as provided in Section 2.1(g). To the extent not covered by a properly given Cash Election, all shares of Company Shares issued and outstanding immediately prior to the Effective Time shall, except as provided in Section 2.1(b) and Section 2.1(e), be converted solely into shares of Parent Common Stock.

(e)    Cash Election Adjustments.    If the aggregate number of Company Shares covered by Cash Elections (the “Cash Election Shares”) exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (a) the Cash Consideration and (b) a fraction (the “Cash Fraction”), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (a) the Exchange Ratio and (b) a fraction equal to one minus the Cash Fraction. If the Cash Election Shares are less than the Cash Election Number, then the right to receive a share of Parent Common Stock included in the Stock Consideration shall be converted into (x) the right to receive an amount in cash, without interest, equal to the product of (a) the Cash Consideration and (b) a fraction (the “Stock Fraction”) the numerator of which is the excess of (1) the number of Company Shares that are not Cash Election Shares (the “Stock Election Shares”) included in the Stock Consideration over (2) the Cash Election Number, and the denominator of which is the total number of shares of Stock Election Shares, and (y) the number of shares of Parent Common Stock equal to the product of (a) the Exchange Ratio and (b) a fraction equal to one minus the Stock Fraction.

(f)    Computation of Conversion Rates.    The Exchange Agent (as defined in Section 2.2(a)), in consultation with Parent and the Company, will make all computations to give effect to this Section 2.1.

(g)    Reduction in Cash Election Number.    If, after having made the calculations under Section 2.1(e), the value of the Parent Common Stock (excluding fractional shares to be paid in cash) to be issued in the Merger, valued at the lesser of (i) the Average Closing Price and (ii) the average of the high and low trading prices of the Parent Common Stock on the day before the date of the Closing (or, if determined to be more appropriate by either Jones Day or Fulbright & Jaworski L.L.P., prices of the Parent Common Stock on the date of the Closing) as reported on the Nasdaq National Market, is less than 45% of the total consideration to be paid in exchange for the Company Shares (including, without limitation, the amount of cash to be paid in lieu of fractional shares or for Dissenting Shares and any other payments required to be considered in determining whether the continuity of interest requirements applicable to reorganizations under Section 368 of the Code have been satisfied) (the “Total Consideration”), then the Cash Election Number shall be reduced and the number of shares of Parent Common Stock to be issued with respect to the Company Shares shall be increased as near pro rata in value as practicable to the extent necessary so that the value of Parent Common Stock (as determined pursuant to this Section 2.1(g)) is 45% of the Total Consideration. For purposes of this Section 2.1(g), the cash to be paid for any Dissenting Share shall be deemed to have a value equal to the quotient of (x) the Aggregate Non-Dissenting Value and (y) the total number of Non-Dissenting Shares. For purposes of the preceding sentence, “Non-Dissenting Shares” shall be the number of Company

Shares minus any Dissenting Shares and the “Aggregate Non-Dissenting Value” shall be the aggregate value of (1) the cash consideration paid for Non-Dissenting Shares plus (2) the product of the number of shares of Parent Common Stock issued in exchange for Non-Dissenting Shares and the lesser of (i) the Average Closing Price and (ii) the average of the high and low trading prices of the Parent Common Stock on the day before the date of the Closing (or, if determined to be more appropriate by either Jones Day or Fulbright & Jaworski L.L.P., closing prices of the Parent Common Stock on the date of the Closing).

2.2    Surviving Company to Make Certificates Available.

(a)    Exchange of Certificates.    The Company and Parent shall authorize Mellon Investor Services LLC (or such other person or persons as shall be reasonably acceptable to the Company and Parent) to act as Exchange Agent hereunder (the “Exchange Agent”). As soon as practicable after the Effective Time, Sub shall deposit with the Exchange Agent for the benefit of the holders of certificates, which immediately prior to the Effective Time represented Company Shares (the “Certificates”), the Cash Consideration, without interest, and certificates representing the shares of Parent Common Stock (such Cash Consideration and shares of Parent Common Stock, together with any dividends or distributions with respect thereto payable as provided in Section 2.3, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1(c) in exchange for outstanding Company Shares.

(b)    Election and Exchange Procedures.

(i)    Not fewer than 20 Business Days prior to the date of the Closing, the Exchange Agent will mail a form of election (the “Form of Election”), which will include a Form W-9, to holders of record of shares of Company Shares (as of a record date as close as practicable to the date of mailing and mutually agreed to by Parent and the Company). In addition, the Exchange Agent will use its best efforts to make the Form of Election available to the persons who become shareholders of the Company during the period between such record date and the Election Deadline (as defined below). Any election to receive Cash Consideration contemplated by Section 2.1(d) will have been properly made only if the Exchange Agent shall have received at its designated office or offices, by 4:00 p.m. New York, New York time, on the Trading Day that is the fourth Trading Day prior to the date of the Closing (the “Election Deadline”), a Form of Election properly completed and accompanied by one or more Certificates to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of the Company (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 4:00 p.m., New York, New York time, on the Election Deadline. In addition, all elections shall automatically be revoked if the Exchange Agent is notified by Parent and the Company that the Merger has been abandoned. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the person who submitted the same to the Exchange Agent. Parent shall have the power, which it may delegate in whole or in part to the Exchange Agent, to determine, in its reasonable good faith judgment, whether Forms of Election have been properly completed, signed and submitted or revoked pursuant to this Section 2.2, and to disregard immaterial defects in Forms of Election. The decision of Parent in such matters shall be conclusive and binding.

(ii)    As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate whose Company Shares were converted into the right to receive Merger Consideration (other than with respect to Certificates subject to a valid Form of Election), (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Parent and the Company may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Stock Consideration.

(iii)    After the Effective Time, with respect to properly made elections in accordance with Section 2.2(b), and upon surrender in accordance with Section 2.2(b)(ii) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive therefor pursuant to the provisions of this ARTICLE 2, certain dividends or other distributions, if any, in accordance with Section 2.3 and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.4, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Company Shares that are not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered (the “Transferee”) if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this ARTICLE 2, together with certain dividends or other distributions, if any, in accordance with Section 2.3 and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.4. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this ARTICLE 2.

2.3    Dividends; Transfer Taxes.    No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such persons surrender their Certificates, as provided in Section 2.2, and no Cash Consideration or cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4, until such holder of such Certificate shall so surrender such Certificate. Subject to the effect of applicable law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

2.4    No Fractional Shares.    No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this ARTICLE 2, and no Parent dividend or other distribution or stock split or combination shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional securities, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the Average Closing Price and rounded to the nearest cent. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Company to deposit, such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

2.5    Return of Exchange Fund.

(a)    Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company who have not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. None of the Company, Parent or the Surviving Company shall be liable to any holder of Company Shares for the Cash Consideration, shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(b)    The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent.

2.6    Further Ownership Rights in Company Shares.    All shares of Parent Common Stock issued, and all Cash Consideration paid, upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 2.3 or 2.4) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Company Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Company Shares in accordance with the terms of this Agreement.

2.7    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Cash Consideration and the number of shares of Parent Common Stock to which such person is entitled pursuant to Section 2.1 with respect to the Company Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.4 and unpaid dividends and distributions on shares of Parent Common Stock to which such holders are entitled pursuant to this Agreement.

2.8    Withholding Rights.    Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares and Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the Company Shares and Company Stock Options in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

2.9    Closing of the Company Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be canceled and exchanged as provided in this ARTICLE 2.

2.10    Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and held by holders of such Company Shares who exercise appraisal rights with respect thereto in accordance with applicable provisions of the DGCL, including, without limitation, Section 262 thereof (the “Dissenting Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with those provisions unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights to appraisal and payment under the DGCL, such Dissenting Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding any provision of this Agreement to the contrary, if Parent or the Company abandons or is finally enjoined or prevented from carrying out, or the stockholders rescind their approval of the Merger and adoption of, this Agreement, the right of each holder of Dissenting Shares to receive payment of the appraised value of Company Shares as provided herein shall terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company.    The Company represents and warrants to Parent and Sub as follows, subject to any exceptions specified in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement to the extent that such exceptions reference a specific subsection of this Section 3.1 (the “Company Disclosure Schedule”):

(a)    Organization, Standing and Power.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have, a material adverse effect (as defined in Section 9.3(c)) on the Company.

(b)    Subsidiaries.    Each subsidiary of the Company (each, a “Company Subsidiary”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization and has the requisite corporate, limited liability company or partnership authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have a material adverse effect on the Company. Except for the Company Subsidiaries and as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity. All the outstanding shares of capital stock of the Company Subsidiaries that are owned by the Company or the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person (as defined in Section 9.3(d)) other than those that have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, mortgages, pledges, security interests, charges, claims or other encumbrances of any kind or nature (“Liens”).

(c)    Capital Structure.    As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 Company Shares and 20,000,000 of preferred stock, par value $.01 per share. At the close of business on July 7, 2003, (i) 20,556,714 Company Shares and no shares of preferred stock were issued and outstanding; (ii) 4,950,000 Company Shares were reserved for issuance by the Company pursuant to options or stock awards granted under the following plans:

Plan	Shares Reserved
Roadway Corporation Management Incentive Stock Plan	950,000
Roadway Corporation Equity Ownership Plan	2,000,000
Roadway Corporation 2001 Employee Stock Purchase Plan	1,700,000
Roadway Corporation Non-employee Directors’ Equity and Deferred Compensation Plan	100,000
Roadway Corporation Non-employee Directors’ Stock Option Plan	100,000
Roadway Corporation Non-employee Directors’ Equity Ownership Plan	100,000

(collectively, the “Company’s Stock Plans”), (iii) 1,286,684 Company Shares were reserved for issuance pursuant to options or stock awards not yet granted under the Company’s Stock Plans and (iv) 658,712 Company Shares were held by the Company in its treasury. The Company has no outstanding stock appreciation rights (“SARs”). The Company Shares are listed on the Nasdaq National Market. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or are outstanding. All outstanding shares of capital stock of the Company are, and all Company Shares issuable upon the exercise of stock options or stock awards will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since the Company Balance Sheet Date (as defined in Section 3.1(g)), other than Company Shares issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options described above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party, or by which it is bound, obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not as of the date of this Agreement and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. True and correct copies of all agreements, instruments and other governing documents relating to the Company’s Stock Plans have been made available to Parent.

(d)    Authority.    The Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval (as defined in Section 3.1(aa)), to consummate the Merger and other transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(l). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e)    Non-Contravention.    Except as set forth in Section 3.1(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of the Company or any of the Company Subsidiaries under, any provision of (i) the Certificate of Incorporation or bylaws of the Company, each as amended through the date hereof (the “Company Charter Documents”) or the comparable organizational documents of any of the Company Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or the Company Subsidiaries or their respective properties or assets or (iii) subject to governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of the Company Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations or defaults, rights or Liens that individually or in the aggregate would not have, or would not be reasonably likely to have, a material adverse effect on the Company and would not, or would not be reasonably likely to, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

(f)    Consents and Approvals.    No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a “Governmental Entity”), is required by or with respect to the Company or any of its Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and filings under non-United States competition, antitrust and investment laws specifically set forth in Section 3.1(f) of the Company Disclosure Schedule, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a joint proxy statement relating to the Company Stockholder Approval and the Parent Stockholder Approval (such proxy statement as amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”), (B) filings under Rule 14a-12 and 14a-6 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 425 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and (C) such reports under Section 13(a) of the Exchange Act, as may be filed in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of a Certificate of Merger with the Secretary of State of Delaware with respect to the Merger as provided in the DGCL and the DLLCA and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have, or would not reasonably be likely to have, a material adverse effect on the Company.

(g)    Company SEC Documents.    The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2000 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The consolidated financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). For purposes of this Agreement, “Company Balance Sheet” means the balance sheet as of March 29, 2003 set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2003 and “Company Balance Sheet Date” means March 29, 2003.

(h)    Information Supplied.    None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the “S-4”) will, at the time the S-4 is filed with the SEC or when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus relating to the Company Stockholder Meeting and the Parent Stockholder Meeting will, at the date the Joint Proxy Statement/Prospectus is mailed to the Company’s stockholders and Parent’s stockholders and at the time of the Company’s stockholders meeting convened for the purpose of obtaining the Company Stockholder Approval (as defined in Section 3.1(aa)) (the “Company Stockholder Meeting”) and the time of Parent’s stockholders meeting convened for the purpose of obtaining the Parent Stockholder Approval (as defined in Section 3.2(u)) (the “Parent Stockholder Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus, as it relates to the Company Stockholder Meeting and the Parent Stockholder Meeting (collectively, the “Stockholder Meetings”), will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company in this Section 3.1(h) with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference in the S-4 or the Joint Proxy Statement/Prospectus.

(i)    Absence of Material Adverse Change.    Except for liabilities contemplated by this Agreement or the transactions contemplated hereby, and except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, since the Company Balance Sheet Date there has been no material adverse change in the Company and the Company and the Company Subsidiaries have conducted their business only in the ordinary course consistent with past practice and have not taken any action that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 4.1.

(j)    No Undisclosed Material Liabilities.    Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i)    liabilities or obligations (A) disclosed or provided for in the Company Balance Sheet or (B) disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement;

(ii)    liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Company; or

(iii)    liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; or

(iv)    liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date.

(k)    No Default.    Neither the Company nor any of the Company Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Charter Documents or the charter documents, bylaws or similar governing agreements of the Company Subsidiaries, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is now a party or by which the Company or any of the Company Subsidiaries or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which, in the aggregate, would not have a material adverse effect on the Company.

(l)    State Takeover Statutes; Absence of Supermajority Provision.    The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation, Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. The Company has taken such action with respect to any other anti-takeover provisions in the Company Charter Documents to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

(m)    Litigation.    There is no suit, action, proceeding or investigation presently pending or, to the Company’s knowledge, threatened against or affecting the Company or any of the Company Subsidiaries that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

(n)    Employee Benefits.

(i)    Section 3.1(n)(i) of the Company Disclosure Schedule contains a complete and correct list of all Company Benefit Plans. The term “Company Benefit Plans” means all material employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements that are maintained or contributed to by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries may have any liability, contingent or otherwise. Section 3.1(n)(i) of the Company Disclosure Schedule identifies which of the Company Benefits Plans are subject to Title IV of ERISA. Section 3.1(n)(i) of the Company Disclosure Schedule also identifies which of the Company Benefit Plans are multiemployer plans within the meaning of section 3(37) of ERISA (“Company Multiemployer Plans”). In subsections (ii) through (x) below, the term “Company Benefit Plan” excludes Company Multiemployer Plans.

(ii)    With respect to each Company Benefit Plan, the Company has heretofore made available to Parent, as applicable, complete and correct copies of each of the following documents:

(A)    the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written agreement, a description thereof);

(B)    the most recent annual Form 5500 report filed with the Internal Revenue Service (“IRS”);

(C)    the most recent statement filed with the Department of Labor pursuant to 29 U.S.C. § 2520.104-23;

(D)    the most recent annual Form 990 and 1041 reports filed with the IRS;

(E)    the most recent actuarial report;

(F)    the most recent report prepared in accordance with Statement of Financial Accounting Standards No. 87;

(G)    the most recent summary plan description and summaries of material modifications thereto;

(H)    the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Company Benefit Plan;

(I)    the most recent financial statement;

(J)    the most recent determination letter received from the IRS with respect to each Company Benefit Plan that is intended to qualify under section 401 of the Code; and

(K)    any agreement directly relating to a Company Benefit Plan pursuant to which the Company is obligated to indemnify any person.

(iii)    No asset of the Company, any of the Company Subsidiaries, or any entity (whether or not incorporated) that is treated as a single employer together with the Company or any of the Company Subsidiaries under section 414 of the Code (“Company ERISA Affiliate”) is the subject of any lien arising under section 302(f) of ERISA or section 412(n) of the Code; none of the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate has been required to post any security under section 307 of ERISA or section 401(a)(29) of the Code; and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security.

(iv)    The Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings to terminate any Company Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted.

(v)    No pension benefit plan as defined in Section 3(2) of ERISA that is maintained or contributed to by the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate had an accumulated funding deficiency as defined in section 302 of ERISA and section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the Effective Time. All contributions required to be made with respect to any Company Benefit Plan on or prior to the Effective Time have been timely made or are disclosed in the most recent financial statements included in the SEC Documents.

(vi)    Except as would not have a material adverse effect on the Company, (A) neither the Company nor any other entity has engaged in a transaction that could result in the imposition upon the Company or any Company Subsidiary of a civil penalty under section 409 or 502(i) of ERISA or a tax under section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Company Benefit Plan, and (B) no fact or event exists that could reasonably be expected to give rise to any such liability.

(vii)    Except as would not have a material adverse effect on the Company, each Company Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(viii)    Each Company Benefit Plan that is intended to qualify under section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Company’s knowledge, no condition exists that could be reasonably expected to result in the revocation of any such letter.

(ix)    No Company Benefit Plan provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate, for periods extending beyond their retirements or other terminations of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary); and no commitments have been made to provide such coverage.

(x)    The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee of the Company, any Company Subsidiary, or any Company ERISA Affiliate, to severance pay, or any other payment under a Company Benefit Plan, (ii) accelerate the time of payment or vesting of benefits under a Company Benefit Plan, or (iii) increase the amount of compensation due any current or former employee of the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate.

(xi)    There is no litigation, action, proceeding, audit, examination or claim pending, or to the Company’s knowledge, threatened or contemplated relating to any Company Benefit Plan (other than routine claims for benefits).

(xii)    Except as would not have a material adverse effect on the Company, none of the Company, any Company Subsidiary or any Company ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA). No condition exists for which the PBGC is authorized to seek from the Company, any Company Subsidiary or a Company ERISA Affiliate, a late payment charge under section 4007(b) of ERISA. No condition exists that presents a risk that the Company, any subsidiary of the Company or an ERISA Affiliate, will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would have a material adverse effect on the Company.

(xiii)    Except as would not have a material adverse effect on the Company, none of the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate, has withdrawn from any Company Multiemployer Plan. To the Company’s knowledge, no event has occurred or circumstance exists that presents a material risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Company Multiemployer Plan that could result in any liability of the Company, any Company Subsidiary, or any Company ERISA Affiliate, with respect to a Company Multiemployer Plan that would have a material adverse effect on the Company.

(xiv)    To the Company’s knowledge, no Company Multiemployer Plan is the subject of any proceeding brought by the PBGC.

(xv)    None of the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate, has received notice from any Company Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that such plan intends to terminate or has terminated.

(xvi)    The most recent financial statements and actuarial reports, if any, for the Company Benefit Plans reflect the financial condition and funding of the Company Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Company Benefit Plans since the dates of such financial statements and actuarial reports.

(xvii)    Except as would not have a material adverse effect on the Company, (i) none of the Company, any Company Subsidiary or any Company ERISA Affiliate has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992 and (ii) none of the Company, any Company Subsidiaries, or any entity that was ever a Company ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.

(xviii)    None of the Company, any Company Subsidiary or any Company ERISA Affiliate has made any premium payments with respect to any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of the Company, any Company Subsidiary or any Company ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide 30 days’ notice of termination.

(xix)    Except as would not have a material adverse effect on the Company, no Company Benefit Plan that satisfies the requirements of section 401(a) of the Code has incurred a partial termination within the meaning of section 411(d)(3) of the Code during the six-year period ending on the date of this Agreement.

(o)    Taxes.    Each of the Company, the Company Subsidiaries and any affiliated, combined or unitary group of which the Company or any of the Company Subsidiaries is or was a member (each a “Company Tax Party”) has timely filed (taking into account any extensions) all Tax Returns required to be filed by it as of the date hereof and has timely paid or deposited all Taxes and estimated Taxes which are required to be paid or deposited as of the date hereof. Each of the Tax Returns filed by each Company Tax Party is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable laws, regulations and rules. The Company Balance Sheet reflects an adequate reserve for all Taxes for which the Company and the Company Subsidiaries may be liable for all taxable periods and portions thereof through the date thereof. None of the Company Tax Parties has waived any statute of limitations in respect of Taxes of the Company or the Company Subsidiaries. No material deficiencies for any Taxes have been proposed, asserted or assessed against any of the Company Tax Parties, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries (except for liens for property or ad valorem Taxes not yet delinquent and other Taxes not yet due and payable). There are no current examinations of any Tax Return of any Company Tax Party being conducted by any governmental authority and there are no settlements of any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. Neither the Company nor any of the Company Subsidiaries is a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. The Company and the Company Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have in all respects timely withheld from employee wages and paid over such Taxes to the appropriate governmental entity. The Company has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. Neither the Company nor any of the Company Subsidiaries has participated in any transactions that have been identified by the Internal Revenue Service in published guidance as tax avoidance transactions. As used herein, “Tax” or “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as federal, state, local or foreign income, gross receipts, property, sales, use, ad valorem, franchise, profits, license, withholding, payroll, alternative or added minimum, employment, estimated, excise, transfer, severance, stamp, occupation, premium, value added, or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, “Tax Return” shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

(p)    No Excess Parachute Payments.    Except as set forth in Section 3.1(p) of the Company Disclosure Schedule, no amount that could be paid (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement to any person who is properly characterized as a “disqualified individual” (as such term is defined by the IRS in proposed Treasury Regulation section 1.280G-1) under any employment, severance, retention or termination agreement, other compensation arrangement or other Company Benefit Plan currently in effect could be characterized as an “excess parachute payment” (as such term is defined in section 280G(b)(1) of the Code).

(q)    Environmental Matters.    Except to the extent that the inaccuracy of any of the following would not have a material adverse effect on the Company and to the extent that any of the following are not reflected as reserves or otherwise in the financial statements of the Company:

(i)    each of the Company and the Company Subsidiaries holds, and is in compliance with all Environmental Permits required under applicable Environmental Laws for the operation or use of its assets and properties or the conduct of its business, and is otherwise in compliance with all applicable Environmental Laws;

(ii)    there are no existing requirements under Environmental Laws that will require the Company or any of the Company Subsidiaries to make capital improvements to its assets or properties to remain in compliance with Environmental Laws or to achieve compliance with Environmental Laws that are to come into effect within the next year;

(iii)    neither the Company nor any of the Company Subsidiaries is aware of or has received any notice of any pending or threatened Environmental Liabilities;

(iv)    neither the Company nor any of the Company Subsidiaries has entered into or agreed to, or is subject to any outstanding judgment, decree, order or consent agreement with any Governmental Entity under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

(v)    there are no agreements with any person pursuant to which the Company or any of the Company Subsidiaries would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law;

(vi)    no portion of any of the assets owned or operated by the Company or any of the Company Subsidiaries is listed on the National Priorities List;

(vii)    no person has disposed of or released any Hazardous Materials that will result in Environmental Liability incurred by the Company on, at, or under any properties owned or operated by the Company, except in compliance with Environmental Laws; and

(viii)    there is no claim, suit, action or proceeding pending, or to the knowledge of the Company, threatened by or before any court or any other Governmental Entity directed against the Company or any of the Company Subsidiaries, nor has the Company nor any Company Subsidiaries received notices, that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Company or any of the Company Subsidiaries of any Environmental Law, (iii) personal injury or property damage claims relating to a release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA, RCRA or any similar state laws in each case to the extent pertaining to the operation of the assets or business of the Company or any Company Subsidiaries.

For purposes of this Agreement, the terms below shall have the following meanings:

“Environmental Condition” means any environmental pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials.

“Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Entity in effect as of the Closing relating to (a) the control of any pollutant or potential pollutant or protection of the air, water, or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, including all Hazardous Materials, and (c) exposure to hazardous, toxic or other substances alleged to be harmful and includes without limitation, (1) the terms and conditions of any

Environmental Permits and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. “Environmental Laws” shall include, but not be limited to, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11001, et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”). The term “Environmental Laws” shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any Governmental Entity thereunder or to carry out the purposes of any federal, state, local and municipal law.

“Environmental Liabilities” means any and all losses, costs (including remedial, removal, response, abatement, clean-up, investigative, or monitoring costs and any other related costs and expenses), expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees (a) pursuant to any agreement, order, notice, injunction, judgment, or similar documents (including settlements), arising out of or in connection with any Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by the Governmental Entity or Person pursuant to common law or statute and relating to an Environmental Condition.

“Environmental Permit” means any permit, license, approval, registration, identification number or other authorization under or pursuant to any applicable law, regulation or other requirement of the United States or of any state, municipality or other subdivision thereof relating to the control of any pollutant or protection of health or the environment, including, without limitation, all applicable Environmental Laws.

“Hazardous Materials” means (a) toxic or hazardous materials or substances; (b) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, flammable or explosive materials; (c) radioactive materials; (d) petroleum wastes and any spills or releases of any crude oil, petroleum wastes or petroleum products; and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

(r)    Compliance with Laws; Permits.    The Company and the Company Subsidiaries hold all required, necessary or applicable federal, state, provincial, local or foreign permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on the Company (the “Company Permits”). The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have a material adverse effect on the Company. Neither the Company nor any of the Company Subsidiaries has received notice of any revocation or modification of any of the Company Permits, the revocation or modification of which would have a material adverse effect on the Company. Neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, or any arbitration award or any judgment, decree, injunction or order of any Governmental Entity, applicable to the Company or any of the Company Subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or threatened, other than those the outcome of which would not have a material adverse effect on the Company.

(s)    Material Contracts and Agreements.    Each oral or written material contract required to be filed pursuant to Item 601(a) of SEC Regulation S-K as of the date hereof has been filed with or incorporated by reference in the Company SEC Documents filed with the SEC prior to the date of this Agreement. Section 3.1(s)

of the Company Disclosure Schedule lists each oral or written material contract, agreement and arrangement between the Company or any of the Company Subsidiaries and any officer or director or consultant of the Company or any of the Company Subsidiaries.

(t)    Title to Properties.

(i)    The Company and the Company Subsidiaries have good and defensible title to, or valid leasehold interests in, all of their material assets and properties purported to be owned or leased by the Company and the Company Subsidiaries in the Company SEC Documents, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for (A) defects in title set forth on Section 3.1(t) of the Company Disclosure Schedule and (B) such imperfections of title, easements, rights of way and similar liens, leases, subleases or licenses, or other matters and failures of title as would not, individually or in the aggregate, have a material adverse effect on the Company or materially interfere with the Company’s and the Company Subsidiaries’ use of such assets or properties. All such assets and properties, other than assets and properties in which the Company and the Company Subsidiaries have leasehold interests, are free and clear of all Liens, other than (w) those set forth in the Company SEC Documents, (x) Liens set forth in Section 3.1(t) of the Company Disclosure Schedule, (y) Liens for current Taxes not yet due and payable, and (z) Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

(ii)    Except as would not have a material adverse effect on the Company, the Company and the Company Subsidiaries (i) have complied in all material respects with the terms of all leases of their material assets and properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) enjoy peaceful and undisturbed possession under all such leases.

(u)    Intellectual Property.

(i)    For purposes hereof, “Intellectual Property” means all intellectual property and all legal rights thereto, including, inventions (whether patentable or not), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship, algorithms, apparatus, designs, databases, customer information, marketing information, sales information, human resources information, data collections, diagrams, formulae and other forms of technology and business information (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing) and all legal rights, including license rights, thereto.

(ii)    The Company or the Company Subsidiaries own or possess, and the Surviving Company will, as of the Effective Time, have legally enforceable license rights or other valid rights to use all of the Intellectual Property currently used for the operation and conduct of the business of the Company and the Company Subsidiaries, except where failure to have such rights of use has not had a material adverse effect on the Company.

(iii)    The Intellectual Property of the Company and the Company Subsidiaries is valid, subsisting and enforceable in all material respects, the Company has not received any written claims challenging such validity, subsistence or enforceability, and, to the knowledge of the Company, no basis exists for asserting such invalidity, lapse, expiration or unenforceability of such Intellectual Property.

(iv)    The Company has not been advised in writing that the conduct of the business of the Company and the Company Subsidiaries conflicts with any Intellectual Property of any third party.

(v)    The Company has not been advised in writing that any third party has infringed, misappropriated or otherwise violated, or that any third party is currently infringing, misappropriating or otherwise violating, any of the Company’s or the Company Subsidiaries’ Intellectual Property.

(vi)    The consummation of the transactions contemplated hereby will not conflict with, alter or impair any of the Company’s or the Company Subsidiaries’ Intellectual Property other than such conflicts that would not have a material adverse effect on the Company.

(v)    Labor Matters.

(i)    (x) The Company is not a party to any collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees. The Company Subsidiaries are in compliance with each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which any of the Company Subsidiaries is a party except where the failure to comply has not had a material adverse effect on the Company and the Company has made available to Parent a listing of all employees covered by each of such agreements and their classifications thereunder (including the location for classifications that are not Company-wide);

(ii)    there is no material unfair labor practice charge or complaint pending or, to the knowledge of the Company, threatened, with regard to employees of the Company or any of the Company Subsidiaries;

(iii)    there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries;

(iv)    no union certification or decertification petition has been filed (with service of process having been made on the Company or any of the Company Subsidiaries), or, to the knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of the Company Subsidiaries), that relates to employees of the Company or any of the Company Subsidiaries and, to the Company’s knowledge, no union authorization campaign has been conducted, within the past twenty-four months;

(v)    no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on the Company or any of the Company Subsidiaries), or, to the knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Affiliates), against the Company or any of the Company Subsidiaries related to any of their employees other than proceedings that would not have a material adverse effect on the Company;

(vi)    neither the Company nor any of the Company Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company or any of the Company Subsidiaries other than consent decrees that would not have a material adverse effect on the Company; and

(vii)    the Company and each of the Company Subsidiaries is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a material adverse effect on the Company.

(w)    Opinion of Financial Advisor.    The Board of Directors of the Company has received an opinion of Credit Suisse First Boston LLC, the Company’s financial advisor (the “Company Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view to the holders of Company Shares.

(x)    Insurance.    The Company has made available to Parent an insurance schedule of the Company’s and the Company Subsidiaries’ directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date hereof. The Company and the Company Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance).

(y)    Brokers.    No broker, investment banker or other person, other than the Company Financial Advisor, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company previously has delivered to Parent a true, correct and complete copy of any engagement or fee agreement between the Company and the Company Financial Advisor.

(z)    Board Recommendation.    The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) approved this Agreement, (ii) determined that the transactions contemplated hereby are advisable and in the best interests of the holders of Company Shares and (iii) recommended that the Company’s stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

(aa)    Required Vote of Company Stockholders; Vote of Directors and Officers.    The affirmative vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) of a majority of the outstanding Company Shares is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. Each director and officer of the Company who has a right to vote any Company Shares has represented to the Company his or her present intention to vote such Company Shares in favor of the Merger, this Agreement and the transactions contemplated hereby.

3.2    Representations and Warranties of Parent and Sub.    Parent and Sub represent and warrant to the Company as follows, subject to any exceptions specified in the Parent Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement to the extent that such exceptions reference a specific subsection of this Section 3.2 (the “Parent Disclosure Schedule”):

(a)    Organization, Standing and Power.    Parent is a corporation duly organized, validly existing and in good standing under laws of its jurisdiction of incorporation. Sub is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. Parent and Sub have the requisite corporate or limited liability company power and authority to own, lease and operate their properties and carry on their business as now being conducted. Parent and Sub are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have or would not reasonably be likely to have a material adverse effect on Parent.

(b)    Subsidiaries.    Each subsidiary of Parent (each, a “Parent Subsidiary”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization and has the requisite corporate, limited liability company or partnership authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Parent Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have a material adverse effect on Parent. Except for the Parent Subsidiaries, Parent does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity. All the outstanding shares of capital stock of the Parent Subsidiaries that are owned by Parent or its Parent Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by Parent or by a direct or indirect wholly owned subsidiary of Parent, free and clear of all Liens.

(c)    Capital Structure.

(i)    As of the date hereof, the authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). At the close of business on July 3, 2003, (A) 29,550,371 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued or outstanding; (B) 780,663 shares of Parent Common Stock were reserved for issuance by Parent pursuant to options or stock awards granted under Parent’s stock plans, (C) 2,007,864 shares of Parent Common Stock were reserved for issuance pursuant to options or stock awards not yet granted under Parent’s stock plans, (D) no shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants, and (E) 2,359,148 shares of Parent Common Stock were held by Parent in its treasury. Parent has no outstanding SARs. The Parent Common Stock is listed on the Nasdaq National Market. Except as set forth above, no shares of capital stock or other equity or voting securities of Parent are reserved for issuance or are outstanding. All outstanding shares of capital stock of Parent are, and all such shares of the Parent Common Stock issuable upon the exercise of stock options or stock awards will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by Parent since the Parent Balance Sheet Date (as defined in Section 3.2(g)), other than Parent Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options described above described above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Parent or any of the Parent Subsidiaries is a party, or by which any of them is bound, obligating Parent or any of the Parent Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Parent or of any of the Parent Subsidiaries or obligating Parent or any of the Parent Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not as of the date of this Agreement and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent.

(ii)    The shares of Parent Common Stock issued as part of the Merger Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock, and not subject to any preemptive rights created by statute, the Parent Charter Documents, or any agreement to which Parent is a party or is bound, and will, when issued, be registered under the Securities Act and the Exchange Act and registered or qualified (or exempt from registration and qualification requirements) under all applicable state “Blue Sky” securities laws.

(iii)    As of the date hereof, all of the issued and outstanding membership interests of Sub are owned by Parent. Sub was formed solely for the purpose of participating in the Merger, has no assets and has conducted no activities to date, other than in connection with the Merger.

(d)    Authority.    Parent and Sub have the requisite corporate and other power and authority to enter into this Agreement and, subject to Parent Stockholder Approval, to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Sub, subject to Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e)    Non-Contravention.    The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or any of the Parent Subsidiaries under, any provision of (i) the Restated Certificate of Incorporation or bylaws of Parent, each as amended through the date hereof (the “Parent Charter Documents”) or the comparable organizational documents of Sub or the Parent Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets or (iii) subject to governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Parent or any of the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations or defaults, rights or Liens that individually or in the aggregate would not have, or would not be reasonably likely to have, a material adverse effect on Parent or Sub and would not, or would not be reasonably likely to, materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

(f)    Consents and Approvals.    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent, Sub or any of the Parent Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act and filings under non-United States competition, antitrust and investment laws specifically set forth in Section 3.2(f) of the Parent Disclosure Schedule, (ii) the filing with the SEC of (A) the Joint Proxy Statement/Prospectus relating to, among other things, obtaining the Company Stockholder Approval and the Parent Stockholder Approval, (B) filings under Rule 14a-12 and 14a-6 promulgated under the Exchange Act and Rule 425 promulgated under the Securities Act and (C) such reports under Section 13(a) of the Exchange Act, as may be filed in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of a Certificate of Merger with the Secretary of State of Delaware with respect to the Merger as provided in the DGCL and the DLLCA and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have, or would not reasonably be likely to have, a material adverse effect on Parent and the Parent Subsidiaries, taken as a whole.

(g)    Parent SEC Documents.    Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2000 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act. The consolidated financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto)

and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). For purposes of this Agreement, “Parent Balance Sheet” means the balance sheet as of March 31, 2003 set forth in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and “Parent Balance Sheet Date” means March 31, 2003.

(h)    Information Supplied.    None of the information supplied or to be supplied by Parent or Sub in writing for inclusion or incorporation by reference in the S-4 will, at the time the S-4 is filed with the SEC or when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Parent or Sub in writing for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus relating to the Stockholder Meetings will, at the date the Joint Proxy Statement/Prospectus is mailed to the Company’s stockholders and Parent’s stockholders and at the time of each of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus, as it relates to each of the Stockholder Meetings, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub in this Section 3.2(h) with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the S-4 or the Joint Proxy Statement/Prospectus.

(i)    Absence of Material Adverse Change.    Except for liabilities contemplated by this Agreement or the transactions contemplated hereby, and except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof, since the Parent Balance Sheet Date there has been no material adverse change in Parent and Parent and the Parent Subsidiaries have conducted their business only in the ordinary course consistent with past practice and have not taken any action that, if it had been in effect, would have violated or been inconsistent with the provisions of Section 4.2.

(j)    No Undisclosed Material Liabilities.    Neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i)    liabilities or obligations (A) disclosed or provided for in the Parent Balance Sheet or (B) disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement;

(ii)    liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Parent; or

(iii)    liabilities or obligations incurred under this Agreement or incurred in connection with the transactions contemplated hereby; or

(iv)    liabilities and obligations in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date.

(k)    No Default.    Neither Parent nor any of the Parent Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Parent Charter Documents or the charter documents, bylaws or similar governing agreements of Sub or the Parent Subsidiaries, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is now a party or by which Parent or any of the Parent Subsidiaries or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of the Parent Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which, in the aggregate, would not have a material adverse effect on Parent.

(l)    Compliance with Laws; Permits.    Parent and the Parent Subsidiaries hold all required, necessary or applicable federal, state, provincial, local or foreign permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on Parent (the “Parent Permits”). Parent and the Parent Subsidiaries are in compliance with the terms of the Parent Permits except where the failure to so comply would not have a material adverse effect on Parent. Neither Parent nor any of the Parent Subsidiaries has received notice of any revocation or modification of any of the Parent Permits, the revocation or modification of which would have a material adverse effect on Parent. Neither Parent nor any of the Parent Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, or any arbitration award or any judgment, decree, injunction or order of any Governmental Entity, applicable to Parent or any of the Parent Subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. To the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries is pending or threatened, other than those the outcome of which would not have a material adverse effect on Parent.

(m)    Material Contracts and Agreements.    Each oral or written contract required to be filed pursuant to Item 601(a) of SEC Regulation S-K as of the date hereof has been filed with or incorporated by reference in the Parent SEC Documents filed with the SEC prior to the date of this Agreement. Section 3.2(m) of the Parent Disclosure Schedule lists each oral or written material contract, agreement and arrangement between Parent or any of the Parent Subsidiaries and any officer or director or consultant of Parent or any of the Parent Subsidiaries.

(n)    Opinion of Financial Advisor.    The Board of Directors of Parent has received an opinion of Deutsche Bank Securities Inc., Parent’s financial advisor (the “Parent Financial Advisor”), dated the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration is fair to Parent from a financial point of view.

(o)    Brokers.    No broker, investment banker or other person, other than the Parent Financial Advisor, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent.

(p)    Litigation.    There is no suit, action, proceeding or investigation presently pending or, to Parent’s knowledge, threatened against or affecting Parent or any of the Parent Subsidiaries that could reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

(q)    Tax Matters.    Each of Parent, the Parent Subsidiaries and any affiliated, combined or unitary group of which Parent or any of the Parent Subsidiaries is or was a member (each a “Parent Tax Party”) has timely filed (taking into account any extensions) all Tax Returns required to be filed by it as of the date hereof and has timely paid or deposited all Taxes and estimated Taxes which are required to be paid or deposited as of the date hereof. Each of the Tax Returns filed by each Parent Tax Party is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable laws, regulations and rules. The Parent Balance Sheet reflects an adequate reserve for all Taxes for which Parent and the Parent Subsidiaries may be liable for all taxable periods and portions thereof through the date thereof. None of the Parent Tax Parties has waived any statute of limitations in respect of Taxes of Parent or the Parent Subsidiaries. No material deficiencies for any Taxes have been proposed, asserted or assessed against any of the Parent Tax Parties, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no Tax Liens upon any assets of Parent or any of the Parent Subsidiaries (except for liens for property or ad valorem Taxes not yet delinquent and other Taxes not yet due and payable). There are no current examinations of any Tax Return of any Parent Tax Party being conducted by any governmental authority and there are no settlements of any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. Neither Parent nor any of the Parent Subsidiaries is a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. Parent and the Parent Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have in all respects timely withheld from employee wages and paid over such Taxes to the appropriate governmental entity. Parent has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. There was not, and will not be, any gain recognized by Parent on the 100% distribution of all of the shares of SCS Transportation, Inc. to Parent’s stockholders on September 30, 2002. Neither Parent nor any of the Parent Subsidiaries has participated in any transactions that have been identified by the Internal Revenue Service in published guidance as tax avoidance transactions.

(r)    Environmental Matters.    Except to the extent that the inaccuracy of any of the following would not have a material adverse effect on Parent and to the extent that any of the following are not reflected as reserves or otherwise in the financial statements of Parent:

(i)    each of Parent and the Parent Subsidiaries holds, and is in compliance with all Environmental Permits required under applicable Environmental Laws for the operation or use of its assets and properties or the conduct of its business, and is otherwise in compliance with all applicable Environmental Laws;

(ii)    there are no existing requirements under Environmental Laws that will require Parent or any of the Parent Subsidiaries to make capital improvements to its assets or properties to remain in compliance with Environmental Laws or to achieve compliance with Environmental Laws that are to come into effect within the next year;

(iii)    neither Parent nor any of the Parent Subsidiaries is aware of or has received any notice of any pending or threatened Environmental Liabilities;

(iv)    neither Parent nor any of the Parent Subsidiaries has entered into or agreed to, or is subject to any outstanding judgment, decree, order or consent agreement with any Governmental Entity under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

(v)    there are no agreements with any person pursuant to which Parent or any of the Parent Subsidiaries would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law;

(vi)    no portion of any of the assets owned or operated by Parent or any of the Parent Subsidiaries is listed on the National Priorities List;

(vii)    no person has disposed of or released any Hazardous Materials that will result in Environmental Liabilities incurred by Parent on, at, or under any properties owned or operated by Parent, except in compliance with Environmental Laws; and

(viii)    there is no claim, suit, action or proceeding pending, or to the knowledge of Parent, threatened by or before any court or any other Governmental Entity directed against Parent or any of the Parent Subsidiaries, nor has Parent nor any of the Parent Subsidiaries received notices, that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by Parent or any of the Parent Subsidiaries of any Environmental Law, (iii) personal injury or property damage claims relating to a release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA, RCRA or any similar state laws in each case to the extent pertaining to the operation of the assets or business of Parent or any Parent Subsidiaries.

(s)    Labor Matters.

(i)    Parent is not a party to any collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees. The Parent Subsidiaries are in compliance with each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which Parent or any of the Parent Subsidiaries is a party except where the failure to comply has not had a material adverse effect on Parent and Parent has made available to Company a listing of all employees covered by each of such agreements and their classifications thereunder (including the location for classifications that are not Parent-wide);

(ii)    there is no material unfair labor practice charge or complaint pending nor, to the knowledge of Parent, threatened, with regard to employees of Parent or any of the Parent Subsidiaries;

(iii)    there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries;

(iv)    no union certification or decertification petition has been filed (with service of process having been made on Parent or any of the Parent Subsidiaries), or, to the knowledge of Parent, threatened (or pending without service of process having been made on Parent or any of the Parent Subsidiaries), that relates to employees of Parent or any of the Parent Subsidiaries and, to Parent’s knowledge, no union authorization campaign has been conducted, within the past twenty-four months;

(v)    no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on Parent or any of the Parent Subsidiaries), or, to the knowledge of Parent, threatened (or pending without service of process having been made on Parent or any of its Affiliates), against Parent or any of the Parent Subsidiaries related to any of their employees other than proceedings that would not have a material adverse effect on Parent;

(vi)    neither Parent nor any of the Parent Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of Parent or any of the Parent Subsidiaries other than consent decrees that would not have a material adverse effect on Parent; and

(vii)    Parent and each of the Parent Subsidiaries is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a material adverse effect on Parent.

(t)    Employee Benefits.

(i)    Section 3.2(t)(i)of the Parent Disclosure Schedule contains a complete and correct list of all Parent Benefit Plans. The term “Parent Benefit Plans” means all material employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements that are maintained or contributed to by Parent or any of the Parent Subsidiaries or with respect to which Parent or any of the Parent Subsidiaries may have any liability, contingent or otherwise. Section 3.2(t)(i)of the Parent Disclosure Schedule identifies which of the Parent Benefits Plans are subject to Title IV of ERISA. Section 3.2(t)(i)of the Parent Disclosure Schedule also identifies which of the Parent Benefit Plans are multiemployer plans within the meaning of section 3(37) of ERISA (“Parent Multiemployer Plans”). In subsections (ii) through (x) below, the term “Parent Benefit Plan” excludes Parent Multiemployer Plans.

(ii)    With respect to each Parent Benefit Plan, Parent has heretofore made available to Parent, as applicable, complete and correct copies of each of the following documents:

(A)    the Parent Benefit Plan and any amendments thereto (or if the Parent Benefit Plan is not a written agreement, a description thereof);

(B)    the most recent annual Form 5500 report filed with the IRS;

(C)    the most recent statement filed with the Department of Labor pursuant to 29 U.S.C. § 2520.104-23;

(D)    the most recent annual Form 990 and 1041 reports filed with the IRS;

(E)    the most recent actuarial report;

(F)    the most recent report prepared in accordance with Statement of Financial Accounting Standards No. 87;

(G)    the most recent summary plan description and summaries of material modifications thereto;

(H)    the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Parent Benefit Plan;

(I)    the most recent financial statement;

(J)    the most recent determination letter received from the IRS with respect to each Parent Benefit Plan that is intended to qualify under section 401 of the Code; and

(K)    any agreement directly relating to a Parent Benefit Plan pursuant to which Parent is obligated to indemnify any person.

(iii)    No asset of Parent, any of the Parent Subsidiaries, or any entity (whether or not incorporated) that is treated as a single employer together with Parent or any of the Parent Subsidiaries under section 414 of the Code (“Parent ERISA Affiliate”) is the subject of any lien arising under section 302(f) of ERISA or section 412(n) of the Code; none of Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate has been required to post any security under section 307 of ERISA or section 401(a)(29) of the Code; and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security.

(iv)    The PBGC has not instituted proceedings to terminate any Parent Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted.

(v)    No pension benefit plan as defined in Section 3(2) of ERISA that is maintained or contributed to by Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate had an accumulated funding deficiency as defined in section 302 of ERISA and section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the Effective Time. All contributions required to be made with respect to any Parent Benefit Plan on or prior to the Effective Time have been timely made or are disclosed in the most recent financial statements included in the SEC Documents.

(vi)    Except as would not have a material adverse effect on Parent, (A) neither Parent nor any other entity has engaged in a transaction that could result in the imposition upon Parent or any Parent Subsidiary of a civil penalty under section 409 or 502(i) of ERISA or a tax under section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Parent Benefit Plan, and (B) no fact or event exists that could reasonably be expected to give rise to any such liability.

(vii)    Except as would not have a material adverse effect on Parent, each Parent Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(viii)    Each Parent Benefit Plan that is intended to qualify under section 401(a) of the Code has received a favorable determination letter from the IRS and, to Parent’s knowledge, no condition exists that could be reasonably expected to result in the revocation of any such letter

(ix)    No Parent Benefit Plan provides medical, surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate, for periods extending beyond their retirements or other terminations of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary); and no commitments have been made to provide such coverage.

(x)    The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee of Parent, any Parent Subsidiary, or any Parent ERISA Affiliate, to severance pay, or any other payment under a Parent Benefit Plan, (ii) accelerate the time of payment or vesting of benefits under a Parent Benefit Plan, or (iii) increase the amount of compensation due any current or former employee of Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate.

(xi)    There is no litigation, action, proceeding, audit, examination or claim pending, or to Parent’s knowledge, threatened or contemplated relating to any Parent Benefit Plan (other than routine claims for benefits).

(xii)    Except as would not have a material adverse effect on Parent, none of Parent, any Parent Subsidiary or any Parent ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA). No condition exists for which the PBGC is authorized to seek from Parent, any Parent Subsidiary or a Parent ERISA Affiliate, a late payment charge under section 4007(b) of ERISA. No condition exists that presents a risk that Parent, any subsidiary of Parent or an ERISA Affiliate, will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would have a material adverse effect on Parent.

(xiii)    Except as would not have a material adverse effect on Parent, none of Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate, has withdrawn from any Parent Multiemployer Plan. To Parent’s knowledge, no event has occurred or circumstance exists that presents a material risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Parent Multiemployer Plan that could result in any liability of Parent, any Parent Subsidiary, or any Parent ERISA Affiliate, with respect to a Parent Multiemployer Plan that would have a material adverse effect on Parent.

(xiv)    To Parent’s knowledge, no Parent Multiemployer Plan is the subject of any proceeding brought by the PBGC.

(xv)    None of Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate, has received notice from any Parent Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that such plan intends to terminate or has terminated.

(xvi)    The most recent financial statements and actuarial reports, if any, for the Parent Benefit Plans reflect the financial condition and funding of the Parent Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Parent Benefit Plans since the dates of such financial statements and actuarial reports.

(xvii)    Except as would not have a material adverse effect on Parent, (i) none of Parent, any Parent Subsidiary or any Parent ERISA Affiliate has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992 and (ii) none of Parent, any Parent Subsidiaries, or any entity that was ever a Parent ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.

(xviii)    None of Parent, any Parent Subsidiary or any Parent ERISA Affiliate has made any premium payments with respect to any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of Parent, any Parent Subsidiary or any Parent ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide 30 days’ notice of termination.

(xix)    Except as would not have a material adverse effect on Parent, no Parent Benefit Plan that satisfies the requirements of section 401(a) of the Code has incurred a partial termination within the meaning of section 411(d)(3) of the Code during the six-year period ending on the date of this Agreement.

(u)    Required Vote of Parent Stockholders; Vote of Directors and Officers.    The affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or by proxy at the Parent Stockholder Meeting at which the holders of at least a majority of the outstanding shares of Parent Common Stock are present in person or by proxy (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the issuance of Parent Common Stock pursuant to the Merger (the “Share Issuance”). The affirmative vote of Parent, as the sole equity holder of outstanding membership interests of Sub, is the only vote of the holders of any class or series of Sub equity necessary to approve the Merger. Each director and officer of Parent who has a right to vote any shares of Parent Common Stock has represented to Parent his or her present intention to vote such shares of Parent Common Stock in favor of the Share Issuance.

(v)    Board Recommendation.    The Board of Directors of Parent, at a meeting duly called and held, has unanimously (i) approved this Agreement, (ii) determined that the transactions contemplated in the best interests of Parent and the holders of Parent Common Stock, (iii) determined to cause Parent, as the sole member of Sub, to approve and adopt this Agreement, and (iv) recommended that Parent’s stockholders approve the Share Issuance. The managers of Sub (by unanimous written consent) have approved this Agreement.

(w)    Financing.    Parent has provided the Company with copies of that certain commitment letter dated as of July 8, 2003 issued by Deutsche Bank AG Cayman Islands Branch to Parent and that certain commitment letter dated as of July 8, 2003 issued by Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. to Parent (collectively, the “Commitment Letters”), which provide, subject to the satisfaction of the conditions set forth therein, for financing in an amount not less than the aggregate amount of (i) the cash portion of the Merger Consideration and (ii) the cash necessary for cancellation of the Company Stock Options pursuant to Section 5.7. The Commitment Letters are valid and in full force and effect as of the date hereof. Parent is not aware of any facts or circumstances that (i) contradict or are in conflict with the terms and conditions set forth in the Commitment Letters or (ii) create a reasonable basis, as of the date hereof, for Parent to believe that it will not be able to obtain financing in accordance with the terms of the Commitment Letters.

(x)    Insurance.    Parent has made available to the Company an insurance schedule of Parent’s and the Parent Subsidiaries’ directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date hereof. Parent and the Parent Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance).

ARTICLE 4

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1    Conduct of Business of the Company.

(a)    Ordinary Course.    During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date hereof, and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or set forth in Section 4.1(a) of the Company Disclosure Schedule, prior to the Effective Time the Company shall not, without the prior written consent of Parent and Sub:

(i)    (A) other than regularly scheduled quarterly dividends not to exceed $0.05 per share of Common Stock per fiscal quarter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)    issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock (other than (x) the issuance of Company Shares upon the exercise of options outstanding on the date hereof or (y) pursuant to existing benefit plans in accordance with their current terms);

(iii)    grant any options to purchase Company Shares under the Roadway Corporation 2001 Employee Stock Purchase Plan (provided, however, that nothing contained in this Section 4.1(a) shall prohibit the Company from issuing stock pursuant to options outstanding under such plan as of the date hereof);

(iv)    amend the Company Charter Documents;

(v)    acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

(vi)    sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $500,000 in the aggregate;

(vii)    (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) working capital borrowings under revolving credit facilities incurred in the ordinary course of business and (2) indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date hereof, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than employees of the Company in the ordinary course of business consistent with past practice;

(viii)    except for capital expenditures in compliance with the amounts and timing included in the Company’s written capital expenditure plan previously made available to Parent, make or incur any capital expenditure, except in the ordinary course of business and involving the expenditure of no more than $500,000 individually or in the aggregate;

(ix)    make any material election relating to Taxes or settle or compromise any material Tax liability;

(x)    pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet;

(xi)    waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(xii)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(xiii)    enter into any new collective bargaining agreement involving unions in more than one state;

(xiv)    change any accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

(xv)    settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $250,000, or (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent;

(xvi)    (A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee whose annual base salary exceeds $100,000; provided, that the Company may not enter into any employment or severance agreement or any deferred compensation arrangement with any such other employees, (B) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company Benefit Plan (other than amendments required by law or to maintain the tax qualified status of such plans under the Code) or (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) or (D) grant any stock options or stock awards other than as permitted by Section 4.1(a)(ii); or

(xvii)    authorize any of, or commit or agree to take any of, the foregoing actions.

(b)    Other Actions.    The Company shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

4.2    Conduct of Business of Parent.

(a)    Ordinary Course.    During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), Parent shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date hereof, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Parent, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time Parent shall not, without the prior written consent of the Company:

(i)    (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)    issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock (other than (x) the issuance of shares of Parent Common Stock upon the exercise of options outstanding on the date hereof or (y) pursuant to existing benefit plans in accordance with their current terms);

(iii)    amend the Parent Charter Documents;

(iv)    acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof (1) for aggregate consideration in excess of $50,000,000 or (2) in violation of the Commitment Letters or (B) any assets that would be material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

(v)    sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $500,000 in the aggregate;

(vi)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or restructuring, recapitalization or reorganization;

(vii)    waive the benefits of, or agree to modify in any manner, any standstill agreement to which Parent is a party;

(viii)    enter into any new collective bargaining agreement involving unions in more than one state;

(ix)    change any accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board (excluding, in each case, early adoption of an accounting principle); or

(x)    authorize any of, or commit or agree to take any of, the foregoing actions.

(b)    Other Actions.    Parent shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Parent and Sub set forth in this Agreement becoming untrue.

(c)    Conduct of Business of Sub.    During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1    Stockholder Approval; Preparation and Filing of the S-4 and Joint Proxy Statement/Prospectus.

(a)    Each of the Company and Parent acting through their respective Boards of Directors, shall, subject to and in accordance with applicable law and their respective charter documents, duly call, give notice of, convene and hold as soon as practicable following the date on which the S-4 becomes effective their respective Stockholder Meetings for the purpose of, in the case of the Company, approving and adopting this Agreement and, in the case of Parent, approving the Share Issuance. The Company, acting through its Board of Directors, shall, subject to Section 8.2, (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company and include in the Joint Proxy Statement/Prospectus such recommendation (the “Company Recommendation”) and (ii) take all reasonable and lawful action to solicit and obtain such approval. Parent, acting through its Board of Directors, shall (i) recommend approval of the Share Issuance and include in the Joint Proxy Statement/Prospectus such recommendation (the “Parent Recommendation”) and (ii) take all reasonable and lawful action to solicit and obtain such approval. Each of the Company and Parent shall use all reasonable efforts to hold the Stockholder Meetings on the same date and as soon as practicable after the date upon which the S-4 becomes effective.

(b)    As soon as practicable after the date hereof, Parent and the Company shall, in consultation with each other, prepare and file with the SEC the Joint Proxy Statement/Prospectus for use in connection with the solicitation of proxies from the Company’s stockholders in favor of the adoption and approval of this Agreement and the approval of the Merger and from Parent’s stockholders in favor of adoption and approval of the Share Issuance at their respective Stockholder Meetings, and Parent, in consultation with the Company, shall prepare and file with the SEC the S-4 for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the S-4. Each of Parent and the Company shall use all commercially reasonable efforts to have the S-4 declared or ordered effective under the Securities Act as promptly as practicable after such filing with the SEC. The Company shall use all commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable after the S-4 is declared or ordered effective under the Securities Act. Parent shall use all commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent’s stockholders as promptly as practicable after the S-4 is declared or ordered effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement/Prospectus. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the S-4 will be made by Parent, or with respect to the Joint Proxy Statement/Prospectus will be made by the Company, without providing the other party hereto a reasonable opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either of the S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the S-4 and/or the Joint Proxy Statement/Prospectus describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus to comply as to form and substance to such party in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the Nasdaq National Market.

5.2    Access to Information.

(a)    During the period from the date hereof to the Effective Time, except to the extent otherwise required by United States regulatory considerations:

(i)    The Company shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, afford to Parent, and to Parent’s accountants, counsel, financial advisors and other representatives, reasonable access to the Company’s properties, books, contracts, commitments and records for the purpose of conducting such inspections and evaluations, including environmental inspections and assessments, as Parent deems appropriate. No intrusive environmental testing or Phase II Environmental

Site Assessments shall be conducted without prior submission to the Company of a proposed work plan and the Company’s approval of the same. During such period, the Company shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Parent,

(A)    a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of federal or state securities laws; and

(B)    all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request so as to afford Parent a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the Company as Parent may reasonably desire to make. The Company agrees to advise Parent of all material developments with respect to the Company and its assets and liabilities.

(ii)    Parent shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, afford to Company, and to Company’s accountants, counsel, financial advisors and other representatives, reasonable access to Parent’s properties, books, contracts, commitments and records for the purpose of conducting such inspections and evaluations, including environmental inspections and assessments, as Company deems appropriate. No intrusive environmental testing or Phase II Environmental Site Assessments shall be conducted without prior submission to Parent of a proposed work plan and Parent’s approval of the same., During such period, Parent shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, furnish promptly to the Company,

(A)    a copy of each report, schedule, registration statement and other document filed by Parent during such period pursuant to the requirements of federal or state securities laws; and

(B)    all other information concerning its business, properties, financial condition, operations and personnel as the Company may from time to time reasonably request so as to afford the Company a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of Parent as Company may reasonably desire to make. Parent agrees to advise the Company of all material developments with respect to Parent and its assets and liabilities.

(iii)    The Company shall notify Parent promptly of any notices from or investigations by Governmental Entities relating to the Company’s business or assets or the consummation of the Merger. Parent shall notify the Company promptly of any notices from or investigations by Governmental Entities relating to Parent’s business or assets or the consummation of the Merger.

(b)    All information provided pursuant to this Section 5.2 shall be subject to the terms and conditions of that certain letter agreement dated as of June 22, 2003 from Parent to the Company and that certain letter agreement dated as of June 22, 2003 from the Company to Parent (collectively, the Confidentiality Agreements”). Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder, any conditions to the obligations of either party or either party’s right to terminate this Agreement as provided in ARTICLE 7.

(c)    Notwithstanding the Confidentiality Agreements or anything in this Agreement to the contrary, each party to the transaction contemplated by this Agreement (and each employee, representative or other agent of each such party) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the Merger, (ii) any nonpublic pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the Merger), (iii) any nonpublic financial information, including sales, cost, pricing or margin information, identification of any customer, vendor, supplier, employee or other party with whom the Company or Parent does business or any other any other nonpublic information that is not directly related to the potential consequences of entering into the Merger, or (iv) any other nonpublic term or detail not relevant to the tax treatment or the tax structure of the Merger. Each of the parties’ ability to consult any tax advisor (including any tax advisor independent from all other entities involved in the transaction) regarding the tax treatment or tax structure of the transaction is not limited in any way.

(d)    In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

5.3    Commercially Reasonable Efforts; Notification.

(a)    Commercially Reasonable Efforts.    Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required under applicable laws and regulations and otherwise provided in this Section 5.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Share Issuance, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither of the parties shall be under any obligation to take any action to the extent that the Board of Directors of such party shall conclude in good faith, after consultation with and based upon the advice of their respective outside legal counsel (which advice in each case need not constitute an opinion), that such action would cause a breach of that Board of Directors’ fiduciary obligations under applicable law. In connection with and without limiting the foregoing, each of the Company and Parent and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other to the extent reasonably requested in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Company.

(b)    Notification.    The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement provided, however, that the delivery of any notice pursuant to this Section 5.3(b) shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in ARTICLE 6 or otherwise limit or affect the remedies available hereunder to any party.

(c)    (i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible, but in no event more than 14 calendar days following execution and delivery of this Agreement. Each of the parties agrees to use commercially reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

(ii)    The Company will furnish to Fulbright & Jaworski L.L.P., counsel to Parent and Sub, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, “Company Regulatory Documents”)) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (A) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any state attorneys general that are available for review by Parent and Sub, copies will not be required to be provided to Fulbright & Jaworski L.L.P. and (B) with respect to any Company Regulatory Documents (1) that contain any information which, in the reasonable judgment of Jones Day, should not be furnished to Parent or Sub because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company Regulatory Documents to Fulbright & Jaworski L.L.P. shall be satisfied by the delivery of such Company Regulatory Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Parent. Except as otherwise required by United States regulatory considerations, Parent and Sub will furnish to Jones Day, counsel to the Company, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, “Parent Regulatory Documents”)) between Parent, Sub or any of their respective representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (A) with respect to documents and other materials filed by or on behalf of Parent or Sub with the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to Jones Day and (B) with respect to any Parent Regulatory Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of Parent and Sub to furnish any such Parent Regulatory Documents to Jones Day shall be satisfied by the delivery of such Parent Regulatory Documents on a confidential basis to Jones Day pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

(iii)    At the election of Parent and the Company, the Company and Parent shall use reasonable efforts to defend all litigation under the federal or state antitrust laws of the United States which if adversely determined would, in the reasonable opinion of Parent and the Company (based on the advice of outside counsel), be likely to result in the failure of the condition set forth in Section 6.1(c) not being satisfied, and to appeal any order, judgment or decree, which if not reversed, would result in the failure of such condition. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Company (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.3(a) to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.3(c).

5.4    Letter of the Company’s Accountants.    The Company shall use commercially reasonable efforts to cause to be delivered to Parent and Sub two letters from Ernst & Young LLP, the Company’s independent public accountants, one dated a date within two business days before the date on which the S-4 shall become effective and one dated two business days before the Effective Time, each addressed to Parent and Sub and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

5.5    Letter of Parent’s Accountants.    Parent shall use commercially reasonable efforts to cause to be delivered to the Company two letters from KPMG LLP, Parent’s independent public accountants, one dated a date within two business days before the date on which the S-4 shall become effective and one dated two business days before the Effective Time, each addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

5.6    Fees and Expenses.    Except as provided in ARTICLE 8, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that all fees and expenses incurred in connection with the filings and related matters under the HSR Act shall be borne equally by Parent and the Company.

5.7    Treatment of Stock Options.    Each option to purchase Company Shares granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Stock Option”) shall become fully exercisable at the Effective Time. Subject to the provisions of Section 2.4, each Company Stock Option with an exercise price that is equal to or less than $24.00 shall be cancelled and the holder of such Company Stock Option shall be entitled to receive (i) Parent Company Shares in an amount equal to the number of Company Shares subject to the Company Stock Option multiplied by one-half of the Exchange Ratio, and (ii) cash in an amount equal to (x) (I) $24.00 minus (II) the exercise price per Company Share under the Company Stock Option, multiplied by (y) the number of Company Shares subject to the Company Stock Option. The Company shall (i) withhold from such cash payment or, if the cash portion of such payment is insufficient, require the holder of such Company Stock Option to pay in cash or surrender shares of Parent Common Stock to pay for any amounts necessary under federal and, if applicable, state tax laws, and (ii) pay over to the appropriate taxing authorities all amounts the Company is required to withhold under federal and, if applicable, state tax laws. Subject to the provisions of Section 2.4, each Company Stock Option with an exercise price greater than $24.00 shall be cancelled and the holder of such Company Stock Option shall be entitled to receive Parent Company Shares in an amount equal to the product of (I) the quotient obtained by dividing (x) the product of (I) $48.00 minus the exercise price of such Company Stock Option and (II) the number of Company Shares subject to such Company Stock Option by (y) $48.00, and (ii) the Exchange Ratio. The Company shall (i) require the holder of such Company Stock Option to pay in cash or surrender shares of Parent Common Stock to pay for any amounts necessary under federal and, if applicable, state tax laws, and (ii) pay over to the appropriate taxing authorities all amounts the Company is required to withhold under federal and, if applicable, state tax laws. As soon as practicable after the date hereof, the Board of Directors of the Company and any committee of the Board of Directors of the Company administering the Company’s Stock Plans shall take all action necessary to accomplish the foregoing, including obtaining any required consents from any person.

5.8    Treatment of Phantom Stock Rights.    Each phantom stock award under a Company Benefit Plan shall be modified by substituting phantom shares of Parent Common Stock (“Substitute Shares”) for phantom Company Shares deemed credited under the award. The number of Substitute Shares that shall be deemed credited under an award shall be equal to the product of (a) the Exchange Ratio multiplied by (b) the number of phantom Company Shares deemed credited under the award. Fractional shares may be deemed credited under the awards. Except as modified pursuant to this Section 5.8, the terms and conditions of the phantom stock awards, including vesting and time and form of payment provisions, existing at the Effective Time shall remain in effect. As soon as practicable after the date hereof, the Board of Directors of the Company and any committee of the Board of Directors of the Company administering the Company’s Benefit Plans shall take all action necessary to accomplish the foregoing, including obtaining required consents from any persons.

5.9    Appointment of Additional Directors.    The Board of Directors of Parent shall take action prior to the Effective Time to cause the number of directors comprising the full Board of Directors of Parent immediately following the Effective Time to be increased to 11 persons, and cause Frank P. Doyle, John F. Fiedler and Phillip J. Meek to be elected to the Board of Directors of Parent to hold office from the period commencing one business day after the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Parent Charter Documents or as otherwise provided by law.

5.10    Public Announcements.    Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other broadly disseminated public statements and any broadly distributed internal communications with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such broadly disseminated public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with the Nasdaq National Market and except for any discussions with rating agencies. Notwithstanding anything to the contrary contained in the immediately preceding sentence, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

5.11    Agreement to Defend.    In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person or other legal administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to give the other reasonable opportunity to participate in the defense thereof.

5.12    Nasdaq National Market.    Parent shall use its commercially reasonable efforts to list on the Nasdaq National Market, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

5.13    Agreements of Others.    The Company shall deliver to Parent, no later than 20 days after the date of this Agreement, a letter identifying each person whom the Company reasonably believes is an “affiliate” of the Company for purposes of Rule 145 under the Securities Act. Thereafter and until the date of the Company Stockholder Meeting, the Company shall identify to Parent each additional person whom the Company reasonably believes to have thereafter become an “affiliate.” The Company shall use its commercially reasonable efforts to cause each person who is identified as an “affiliate” pursuant to the two immediately preceding sentences to deliver to Parent, prior to the Effective Time, a written agreement, substantially in the form of Exhibit A to this Agreement.

5.14    Directors’ and Officers’ Indemnification.

(a)    From and after the Effective Time, Parent and Surviving Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any of the Company Subsidiaries or served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) at any time maintained by or contributed to by the Company or any of the Company Subsidiaries (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. Without limitation to clauses (i) and (ii), Parent and the Surviving Company shall indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of the Company and the Company Subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof. In the event of any such Indemnified Liability, (i) Parent and Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) Parent shall cooperate in the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable law and the certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent and the Surviving Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). If any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Parent and the Surviving Company shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action including, without limitation, reasonable attorneys’ fees and costs. In addition, from and after the Effective Time, directors and officers of the Company who become directors or officers of Parent will be entitled to indemnification to the extent provided in Parent’s certificate of incorporation and by-laws, as the case may be, as the same may be amended from time to time in accordance with their terms and applicable law.

(b)    If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.14

(c)    For six years after the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable than those of the policy of the Company in effect on the date hereof; provided, however, that in no event will Parent be required to pay aggregate annual premiums for insurance under this Section 5.14(c) in excess of twice the most recent aggregate annual premium paid by the Company for such purpose (which annual aggregate premium the Company represents and warrants to be $1,972,200 in the aggregate); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost up to but not exceeding such amount. In addition, for six years after the Effective Time, Parent shall maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in Section 5.14 of the Company Disclosure Schedule with coverages and in amounts no less favorable than those of the policies of the Company in effect on the date hereof.

(d)    The provisions of this Section 5.14 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.15    Employee Benefit/Labor Matters.    (a) Parent shall, or shall cause the Surviving Company or its subsidiaries to, take such actions as are necessary to grant those employees who are, as of the Effective Time, employed by the Company or a Company Subsidiary and are not included in a unit of employees covered by a collective bargaining agreement ( the “Continuing Employees”) credit for Past Service (as defined below) for purposes of initial eligibility to participate, and vesting under, any employee benefit plans maintained by Parent, the Surviving Company or any subsidiary of Parent or the Surviving Company in which they are eligible to participate. “Past Service” shall mean a Continuing Employees’ service with the Company or any subsidiary of the Company to the same extent recognized by the Company and the Company Subsidiaries. Parent shall, or shall cause the Surviving Company and its subsidiaries to, take such actions as are necessary to give Continuing Employees credit for their Past Service for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay and vacation pay policies and programs maintained by Parent, the Surviving Company or any subsidiary of the Surviving Company in which they are eligible to participate. With respect to each Continuing Employee who is an active participant in a group health plan (as defined in section 5000(b) of the Code) other than a flexible spending account arrangement (a “Company Health Plan”) immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Company or its subsidiaries, to take such actions as are necessary to ensure that the group health plan (other than a flexible spending account arrangement) maintained by Parent, the Surviving Company or one of its subsidiaries in which such Continuing Employee is eligible to participate during the calendar year in which the Effective Time occurs (the “Current Year”) shall (i) waive any preexisting condition restrictions and waiting period requirements to the extent that such preexisting condition restrictions and waiting period requirements were waived or satisfied under the applicable Company Health Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (ii) provide credit, for the Current Year, for any copayments or deductible payments made by the Continuing Employee and out of pocket expenditures incurred by the Continuing Employee under the applicable Company Health Plan for the Current Year.

(b)    Notwithstanding anything contained herein to the contrary, each Continuing Employee (other than a Continuing Employee who has entered into a CIC Agreement) whose employment is terminated by the Surviving Company without cause during the twelve-month period (or such longer period as may be required by the terms of the applicable severance plan of the Company as in effect on the date hereof) following the Effective Time shall be entitled to receive severance pay and benefits equal to the severance pay and benefits under the applicable severance plan of the Company listed on Section 3.1(n)(i) of the Company Disclosure Schedule, as in effect on the date hereof; provided that the Continuing Employee executes a release agreement that is reasonably satisfactory to Parent. For purposes of this Section 5.15(b), “without cause” shall mean termination of employment for any reason except due to (i) gross negligence, (ii) misuse or unauthorized appropriation of trade secrets or other confidential information of Parent, the Surviving Company or any of their subsidiaries, (iii) theft of property from Parent, the Surviving Company or any of their subsidiaries, (iv) willful damage to the property of Parent, the Surviving Company or any of their subsidiaries or (v) any material failure by the Continuing Employee to perform any term or condition of his employment.

(c)    Parent acknowledges that by operation of law the Surviving Company and its subsidiaries shall continue to be obligated to comply with the terms of any Company Benefit Plans that are maintained by the Company and the Company Subsidiaries immediately prior to the Effective Time; provided, however, nothing herein shall restrict Parent’s or the Surviving Company’s or its subsidiaries’ ability to amend or terminate such Plans in accordance with their terms.

(d)    Parent acknowledges that by operation of law the Surviving Company and its subsidiaries shall continue to be obligated to comply with the terms of the agreements listed on Section 5.15(d) of the Company Disclosure Schedule (the “CIC Agreements”). Parent acknowledges that the consummation of the Merger contemplated by this Agreement will constitute a “Change of Control” within the meaning of each of the CIC Agreements.

(e)    Parent acknowledges that by operation of law, after the Effective Time the Company Subsidiaries that are parties to collective bargaining agreements shall continue to be obligated to comply with the terms of such collective bargaining agreements.

5.16    Section 16(b).    Parent and the Company shall take all steps reasonably necessary to cause the acquisitions of shares of Parent Common Stock or other equity securities (including derivative securities) of Parent in connection with the Merger, and subsequent dispositions of such equity securities of Parent (including derivative securities), by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.

5.17    Financing.    Parent shall use commercially reasonable efforts to obtain the financing contemplated by the Commitment Letters or financing from other sources reasonably acceptable to Parent to consummate the Merger and the transactions contemplated by this Agreement. Until such time as Parent has obtained such financing, Parent shall maintain the Commitment Letters in full force and effect and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letters, without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company will not be considered to have unreasonably withheld consent under this Section 5.17 if the amendment, modification, waiver or action for which consent is requested would, in the reasonable judgment of the Company, jeopardize Parent’s receipt of the financing contemplated by the Commitment Letters. Notwithstanding anything to the contrary included in Section 4.2(a), Parent shall not, and shall cause the Parent Subsidiaries not to, without the prior written consent of the Company, which consent shall not be unreasonably withheld, take any action or enter into any transaction, including, without limitation, any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would materially impair, materially delay or prevent the financing contemplated by the Commitment Letters. Following the date hereof, Parent shall notify the Company if Parent determines, based on Parent’s good faith estimates, that all or any portion of such financing is not reasonably likely to be consummated.

5.18    Tax Matters.    Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 6.2(d) and 6.3(d) hereof. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treas. Reg. Sec. 1.368-2(g). Officers of Parent, Sub and the Company shall execute and deliver to Jones Day, counsel to the Company, and Fulbright & Jaworski L.L.P., counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the S-4 and the date of the Closing, in connection with their respective deliveries of opinions, pursuant to Sections 6.3(d) and 6.2(d) hereof, with respect to the Tax treatment of the Merger. None of Parent, Sub or the Company shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of such certificates and representations.

ARTICLE 6

CONDITIONS PRECEDENT

6.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Effective Time of the following conditions:

(a)    Stockholder Approvals.    The Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

(b)    Other Approvals.    All authorizations, consents, orders or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (including those required under the HSR Act) shall have been filed, shall have occurred or shall have been obtained, except where the failure to obtain such consents, orders or approvals, or make filings, or obtain such terminations or expirations, would not be reasonably likely to result in a material adverse effect on the Company or on Parent or materially adversely affect the consummation of the Merger.

(c)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used commercially reasonable efforts, subject to the limitations set forth in Section 5.3 to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

(d)    Parent Financing.    The Financing contemplated by the Commitment Letters (or alternative financing contemplated by Section 5.17 hereof) has been consummated; provided that Parent may not rely on this clause (d) as a basis for termination of this Agreement unless Parent has complied in all material respects with its obligations under Section 5.17 hereof.

(e)    Nasdaq National Market Listing.    Parent Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

(f)    S-4.    The S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and remain in effect.

6.2    Conditions to Obligations of Parent and Sub.    The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

(a)    Obligations.    Company shall have performed in all material respects all obligations, taken as a whole, to be performed by it under this Agreement at or prior to the Effective Time.

(b)    Representations and Warranties.    The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time except where the failure of such representations and warranties to be so true and correct could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

(c)    Material Adverse Change.    There shall not have occurred a material adverse change to the Company.

(d)    Tax Opinion.    Parent shall have received an opinion, satisfactory to Parent, dated on or about the date that is two days prior to the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company, a copy of which will be furnished to the Company, of Fulbright & Jaworski L.L.P., to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect and will be reaffirmed by Fulbright & Jaworski L.L.P. at the Closing.

6.3    Condition to Obligations of the Company.    The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Company:

(a)    Obligations.    Parent and Sub shall have performed in all material respects all obligations, taken as a whole, to be performed by them under this Agreement at or prior to the Effective Time.

(b)    Representations and Warranties.    The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein), as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time except where the failure of such representations and warranties to be so true and correct could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent.

(c)    Material Adverse Change.    There shall not have occurred a material adverse change to Parent.

(d)    Tax Opinion.    The Company shall have received an opinion, satisfactory to the Company, dated on or about the date that is two days prior to the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company, a copy of which will be furnished to Parent, of Jones Day, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect and will be reaffirmed by Jones Day at the Closing.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

(a)    by mutual written consent of Parent and the Company, or by mutual action of their respective Boards of Directors;

(b)    by either Parent or the Company:

(i)    if Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any reconvened meeting following an adjournment or postponement thereof;

(ii)    if Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting duly convened therefor or at any reconvened meeting following an adjournment or postponement thereof;

(iii)    if the Merger shall not have been consummated on or before February 29, 2004; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) is not available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(iv)    if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that, except as set forth in Section 5.3(c) the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) has used reasonable best efforts to prevent the entry of and to remove such order, decree, ruling or action;

(c)    by Parent if the Average Closing Price is less than $16.63;

(d)    by the Company in accordance with the provisions of Section 8.2(b);

(e)    by Parent, if (i) any representation or warranty of the Company is inaccurate (without giving effect to any limitation as to “materiality” or “material adverse effect” or similar limitation contained or set forth therein), which inaccuracy or breach has given rise to or could reasonably be expected to give rise to a material adverse change to or material adverse effect on the Company, or (ii) the Company has breached or failed to perform in any material respect any of its material obligations under this Agreement and, in the case of clauses (i) and (ii), the breach, inaccuracy or failure to perform (A) is not cured within 30 days after receipt of written notice thereof or (B) is incapable of being cured by the Company;

(f)    by the Company, if (i) any representation or warranty of Parent is inaccurate (without giving effect to any limitation as to “materiality” or “material adverse effect” or similar limitation contained or set forth therein), which inaccuracy or breach has given rise to or could reasonably be expected to give rise to a material adverse change to or a material adverse effect on Parent, or (ii) Parent or Sub has breached or failed to perform in any material respect any of its material obligations under this Agreement and, in the case of clauses (i) and (ii), the breach, inaccuracy or failure to perform (A) is not cured within 30 days after receipt of written notice thereof or (B) is incapable of being cured by Parent;

(g)    by Parent if (i) the Board of Directors of the Company shall have withdrawn or modified, in any manner which is adverse to Parent, the Company Recommendation or shall have resolved to do so or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal or shall have resolved to do so;

(h)    by the Company, if the Board of Directors of Parent shall have withdrawn or modified, in any manner which is adverse to the Company, the Parent Recommendation.

7.2    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section 7.5 shall, in order to be effective, require in the case of Parent or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors, and in the case of Sub, action by its managing member. The party desiring to terminate this Agreement pursuant to Section 7.1(b), 7.1(c), 7.1(d), 7.1(e), 7.1(f), 7.1(g) or 7.1(h) shall give written notice of such termination to the other party in accordance with Section 9.2, specifying the provision hereof pursuant to which such termination is effected.

7.3    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Sub or the Company, or any director, officer, employee or stockholder thereof, other than the confidentiality provisions of Section 5.2(b) and the provisions of Sections 3.1(y), 3.2(o), 5.6, 7.3, 8.3 and ARTICLE 9; provided, however, that any such termination shall not limit or relieve a party’s liability or obligation for damages suffered by the other party hereto as a result of such party’s material breach of any representation, warranty or covenant in this Agreement.

7.4    Amendment.    This Agreement may be amended by the parties at any time before or after Company Stockholder Approval is obtained; provided, however, that after such Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.5    Extension; Waiver.    At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 7.4 and applicable law and regulations, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8

SPECIAL PROVISIONS AS TO CERTAIN MATTERS

8.1    Takeover Defenses of the Company.    The Company shall take such action with respect to any anti-takeover provisions in the Company Charter Documents or afforded it by statute to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

8.2    No Solicitation.

(a)    The Company shall not, and shall not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, the Company (“Company Representatives”) to, and on becoming aware of will take all reasonable actions to stop such person from continuing to, directly or indirectly, (i) solicit, initiate or encourage or otherwise intentionally facilitate (including by way of furnishing information) the making of any Acquisition Proposal (as defined below), (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to intentionally facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that in the case of this clause (iii), to the extent reasonably believed to be required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by the members thereof, after consultation with outside legal counsel, the Company may at any time prior to Company Stockholder Approval, but not thereafter if the Merger is approved thereby, and subject to the Company providing written notice to Parent of its decision to take such action in response and only in response to an unsolicited written request therefor received by the Company or any Company Representative that did not otherwise result from a breach of this Section 8.2(a)), (A) furnish information to any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in the Confidentiality Agreements referred to in Section 5.2(b) hereof and otherwise enter into discussions and negotiations with such person or group as to any superior proposal (as defined in Section 8.2(c)) such person or group has made, or any Acquisition Proposal made by such person or group that the Board of Directors in good faith determines is reasonably likely to lead to a superior proposal. The Company immediately shall cease and shall cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted prior to the date hereof by the Company or any Company Representatives with respect to any Acquisition Proposal existing on the date hereof. For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal, other than a proposal by Parent or any of its affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, more than a 20% equity interest in the Company, more than 20% of the voting securities of the Company or a material amount of the assets of the Company, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Company Shares.

(b)    Except as expressly permitted by this Section 8.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof after consultation with outside legal counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may terminate this Agreement, if (A) the Company provides Parent with written notice (a “Notice of Superior Proposal”) (x) advising Parent that the Board of Directors has received an Acquisition Proposal which it has determined to be a superior proposal, (y) specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and (z) identifying the party making such superior proposal, (B) for a period of three business days following Parent’s receipt of a Notice of Superior Proposal, the Company otherwise cooperates with Parent with respect to the Acquisition Proposal that constitutes a superior proposal with the intent of enabling Parent to engage in good faith negotiations to make such adjustments in the terms and conditions of the Merger as would enable the Company to proceed with the Merger on such adjusted terms, (C) at the end of such three business day period the Board of Directors of the Company continues reasonably to believe that the Acquisition Proposal constitutes a superior proposal and (D) the Company pays the Termination Fee as provided in Section 8.3. Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act following the Company’s receipt of an Acquisition Proposal.

(c)    For purposes of this Agreement, a “superior proposal” means any bona fide Acquisition Proposal to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash, securities or a combination thereof, more than 50% of the Company Shares then outstanding or more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of related transactions and otherwise on terms which the Board of Directors of Company determines in its good faith judgment (after consultation with a financial advisor) to be more favorable to the Company’s stockholders than the Merger and (i) for which financing, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party and (ii) which, in the good faith judgment of the Board of Directors of the Company, is reasonably likely of being completed.

8.3    Fee and Expense Reimbursements.

(a)    The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $25,000,000 (“Termination Fee”) if this Agreement is terminated:

(i)    by Parent or the Company as permitted by Section 7.1(b)(i), and, prior to the Company Stockholder Meeting, a third party has made a bona fide written Acquisition Proposal that has not been withdrawn prior to the Company Stockholders Meeting and (B) within 18 months of such termination the Company or any of the Company Subsidiaries enters into any acquisition agreement or consummates any Acquisition Proposal (for purposes of the foregoing clause the term “Acquisition Proposal” has the meaning assigned to such term in Section 8.2(a) except that the references to “20%” in the definition are deemed to be references to “50%”);

(ii)    by the Company as permitted by Section 7.1(d); or

(iii)    by Parent pursuant to Section 7.1(g).

The Termination Fee shall be payable: (1) two business days after the first to occur of the execution of an acquisition agreement or the consummation of the Acquisition Proposal, in the case of clause (i) above; (2) on the date of termination of this Agreement in the case of clause (ii) above; and (3) two business days after termination of this Agreement in the case of clause (iii) above. The Company acknowledges that the agreements contained in this Section 8.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

(b)    Parent agrees to pay the Company a fee in immediately available funds (in recognition of the fees and expenses incurred to date by the Company in connection with the matters contemplated hereby) of $25,000,000 within two business days after the termination of this Agreement by the Company pursuant to Section 7.1(h). Parent acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement.

(c)    If this Agreement is terminated at such time that this Agreement is terminable pursuant to either (but not both) of Section 7.1(e) or Section 7.1(f), then the party whose representations or warranties are inaccurate or who has breached its covenants or other agreements contained in this Agreement shall promptly (but not later than two business days after receipt of notice of such termination from the other party) pay to the other party an amount equal to all documented out-of-pocket expenses and fees incurred by the other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Merger or the other transactions contemplated by this Agreement) (“Out-of-Pocket Expenses”), and the non-breaching party may pursue any remedies available to it at law or in equity and will, in addition to its Out-of-Pocket Expenses (which are to be paid as specified above), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

ARTICLE 9

GENERAL PROVISIONS

9.1    Nonsurvival of Representations and Warranties.    None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)    if to Parent or Sub, to

Yellow Corporation

10990 Roe Avenue

Overland Park, Kansas 66211

Telephone: (913) 696-6100

Facsimile: (913) 696-6116

Confirm: (913) 696-6135

Attention: Senior Vice President, General Counsel and Secretary

with a copy to

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

Telephone: (713) 651-5151

Facsimile: (713) 651-5246

Confirm: (713) 651-5496

Attention: Charles L. Strauss, Esq.

(b)    if to the Company, to

Roadway Corporation

1077 Gorge Boulevard

Akron, Ohio 44310

Telephone: (330) 384-2661

Facsimile: (330) 258-6082

Confirm: (330) 384-1557

Attention: Executive Vice President, General Counsel and Secretary

with a copy to:

Jones Day

North Point, 901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-7290

Facsimile: (216) 579-0212

Confirm: (216) 586-1339

Attention: Patrick J. Leddy, Esq.

9.3     Definitions.     For purposes of this Agreement:

(a)     an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b)     “knowledge” with respect to (i) the Company means the actual knowledge of the officers listed in Section 9.3(b) of the Company Disclosure Schedule and (ii) Parent and Sub means the actual knowledge of the officers listed in Section 9.3(b) of the Parent Disclosure Schedule;

(c)    “material adverse effect” or “material adverse change” means, when used in connection with any person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, financial condition or results of operations of that person and its subsidiaries, taken as a whole, except for such changes or effects in general economic, capital market, regulatory or political conditions, changes that affect generally the transportation industry and do not disproportionately affect such person, or changes or effects resulting from entering into this Agreement or the announcement thereof or the consummation of the transactions contemplated hereby;

(d)    “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity; and

(e)    a “subsidiary” of any person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such person owns over 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.

9.4    Interpretation.    When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words “hereof”, “herein” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.5    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 5.14 and 5.15, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

9.7    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.8    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9    Enforcement of the Agreement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto

(a) consents to submit itself to the personal jurisdiction of any federal district court sitting in the State of Delaware in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than such a federal or state court.

9.10    Performance by Sub.    Parent hereby agrees to cause Sub to comply with its obligations under this Agreement.

9.11    Severability.    In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

YELLOW CORPORATION

By	/s/ DANIEL J. CHURAY

Name: Daniel J. Churay Title: Senior Vice President, General Counsel and Secretary

YANKEE LLC

By	/s/ DANIEL J. CHURAY

Name: Daniel J. Churay Title: Vice President

ROADWAY CORPORATION

By	/s/ JOHN J. GASPAROVIC

Name: John J. Gasparovic Title: Executive Vice President, General Counsel and Secretary

Exhibit A

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Roadway Corporation, a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 8, 2003 (the “Merger Agreement”), by and among the Company, Yellow Corporation, a Delaware corporation (“Parent”), and Yankee LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Company will be merged with and into Sub, in consideration of cash and shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”), with Sub as the surviving company (the “Merger”).

I represent, warrant, and covenant to Parent and Sub that in the event I receive any Parent Common Stock as a result of the Merger:

A.    I shall not make any sale, transfer or other disposition of any Parent Common Stock acquired by me in the Merger in violation of the Securities Act.

B.    I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Parent and Sub.

C.    I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company, the distribution by me of any Parent Common Stock acquired by me in the Merger will not be registered under the Securities Act and that I may not sell, transfer, or otherwise dispose of any Parent Common Stock acquired by me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Parent such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act.

D.    I understand that Parent is under no obligation to register under the Securities Act the sale, transfer, or other disposition by me or on my behalf of any Parent Common Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

E.    I also understand that stop transfer instructions will be given to Parent’s transfer agent with respect to Parent Common Stock and that there will be placed on the certificates for any Parent Common Stock acquired by me in the Merger, or any substitutions therefore, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated as of             , 2003, between the registered holder hereof and the issuer of this certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of written request therefore.”

F.    I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145

A-A-1

promulgated under the Securities Act of 1933 applies. The shares may not be sold, pledged, or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by the delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act.

I understand that (a) Parent will supply me with any information necessary to enable me to make routine sales of any Parent Common Stock acquired by me in the Merger as may be permitted, by and in accordance with, the provisions of Rule 144 under the Securities Act or any similar rule of the Commission hereafter applicable, and (b) Parent will comply with all requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, (the “Exchange Act”) with respect to the filing by Parent of annual, periodic and other reports on a timely basis in a manner sufficient to allow sales of any such Parent Common Stock by me during the three year period following the Effective Time (as defined in the Merger Agreement) if such sales are otherwise permitted by law or regulation. Upon my written request, Parent shall furnish me with a written statement representing that it has complied with the reporting requirements enumerated in Rule 144(c)(1), or if Parent is not then subject to Section 13 or 15(d) of the Exchange Act, that it has made publicly available the information concerning Parent required by Rule 144(c)(2).

Very truly yours,

By:

Name:

Accepted this     day of                 , 2003

YELLOW CORPORATION

By

Name: Title:

YANKEE LLC

By

Name: Title:

ROADWAY CORPORATION

By

Name: Title:

A-A-2

ANNEX B

Opinion of Deutsche Bank Securities, Inc. dated as of July 8, 2003

July 8, 2003

Board of Directors Yellow Corporation

10990 Roe Avenue, PO Box 7563

Overland Park, KS 66207

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Yellow Corporation (“Yellow”) in connection with the proposed combination of Yellow and Roadway Corporation (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of July 8, 2003, among the Company, Yellow and Yankee LLC, a wholly owned subsidiary of Yellow (“Yellow Sub”) (the “Merger Agreement”), which provides, among other things, for the merger of the Company with and into Yellow Sub (the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Yellow. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the common stock, par value $0.01 per share, of the Company (“Company Common Stock”) not owned directly or indirectly by the Company or Yellow will be converted into the right to receive, at the election of the holder, either (a) a number of fully paid, non-assessable shares of common stock, par value $1.00 per share, of Yellow (“Yellow Common Stock”) equal to the Exchange Ratio (as defined below) (the “Stock Consideration”), or (b) $48.00 in cash from Yellow (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), subject to the election, proration and other conditions set forth in the Merger Agreement. Pursuant to the Merger Agreement, the “Exchange Ratio” equals 1.924, provided that if the average closing price of Yellow Common Stock over the 20 trading days ending five trading days prior to the consummation of the Transaction is less than $21.21, then the “Exchange Ratio” will equal the quotient of $40.81 and such average closing price, and if such average closing price is more than $28.69, then the “Exchange Ratio” will equal the quotient of $55.20 and such average closing price. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to Yellow of the Merger Consideration to be paid by Yellow in the Transaction.

In connection with Deutsche Bank’s role as financial advisor to Yellow, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Yellow and certain internal analyses and other information furnished to it by the Company and Yellow. Deutsche Bank has also held discussions with members of the senior managements of the Company and Yellow regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock and Yellow Common Stock, (ii) compared certain financial and stock market information for the Company and Yellow with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Yellow, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Yellow. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Yellow and the Company to be achieved as a result of the Transaction (collectively, the “Synergies”) made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Yellow, as the case may be, as to the matters covered thereby.

B-1

Yellow Corporation

July 8, 2003

In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Yellow, Yankee Sub and the Company contained in the Merger Agreement are true and correct, Yellow, Yankee Sub and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Yellow, Yankee Sub and the Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Yellow or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Yellow or the Company or materially reduce the contemplated benefits of the Transaction to Yellow.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of Yellow and is not a recommendation to the stockholders of Yellow to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to Yellow of the Merger Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Yellow to engage in the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Yellow in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking services to Yellow or its affiliates for which it has received compensation, including the spin-off of SCS Transportation and the completion of an equity offering for Yellow. A portion of the proceeds from the Transaction will be used to repay indebtedness of Yellow which has been extended in part by one or more members of the DB Group. One or more members of the DB Group have agreed to provide financing to Yellow in connection with the Transaction, for which they will receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Yellow and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration to be paid by Yellow in the Transaction is fair, from a financial point of view, to Yellow.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

B-2

ANNEX C

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

July 8, 2003

The Board of Directors

Roadway Corporation

1077 Gorge Boulevard

Akron, Ohio 44310

Members of the Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock of Roadway Corporation (“Roadway”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Merger Agreement, dated as of July 8, 2003, among Yellow Corporation (“Yellow”), Yankee LLC, a wholly owned subsidiary of Yellow (“Merger Sub”), and Roadway (the “Merger Agreement’). The Merger Agreement provides for, among other things, the merger of Roadway with and into Merger Sub (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Roadway (“Roadway Common Stock”) will be converted, at the option of the holder thereof and subject to certain limitations, adjustments and proration procedures (as to which we express no opinion), into the right to receive (x) $48.00 in cash, without interest (the “Cash Consideration”), or (y) 1.924 (the “Exchange Ratio”) shares of the common stock, par value $1.00 per share, of Yellow (“Yellow Common Stock”) (the number of shares of Yellow Common Stock into which each outstanding share of Roadway Common Stock will be so converted in the Merger being referred to as the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”); provided that, (i) if the average of the closing prices of Yellow Common Stock for each of the 20 consecutive trading days in the period ending five trading days prior to the closing date of the Merger (the “Average Closing Price”) is less than $21.21, then the Exchange Ratio will be the quotient of $40.81 and the Average Closing Price or (ii) if the Average Closing Price is greater than $28.69, then the Exchange Ratio will be the quotient of $55.20 and the Average Closing Price.

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Roadway and Yellow. We also have reviewed certain other information relating to Roadway and Yellow, including financial forecasts, provided to or discussed with us by the managements of Roadway and Yellow, and have met with the managements of Roadway and Yellow to discuss the businesses and prospects of Roadway and Yellow. We have considered certain financial and stock market data of Roadway and Yellow and have compared those data with similar data for other publicly held companies in businesses similar to Roadway and Yellow, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts relating to Roadway and Yellow, we have been advised, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Roadway and Yellow as to the future financial performance of Roadway and Yellow and the potential cost savings and other synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We also have assumed, with your consent, that the

C-1

The Board of Directors

Roadway Corporation

July 8, 2003

Merger will be treated as a tax-free reorganization for federal income tax purposes. We further have assumed, with your consent, that the Merger will be consummated as set forth in the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no limitations, restrictions or conditions will be imposed that would have an adverse effect on Roadway, Yellow or the contemplated benefits of the Merger. We have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Roadway or Yellow, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to the actual value of Yellow Common Stock when issued to the holders of Roadway Common Stock pursuant to the Merger or the prices at which Yellow Common Stock will trade at any time. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in acquiring all or any part of Roadway. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to Roadway, nor does it address the underlying business decision of Roadway to proceed with the Merger.

We have acted as financial advisor to the Board of Directors of Roadway in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. We and our affiliates in the past have provided, and currently are providing, services to Roadway unrelated to the proposed Merger, for which services we and our affiliates have received, and expect to receive, compensation. We and our affiliates in the past have provided, and may in the future provide, investment banking and financial services to Yellow unrelated to the proposed Merger, for which services we and our affiliates have received, and would expect to receive, compensation. In the ordinary course of our business, we and our affiliates may actively trade securities of Roadway and Yellow for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Roadway in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger or the form of Merger Consideration, if any, to be elected by such stockholder.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Roadway Common Stock.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

C-2

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

YELLOW CORPORATION

Certificate of Amendment

to

Certificate of Incorporation

Yellow Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That the Board of Directors of the Company, at a meeting held             , 2003, unanimously adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Company:

Article First of the Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

“First: The name of the Corporation is Yellow Roadway Corporation.”

SECOND: That at a Special Meeting of Stockholders held on             , 2003, the holders of a majority of all of the outstanding stock entitled to vote on such amendment have given their approval to such amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Daniel J. Churay, its Senior Vice President, General Counsel and Secretary, this              day of             , 2003.

YELLOW CORPORATION

By:

Daniel J. Churay

Senior Vice President, General Counsel and Secretary

E-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not defined in Part II have the meanings ascribed to them in the proxy statement/prospectus contained in this Registration Statement.

ITEM 20.    Indemnification of Directors and Officers

The Certificate of Incorporation and Bylaws of Yellow Corporation together provide that Yellow’s directors shall not be personally liable to Yellow or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to Yellow or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation and Bylaws of Yellow also provide that if the DGCL is amended to permit further elimination of limitation of the personal liability of the directors, then the liability of Yellow’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Yellow maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain maters including fraudulent, dishonest or criminal acts or self-dealing.

DGCL Section 102(b)(7) provides that Yellow may indemnify a present or former director if such director conducted him or herself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in Yellow’s best interests.

DGCL Section 145 provides that Yellow may indemnify its directors and officers, as well as other employees and individuals (each an “Indemnified Party”, and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of Yellow (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to Yellow’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that Yellow may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to Yellow. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

In the Agreement and Plan of Merger among Yellow Corporation, Yankee LLC, a wholly owned subsidiary of Yellow (“Sub”), and Roadway Corporation (“Roadway”), dated as of July 8, 2003, pursuant to which Roadway will be merged with and into Sub, with Sub as the surviving company (the “Roadway Merger”), Yellow has agreed to indemnify the former officers and directors of Roadway from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the Roadway Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under Roadway’s certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the Roadway Merger, Yellow will provide Roadway’s officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the Roadway Merger; provided that the maximum aggregate amount of premiums that Yellow will be required to pay to provide and maintain this coverage does not exceed $3,944,400 per year.

ITEM 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1

—Agreement and Plan of Merger, dated as of July 8, 2003, by and among Yellow Corporation, Yankee LLC and Roadway Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, as amended, filed on July 8, 2003, Reg. No. 000-122555). Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to this Agreement have not been filed with this exhibit. The schedules contain various items relating to the assets of the business being acquired and the representations and warranties made by the parties to the Agreement. The Registrant agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

4.1	—Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.2	—Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, Reg. No. 000-12255).

4.3	—Form of Medium-Term Note (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.4

—Paying Agency Agreement dated April 26, 1993 between Yellow Corporation and Citibank, N.A. (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.5*

—Indenture (including form of note) dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Corporation’s 5.0% Contingent Convertible Senior Notes due 2023.

4.6*	—Registration Rights Agreement dated August 8, 2023 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers.

5.1*	—Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities to be offered hereby.

8.1*	—Opinion of Fulbright & Jaworski L.L.P. regarding tax matters.

8.2*	—Opinion of Jones Day regarding tax matters.

23.1	—Consent of KPMG LLP, independent accountants for the Registrant.

23.2	—Consent of Ernst & Young LLP, independent accountants for Roadway Corporation.

23.3	—Consent of PricewaterhouseCoopers LLP, independent accountants for Arnold Industries, Inc. (predecessor to Roadway Next Day Corporation).

23.4*	—Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 and Exhibit 8.1).

23.5*	—Consent of Jones Day (included in Exhibit 8.2).

24.1*	—Powers of Attorney (included on the signature page).

99.1	—Form of Proxy of the Registrant (to be filed by amendment).

99.2	—Form of Proxy of Roadway Corporation (to be filed by amendment).

99.3	—Consent of Frank P. Doyle (to be filed by amendment).

99.4	—Consent of John F. Fiedler (to be filed by amendment).

99.5	—Consent of Phillip J. Meek (to be filed by amendment).

99.6*	—Consent of Deutsche Bank Securities Inc.

99.7*	—Consent of Credit Suisse First Boston LLC.

* Filed as an exhibit with the initial filing of this Registration Statement on Form S-4 (Reg. No. 333-108081) on August 19, 2003.

ITEM 22.    Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 8th day of October, 2003.

YELLOW CORPORATION

By:	/s/ DONALD G. BARGER, JR.

Donald G. Barger, Jr. Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on the 8th day of October, 2003.

Signature	Title

/s/ WILLIAM D. ZOLLARS William D. Zollars	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)

/s/ DONALD G. BARGER, JR. Donald G. Barger, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ PHILLIP J. GAINES Phillip J. Gaines	Vice President—Corporate Controller and Chief Accounting Officer (principal accounting officer)

Cassandra C. Carr	Director

* Howard M. Dean	Director

* Dennis E. Foster	Director

* John C. McKelvey	Director

* William T. Trubeck	Director

* Carl W. Vogt	Director

*By	/s/ PHILLIP J. GAINES

Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1

—Agreement and Plan of Merger, dated as of July 8, 2003, by and among Yellow Corporation, Yankee LLC and Roadway Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K, as amended, filed on July 8, 2003, Reg. No. 000-122555). Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to this Agreement have not been filed with this exhibit. The schedules contain various items relating to the assets of the business being acquired and the representations and warranties made by the parties to the Agreement. The Registrant agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

4.1	—Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.2	—Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, Reg. No. 000-12255).

4.3	—Form of Medium-Term Note (incorporated by reference to Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.4

—Paying Agency Agreement dated April 26, 1993 between Yellow Corporation and Citibank, N.A. (incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, Reg. No. 000-12255).

4.5*

—Indenture (including form of note) dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Corporation’s 5.0% Contingent Convertible Senior Notes due 2023.

4.6*	—Registration Rights Agreement dated August 8, 2023 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers.

5.1*	—Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities to be offered hereby.

8.1*	—Opinion of Fulbright & Jaworski L.L.P. regarding tax matters.

8.2*	—Opinion of Jones Day regarding tax matters.

23.1	—Consent of KPMG LLP, independent accountants for the Registrant.

23.2	—Consent of Ernst & Young LLP, independent accountants for Roadway Corporation.

23.3	—Consent of PricewaterhouseCoopers LLP, independent accountants for Arnold Industries, Inc. (predecessor to Roadway Next Day Corporation).

23.4*	—Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1 and Exhibit 8.1).

23.5*	—Consent of Jones Day (included in Exhibit 8.2).

24.1*	—Powers of Attorney (included on the signature page).

99.1	—Form of Proxy of the Registrant (to be filed by amendment).

99.2	—Form of Proxy of Roadway Corporation (to be filed by amendment).

99.3	—Consent of Frank P. Doyle (to be filed by amendment).

99.4	—Consent of John F. Fiedler (to be filed by amendment).

99.5	—Consent of Phillip J. Meek (to be filed by amendment).

99.6*	—Consent of Deutsche Bank Securities Inc.

99.7*	—Consent of Credit Suisse First Boston LLC.

* Filed as an exhibit with the initial filing of this Registration Statement on Form S-4 (Reg. No. 333-108081) on August 19, 2003.